As Filed with the Securities and Exchange Commission on February 9, 2000
                                                    Registration No. 333-95191


===============================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                            WATERS INSTRUMENTS, INC.
             (Exact name of registrant as specified in its charter)

           Minnesota                                 3612                                41-0832194
(State or other jurisdiction of          (Primary Standard Industrial          (I.R.S. Employer Identification
incorporation or organization)            Classification Code Number)                      Number)

                              2411 7th Street N.W.
                               Rochester, MN 55901
                                 (507) 288-7777
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Jerry W. Grabowski
                      President and Chief Executive Officer
                           2950 Xenium Lane North #108
                               Plymouth, MN 55441
                                 (612) 509-7440
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
       Robert K. Ranum, Esq.                   Katherine T. Schuda, Esq.
        James A. Korn, Esq.                       Roya Hosseini, Esq.
     Fredrikson & Byron, P.A.                      Fenwick & West LLP
900 Second Avenue South, Suite 1100               Two Palo Alto Square
 Minneapolis, Minnesota 55402-3397                Palo Alto, CA 94306
          (612) 347-7000                             (650) 494-0600

            Approximate date of commencement of proposed sale of the
           securities to the public: Upon completion of the merger, as described in this registration statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================

                                                                Proposed maximum   Proposed maximum     Amount of
 Title of each class of securities to be       Amount to be      offering price        aggregate       registration
                registered                    registered (1)        per share       offering price         fee
                                                                                          (2)
------------------------------------------- ------------------- ------------------ ------------------ --------------
Common stock, par value $.10 per share         401,041 shares     Not Applicable       $1,203,123           $282(3)
====================================================================================================================


(1) Represents the approximate maximum number of shares issuable upon completion of the merger as described in the registration statement.


(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) and 457(f)(3) under the Securities Act of 1933 (the "Securities Act") based on the product of the estimated maximum number of shares of Garrett Communications, Inc. to be acquired in the merger (3,276,041) multiplied by the per share book value of Garrett's common stock on September 30, 1999, less the amount of cash to be paid by the Registrant in the merger ($2,250,000).

(3) The entire fee was paid at the time of the original filing of the Registration Statement on January 21, 2000.



     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

         WATERS                                   GARRETT COMMUNICATIONS, INC.
     INSTRUMENTS, INC.

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT


The Boards of Directors of Waters Instruments, Inc. and Garrett Communications, Inc. have unanimously approved a merger between Garrett and a subsidiary of Waters. As a result of the proposed merger, Garrett's business will be acquired by a wholly-owned subsidiary of Waters and Garrett's shareholders will receive cash and shares of Waters common stock. The Boards of Directors of both companies have determined that the merger is fair and in the best interests of their shareholders.

We cannot complete the merger unless the shareholders of both Waters and Garrett approve certain proposals relating to the merger. Waters shareholders will vote on these matters at their annual meeting and Garrett shareholders will vote on these matters at a special meeting of the shareholders being held for this purpose. The Waters Board unanimously recommends that Waters shareholders vote to approve the matters presented at the Waters annual meeting. The Garrett Board unanimously recommends that the Garrett shareholders vote to approve the matters presented at Garrett's special meeting of the shareholders.

If the merger is completed, Garrett shareholders will receive 375,000 shares of Waters common stock and $2,250,000 in cash (subject to adjustments under certain circumstances), assuming that not more than 5% of the Garrett shareholders dissent from the merger. As a result, we anticipate that after the merger, Waters will have 1,846,279 shares of common stock outstanding, approximately 20% of which will be held by former shareholders of Garrett.

You will receive a proxy card with this proxy statement/prospectus. Please mark, sign, and return the enclosed proxy card promptly, so that your shares of common stock are voted at the Waters annual meeting if you are a Waters shareholder, or at the Garrett special meeting if you are a Garrett shareholder. Do this even if you plan to attend your meeting. If you do not return your proxy card, the effect will be a vote against the matters presented at your meeting unless you attend the meeting and vote for such matters. If you do attend the meeting, you can of course vote your shares in person.

The date, time, and place of the Waters annual meeting are:


March 15, 2000
1:30, p.m., Minneapolis Time
1100 International Centre
900 Second Avenue South
Minneapolis, MN 55402


Waters common stock is listed for trading on the Nasdaq National Market under the symbol "WTRS".


The date, time, and place of the Garrett special meeting are:
March 15, 2000, 10:00 A.M., Pacific Time, Garrett's corporate offices, 213 Hammond Avenue, Fremont, California 94539.

This proxy statement/prospectus gives you detailed information about the merger and the other matters to be voted on at the Waters annual meeting and the Garrett special meeting. The Waters Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 is attached as Annex E and the Waters Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999, as amended, is attached as Annex D to this proxy statement/prospectus. You can also obtain information about Waters from other documents filed with the Securities and Exchange Commission. Please read carefully this entire document and the attached Forms 10-KSB and 10-QSB of Waters.

Consider carefully the risk factors beginning on page 9.


We enthusiastically support the merger and urge you to vote "FOR" the merger and the related matters presented to you.


_______________________________
Gerald W. Grabowski
President and Chief Executive Officer,
Waters Instruments, Inc.

_______________________________
Frank Madren
President and Chief Executive Officer,
Garrett Communications, Inc.


--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Waters securities to be issued in the merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------



               Proxy Statement/Prospectus dated February 9, 2000, and first mailed to shareholders on or about February 11, 2000

                            WATERS INSTRUMENTS, INC.
                              2411 7th Street N.W.
                               Rochester, MN 55901


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                            To be held March 15, 2000



To the shareholders of Waters Instruments, Inc.:


     The Annual Meeting of the shareholders of Waters Instruments, Inc. will be held at 1100 International Centre, 900 Second Avenue South, Minneapolis, MN, 55402, on Wednesday, March 15, 2000, at 1:30 p.m., local time, for the following purposes:


         1. To approve the issuance of up to 375,000 shares of common stock of Waters to shareholders of Garrett in connection with the merger of a wholly-owned subsidiary of Waters into Garrett.

         2. To approve Waters' amended and restated Bylaws, which amend Waters' existing Bylaws to divide the Waters board of directors into two classes, with each class serving a staggered three-year term (except, initially, Class I directors), to provide that directors may be removed only for cause, to specify a mechanism for nominating directors and to provide that certain provisions of Waters' amended and restated Bylaws may only be amended by the vote of two-thirds of the outstanding shares of capital stock of Waters entitled to vote.

         3. To approve an amendment to Waters 1995 Stock Option Plan to increase the number of shares of Waters common stock available for issuance under that plan. The amendment will be effective only upon completion of the merger.

         4. To elect six members of the board of directors of Waters to serve as directors for the respective terms set forth in this Proxy Statement/Prospectus.

         5. To transact such other business as may be properly brought before the meeting or any adjournment or postponement of the annual meeting.


         Approval of item 1 is a condition to the merger. Only shareholders of record at the close of business on February 1, 2000 are entitled to notice of and to vote on all matters at the annual meeting.


         Whether or not you intend to be present at the annual meeting, please sign and date the enclosed proxy and return it in the enclosed prepaid envelope. If you attend the annual meeting, you may vote either in person or by your proxy. A proxy may be revoked by a shareholder at any time prior to its use as specified in the enclosed proxy statement. Sending in a signed proxy will not affect your right to attend the annual meeting and vote in person.

                                BY ORDER OF THE BOARD OF DIRECTORS




                                John A. Grimstad
                                Secretary


February 11, 2000

                          GARRETT COMMUNICATIONS, INC.
                               213 Hammond Avenue
                            Fremont, California 94539



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       To be held on March 15, 2000.


To the shareholders of Garrett Communications, Inc.:


         NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Garrett Communications, Inc., a California corporation, will be held at Garrett's corporate offices, located at 213 Hammond Avenue, Fremont, California 94539, on Wednesday, March 15, 2000, at 10:00 A.M., Pacific Time, for the following purposes:


         1. To approve and adopt the Amended and Restated Agreement and Plan of Reorganization effective as of November 3, 1999, by and among Waters Instruments, Inc., a Minnesota corporation, WG Merger Corp., a California corporation, Garrett, Frank Madren, Christopher Robert, and Ross Smith, and to approve the merger of Garrett with and into WG Merger Corp., a wholly owned subsidiary of Waters pursuant to the merger agreement, by which WG Merger Corp. would be the surviving corporation of the merger; and

         2. To approve the fairness of the division of the merger consideration among the Garrett shareholders as follows: upon the effectiveness of the merger, each share of Garrett common stock issued and outstanding immediately before the effective time of the merger will be converted into either $2.00 cash, or 1/3 of a share of Waters common stock. Garrett shareholders will receive a total of 375,000 shares of Waters common stock and $2,250,000 in cash (subject to adjustments under certain circumstances). The shares received in the merger will be divided among the beneficial owners of Garrett common stock, as follows:

                  o Frank Madren will receive 250,000 Waters shares in exchange for 750,000 Garrett shares;

                  o Christopher Robert will receive 100,000 Waters shares in exchange for 300,000 Garrett shares;

                  o Ross Smith will receive 25,000 Waters shares in exchange for 75,000 Garrett shares; and

         3. To approve the exchange of 1 share of Waters common stock for every 3 shares of Garrett common stock received upon any exercise of Garrett options between November 3, 1999 and the effective date of the merger.

         The cash received in the merger will be divided among all Garrett shareholders (including Madren, Robert and Smith with respect to any Garrett shares remaining after the exchange described above) in proportion to the percentage of Garrett common stock owned by each Garrett shareholder, at a price of $2.00 for each Garrett share.


         The board of directors has fixed the close of business on February 1, 2000 as the record date for the determination of the holders of Garrett common stock entitled to notice of, and to vote at, the special meeting. The required vote of the Garrett shareholders to approve and adopt the merger agreement is based upon the number of outstanding shares of Garrett common stock and not the number of shares that are actually voted.


         The failure to submit a proxy card or to vote in person at the special meeting and the abstention from voting by a shareholder will each have the same effect as a vote "AGAINST" approval of the Garrett merger proposal. The merger agreement and related matters are more fully described in the accompanying proxy statement/prospectus and its appendices, which form a part of this notice.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   Frank Madren
                                   Chief Executive Officer


February 11, 2000

                              AVAILABLE INFORMATION

         Waters is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly files reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information filed by Waters with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The common stock of Waters is traded on the Nasdaq National Market under the symbol "WTRS."

         Waters has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act, relating to the shares of the common stock of Waters into which the outstanding capital stock of Garrett will be converted upon the completion of the merger. This proxy statement/prospectus, which constitutes part of this registration statement, does not contain all the information set forth or incorporated by reference in this registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. This registration statement is available for inspection and copying at the offices of the Securities and Exchange Commission set forth above. Statements contained in this proxy statement/prospectus, or in any document incorporated by reference are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to this registration statement or such other document, each such statement being qualified in all respects by such reference.

         All information contained in this proxy statement/prospectus relating to Waters has been supplied by Waters, and all information relating to Garrett has been supplied by Garrett.

         No person has been authorized to give any information or to make any representation with respect to the matters described in this proxy statement/prospectus other than those contained in this proxy statement/prospectus or in documents incorporated by reference, and, if given or made, such information or representation must not be relied upon as having been authorized by Waters or Garrett. This proxy statement/prospectus does not constitute an offer to sell or an offer to buy any securities, or a solicitation of an offer to sell or a solicitation of an offer to buy any securities, other than those to which it relates, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this proxy statement/prospectus nor the sale of any securities hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Waters or Garrett since the date hereof or that the information herein is correct as of any time subsequent to its date.


         This proxy statement/prospectus describes certain documents that are not part of this proxy statement/prospectus. Copies of these documents are available, without charge, upon oral or written request by any person, including any beneficial owner, to whom this proxy statement/prospectus has been delivered, in the case of documents relating to Waters, from Waters Instruments, Inc., 2411 7th Street N.W., Rochester, Minnesota 55801, Attention: Gregg Anshus, Chief Financial Officer, telephone number (507) 288-7777 or, in the case of documents relating to Garrett, from Garrett Communications, Inc., 213 Hammond Avenue, Fremont, California 94539, Attention Frank Madren, President, telephone number (510) 438-9071. In order to ensure timely delivery of the requested documents prior to the meetings, any such request should be made by February 28, 2000.

                                TABLE OF CONTENTS

                                                                            Page

QUESTIONS AND ANSWERS ABOUT THE MERGER........................................1

SUMMARY FINANCIAL INFORMATION.................................................8

FORWARD-LOOKING INFORMATION...................................................9

RISK FACTORS..................................................................9

WATERS ANNUAL MEETING........................................................15

GARRETT SPECIAL MEETING......................................................18

THE MERGER...................................................................19

      Background of the Merger...............................................19
      Waters'Reasons for the Merger..........................................22
      Garrett's Reasons for the Merger.......................................23
      Opinion of Waters Financial Advisor....................................24

THE AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION
AND TERMS OF THE MERGER......................................................26

      Conversion of Garrett Common Stock in the Merger.......................27
      Treatment of Stock Options.............................................27
      Representations and Warranties.........................................27
      Certain Covenants......................................................29
      Interests of Garrett's Officers and Directors in the Merger............31
      Conditions to Completion of the Merger; Waiver.........................31
      Amendment and Termination of the Merger Agreement;
         Effects of Termination..............................................33
      Indemnification and Escrow.............................................33
      Agreement Respecting Certain Costs.....................................33
      Restrictions on Resale of Waters Common Stock..........................34
      Material Federal Income Tax Consequences...............................34
      Accounting Treatment...................................................36
      Appraisal Rights of Dissenting Garrett Shareholders....................36

COMPARISON OF RIGHTS OF SHAREHOLDERS OF WATERS AND GARRETT...................38

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS............................43

INFORMATION CONCERNING GARRETT...............................................48

      Business...............................................................48
      The Market.............................................................48
      Garrett Products.......................................................48
      Sales and Marketing....................................................49
      Backlog................................................................49
      Research and Development...............................................49
      Manufacturing..........................................................50
      Competition............................................................50
      Proprietary Rights.....................................................51
      Employees..............................................................51
      Facilities.............................................................51
      Selected Financial Information.........................................51

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF GARRETT.............................................52

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK...................54

PRINCIPAL AND MANAGEMENT HOLDERS OF GARRETT COMMON STOCK.....................54

APPROVAL OF AMENDED AND RESTATED BYLAWS......................................56

APPROVAL OF INCREASE IN SHARES RESERVED FOR ISSUANCE UNDER THE
1995 STOCK OPTION PLAN.......................................................57

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT............................59

ELECTION OF DIRECTORS........................................................59

WATERS EXECUTIVE COMPENSATION................................................61

PRINCIPAL SHAREHOLDERS OF WATERS.............................................62

INDEPENDENT ACCOUNTANTS......................................................63

LEGAL MATTERS................................................................63

EXPERTS......................................................................63

SHAREHOLDER PROPOSALS........................................................63

OTHER MATTERS................................................................63

WHERE YOU CAN FIND MORE INFORMATION..........................................64

INDEX TO FINANCIAL STATEMENTS...............................................F-1


Annex A           Merger Agreement

Annex B           Opinion of John G. Kinnard & Company Incorporated

Annex C           Proposed Amended and Restated Bylaws

Annex D           Quarterly Report on Form 10-QSB


Annex E           Waters Annual Report on Form 10-KSB, as amended


Annex F           California Dissenters' Rights Statute

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


         Q:       Please explain the merger.

         A:       Garrett will merge with a subsidiary of Waters. The subsidiary will be the surviving corporation in the merger and will operate Garrett's business as a direct, wholly-owned subsidiary of Waters.

         Q:       What will happen to the stock of Garrett in the merger?

         A:       Upon the effectiveness of the merger, each share of Garrett common stock issued and outstanding immediately before the effective time of the merger will be converted into either $2.00 cash, or 1/3 of a share of Waters common stock. Garrett shareholders will receive a total of 375,000 shares of Waters common stock and $2,250,000 in cash (subject to adjustments under certain circumstances). The shares received in the merger will be divided among the owners of approximately 81% of the issued and outstanding Garrett common stock, as follows:

         o Frank Madren will receive 250,000 Waters shares in exchange for 750,000 Garrett shares;

         o Christopher Robert will receive 100,000 Waters shares in exchange for 300,000 Garrett shares; and

         o Ross Smith will receive 25,000 Waters shares in exchange for 75,000 Garrett shares.


The cash received in the merger will be divided among all Garrett shareholders (including Madren, Robert and Smith with respect to any Garrett shares remaining after the exchange described above) in proportion to the percentage of Garrett common stock owned by each Garrett shareholder, at a price of $2.00 for each Garrett share. In connection with the merger, Waters, Garrett and Frank Madren have agreed to adjust the amount of cash and number of shares payable in the merger to the extent certain costs are greater or less than $1,000,000. If the costs are less than $1,000,000, Waters must pay the difference to the shareholders of Garrett 50% in cash and 50% in Waters Stock valued at market price on the date the costs are determined. If the costs are greater than $1,000,000, Frank Madren must reimburse Waters in an amount equal to the difference.


         Q:       What will happen to the stock of Waters in the merger?

         A:       Shares of Waters stock will remain outstanding. The total
number of outstanding shares of Waters common stock will increase by 375,000 shares as a result of the issuance of 375,000 shares in the merger.

         Q:       When will the merger be completed?


         A:       Waters and Garrett expect that the merger will become
effective promptly after shareholders of Garrett approve and adopt the merger agreement and approve the principal terms of the merger and shareholders of Waters approve the issuance of the shares of Waters common stock to be delivered in connection with the merger, provided that the other conditions to the merger have been satisfied. The Waters shareholder meeting is scheduled for March 15, 2000 and the Garrett's special meeting of the shareholders is scheduled for March 15, 2000.


         Q:       What should I do after I read these documents?

         A:       You should mail your signed proxy card in the enclosed,
postage-paid envelope, as soon as possible, so that your shares will be represented at the Waters annual meeting of the shareholders if you are a Waters shareholder, or at the Garrett special meeting if you are a Garrett shareholder. After the merger is completed, Garrett shareholders will be sent written instructions for sending in their share certificates and receiving the cash and shares of Waters common stock to which they are entitled. DO NOT SEND IN YOUR GARRETT STOCK CERTIFICATES NOW.

         Q:       Can I change my vote after I have mailed a signed proxy card?

         A:       Yes. You can change your vote at any time before your proxy is voted at your shareholders' meeting. You may revoke your proxy by written notice to the Secretary of Waters if you are a Waters shareholder, or to the Secretary of Garrett, if you are a Garrett shareholder, or you can submit a new, later-dated proxy card.

         Q:       If my shares are held in "street name" by my broker, will my broker vote my shares for me?

         A:       Your broker will vote your shares only if you provide
instructions on how to vote. Without instructions your shares will not be voted. Shares that are not voted generally will be counted as votes against the merger and the matters associated with it.

         Q:       Whom should I call with questions?


         A:       Garrett shareholders who have questions about the merger or how to vote their shares should call Frank Madren at 510-438-9071.

                  Waters shareholders who have questions about the merger or how to vote their shares should call Gregg Anshus at 507-288-7777.

                                     SUMMARY


         This summary highlights selected information from this document and may not contain all of the information that is important to you. For a more complete understanding of the merger, you should carefully read this entire document, the accompanying Waters Annual Report on Form 10-KSB, as amended, and Waters Quarterly Report on Form 10-QSB as well as the additional documents we refer to in this proxy statement/prospectus. See "Where You Can Find More Information" on page 64. We have included page references in parentheses to direct you to a more complete description of some of the topics presented in this summary.


The Companies

Waters Instruments, Inc. and WG Merger Corp.
2411 7th Street N.W.
Rochester, MN 55901
(507) 288-7777


         A Minnesota corporation since 1960, Waters Instruments, Inc. (d/b/a Waters Corporation) is a customer-driven, electronics manufacturer and marketer of network connectivity, contract manufacturing, agricultural electric fencing, and medical products. Sales are conducted through four principal business units:
Farm Products {d/b/a American FarmWorks (AFW)}; Medical Products {d/b/a Waters Medical Systems (WMS)}; Electrical Products {d/b/a Waters Technical Systems
(WTS), formerly known as Midwest WireTech}; and Network Connectivity Products {d/b/a Waters Network Systems (WNS)}. Additional information regarding Waters is set forth in the Annual Report on Form 10-KSB, as amended, attached to this proxy statement/prospectus as Annex E and the Quarterly Report on Form 10-QSB attached to this Proxy Statement/Prospectus as Annex D.


         WG Merger Corp. is a California corporation and a wholly-owned subsidiary of Waters. It was formed specifically for the purpose of merging with Garrett Communications, Inc. as contemplated by the merger agreement and has not conducted any other business of any kind. It will survive the merger and continue operating Garrett's business as a subsidiary of Waters.

Garrett Communications, Inc.
213 Hammond Avenue
Fremont, CA 94539


         Garrett designs, manufactures and markets Ethernet local area networking, or LAN, products that are cost-effective, easy-to-use and standards-compliant. Garrett's Magnum line of Ethernet LAN products features fiber-built-in networking ports to support premises fiber installations that may need bandwidth growth over time. The Magnum line consists of more than 100 different product models, and covers a variety of 10Mb and 100Mb Ethernet LAN physical connectivity functions, media types, sizes and styles. Garrett focuses exclusively on Ethernet products that are rich in features, which it sells to large quality-sensitive original equipment manufacturers, or OEMs, and value added resellers primarily for small and medium sized organizations. Garrett sells its products internationally through distributors.


         Garrett is a California corporation founded in May, 1989. Its offices are located at 213 Hammond Avenue, Fremont, CA 94539, telephone (510) 438-9071.


The Waters Annual Meeting of Shareholders (Page 15)

         The annual meeting of the Waters shareholders will be held on Wednesday, March 15, 2000, at 1:30 p.m., Minneapolis time at 1100 International Centre, 900 Second Avenue South, Minneapolis, Minnesota. The record date for Waters shareholders entitled to receive notice of and to vote at the Waters annual meeting was the close of business on February 1, 2000. On that date there were 1,494,279 shares of Waters common stock outstanding and entitled to vote at the meeting.


         The Waters board of directors believes that the merger is fair to and in the best interests of the Waters shareholders and unanimously recommends that the Waters shareholders vote in favor of the proposal to issue up to 375,000 shares of Waters common stock in connection with the merger. The Waters board of directors also unanimously recommends that Waters shareholders vote in favor of
(a) approving the proposed amended and restated bylaws; (b) approving an amendment to the Waters 1995 Stock Option Plan to increase the number of shares of Waters common stock available for issuance under the plan; and (c) electing six members of the Waters board of directors.

         Approval of each of the items to be considered by shareholders at the Waters annual meeting requires the affirmative vote of the holders of at least a majority of the shares of Waters common stock represented in person or by proxy at the annual meeting with authority to vote on such item, but not less than 747,140 shares. Directors and executive officers of Waters owned 324,503 shares of Waters common stock as of the record date (approximately 20.6% of the shares entitled to vote) and have indicated their intention to vote in favor of the proposals to be presented at the annual meeting.

Garrett's Special Meeting of the Shareholders (Page 18)

         The special meeting of the Garrett shareholders will be held on Wednesday, March 15, 2000 at 10:00 a.m., Pacific Time at Garrett's corporate offices, 213 Hammond Avenue, Fremont, California 94539. The record date for Garrett shareholders entitled to receive notice of and to vote at the Garrett annual meeting was the close of business on February 1, 2000. On that date there were 2,324,375 shares of Garrett common stock outstanding and entitled to vote at the meeting.


         The Garrett board of directors believes that the merger is fair to and in the best interests of the Garrett shareholders and unanimously recommends that the Garrett shareholders vote in favor of the proposal to approve and adopt the merger agreement and the merger. The Garrett board of directors also unanimously recommends that Garrett shareholders vote to approve the fairness of the division of the merger consideration among the Garrett shareholders as described in this proxy statement/prospectus and the exchange of 1 share of Waters common stock for every 3 shares of Garrett common stock received upon any exercise of Garrett options between November 3, 1999 and the effective date of the merger.


         Approval and adoption of the merger agreement and the merger requires the approval of the holders of a majority of the outstanding shares of Garrett common stock entitled to vote on the merger. The approval of the fairness of the division of the shares and cash to be received in the merger and the exchange of 1 share of Waters common stock for every 3 shares of Garrett common stock received upon any exercise of Garrett options between November 3, 1999 and the effective date of the merger will require the unanimous approval of all of the outstanding shares of Garrett common stock. Directors and executive officers of Garrett owned 1,440,750 shares of Garrett common stock as of the record date, which is (approximately 62% of the shares entitled to vote) and have indicated their intention to vote in favor of the proposals to be presented at the special meeting.

The Merger (Page 19)


         The merger agreement is attached at the back of this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

         In the proposed merger, a subsidiary of Waters will merge with Garrett, and will continue Garrett's business as a wholly-owned subsidiary of Waters. Shareholders of Garrett will receive cash and shares of Waters common stock in exchange for their shares of Garrett common stock. Frank Madren, President and Chief Executive Officer of Garrett, will become a director of Waters. Following the merger, former shareholders of Garrett will own a total of 375,000 shares of Waters common stock, or approximately 20% of the Waters common stock outstanding immediately following the merger.

Effective Time of the Merger

         Waters and Garrett hope to complete the merger shortly after the meetings, provided that the conditions to the merger are satisfied and other required matters are completed by that time.


What Garrett Shareholders Will Receive in the Merger (Page 26)


         Upon the effectiveness of the merger, each share of Garrett common stock issued and outstanding immediately before the effective time of the merger will each be converted into either $2.00 cash, or 1/3 of a share of Waters common stock. Garrett shareholders will receive a total of 375,000 shares of Waters common stock and $2,250,000 in cash (subject to adjustments under certain circumstances). The shares received in the merger will be divided among the owners of approximately 81% of the issued and outstanding Garrett common stock, as follows:

         o Frank Madren will receive 250,000 Waters shares in exchange for 750,000 Garrett shares;

         o Christopher Robert will receive 100,000 Waters shares in exchange for 300,000 Garrett shares; and

         o Ross Smith will receive 25,000 Waters shares in exchange for 75,000 Garrett shares.

         The cash received in the merger will be divided among all other Garrett shareholders in proportion to the percentage of Garrett common stock owned by each Garrett shareholder, at a price of $2.00 per Garrett share.

         Waters will not issue any fractional shares. Instead, Garrett shareholders will receive cash for any fractional share of Waters common stock owed to them, based on an assumed value of $6.00 for each share of Waters common stock.

         Garrett shareholders should not send in their stock certificates until they receive written instructions to do so after the merger.


What Happens to Garrett Stock Options (Page 27)

         Following the merger, each outstanding option to buy Garrett common stock that was granted under one of Garrett's stock option plans will become an option to buy Waters common stock. The Garrett options will continue to be governed by Garrett stock option plans. However, in converting the options from Garrett common stock to Waters common stock, the number of shares that option holders can purchase by exercising the options will be divided by 3, and the exercise price per share will be multiplied by 3. Garrett common stock received upon any exercise of Garrett options between November 3, 1999 and the effective date of the merger will be exchanged for Waters common stock pursuant to the same 3 to 1 conversion ratio.

Certain Federal Income Tax Consequences (Page 34)


         The merger is intended to qualify as a tax-free reorganization. It is a condition to the merger that both Fenwick & West LLP, counsel to Garrett, and Fredrikson & Byron, counsel to Waters, render an opinion to the effect that the merger will be treated as a tax-free reorganization and that no gain or loss will be recognized by a shareholder of Garrett as a result of the merger except with respect to cash received by such shareholder. In addition to receiving $2.00 per share according to the terms of the merger, Garrett shareholders might receive cash in lieu of fractional shares. Any gain realized by a holder of Garrett stock pursuant to the merger will be recognized, but only to the extent of the cash received. Certain closing conditions must be fulfilled before either Fenwick & West LLP or Fredrikson & Byron will issue tax opinions. Specifically, the merger agreement sets forth closing conditions to both Waters and Garrett's obligations requiring a $6.00 minimum price per share for Waters common stock. If this closing condition is either waived or amended by Waters or Garrett, neither Fenwick & West LLP nor Fredrikson & Byron will issue a tax opinion if the Waters common stock closing price per share is at or below $5.24. See "The Amended and Restated Agreement and Plan of Reorganization and Terms of Merger--Material Federal Tax Consequences."

         Subject to the limitations, qualifications and assumptions referred to in the tax opinions, a Garrett shareholder will be required to recognize the gain, if any, that he or she realizes in the transaction, but not in excess of the cash received by the shareholder. Any recognized gain generally will be treated as a capital gain (provided that the Garrett stock is held as a "capital asset" at the effective date of the merger).

         Tax matters are complicated, and the tax consequences of the merger to Garrett shareholders will depend upon the facts of each shareholder's situation. Each Garrett shareholder is urged to contact his or her own tax advisor to understand fully how the merger will affect him or her, including how any state, local, or foreign tax laws may apply.


Waters' Reasons for the Merger (Page 22)


         The Waters board of directors believes that the merger will enhance Waters' opportunities for growth by combining Garrett's fiber and copper Ethernet switches, hubs, and media conversion products with Waters' existing LAN technology. Waters believes this expanded product line will improve its competitive position in the market for Ethernet LAN products, especially within the communications market on which Garrett focuses. Waters expects this communications market to be one of the more rapidly growing segments of the LAN market for the next several years. Waters also expects to achieve synergies by combining the Waters and Garrett sales organizations, which sell similar product technologies into different geographical regions.

Garrett's Reasons for the Merger (Page 23)


         The Garrett board of directors believes the merger will provide some of its shareholders liquidity through the receipt of cash at a favorable price and provide other shareholders an opportunity to participate in Waters' future growth through the receipt of Waters' publicly traded shares. The Garrett board of directors believes that Waters' opportunities for growth following the merger will be better than those available to Garrett as an independent entity, based in part on Waters' relatively greater financial strength and the increased size of its business.


Opinion of Waters' Financial Advisor (Page 24)

         On October 28, 1999, John G. Kinnard & Co., financial advisor to the Waters board, delivered its oral opinion, which subsequently was confirmed in writing on November 3, 1999, that, as of the date of such opinion, the consideration to be paid by Waters' shareholders in the merger is fair to such shareholders from a financial point of view. The full text of the written opinion of John G. Kinnard & Co., dated November 3, 1999, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B. Shareholders should read such opinion carefully and in its entirety. See "THE MERGER--Opinion of Waters' Financial Advisor."

Interests of Garrett's Officers and Directors in the Merger (Page 31)


         In considering the recommendation of the Garrett board of directors with respect to the merger agreement, the merger and the transactions related to the merger, the Garrett shareholders should be aware that Frank Madren, director, officer and significant shareholder of Garrett, Chuoc Linh and Mark Vaughan, employees of Garrett, and all of the directors of Garrett have interests in the merger that are different from the interests of the other Garrett shareholders.


         For a more detailed description of these interests, see "The Merger - Interests of Garrett's Officers and Directors in the Merger" beginning on page 31.

Representation, Warranties and Conditions to the Merger (Page 27)


         The merger agreement contains various customary representations and warranties made by each of the parties to the agreement. The merger agreement also contains various customary covenants, including a covenant that during the period from the date of the merger agreement until completion of the merger, Garrett will conduct its business in the usual and ordinary course.


Termination of the Merger Agreement (Page 33)


The merger agreement may be terminated at any time before the effective time of the merger only by:

         o mutual consent of the board of directors of Waters and the board of directors of Garrett;

         o either Waters or Garrett if, without fault of such terminating party, the merger shall not have been consummated on or before February 29, 2000;

         o Garrett if any one of the conditions specified in Article VII of the merger agreement has not been waived by Garrett or met at such time as such condition can no longer be satisfied; or

         o Waters if any one of the conditions specified in Article VI of the merger agreement has not been waived by Waters or met at such time as such condition can no longer be satisfied.


Garrett Cannot Solicit Other Offers (Page 30)


         Garrett has agreed not to encourage, solicit, discuss, or negotiate with anyone (other than Waters) regarding a merger, sale, or license of any significant portion of Garrett's assets or stock, unless Garrett's board must do so to meet its fiduciary obligations to the Garrett shareholders.

Market Price Data and Dividend Information

         Waters common stock is listed on the Nasdaq National Market. The Nasdaq National Market regular session closing price for a share of Waters common stock was $5.5625 on November 3, 1999, the last trading day prior to the public announcement of the merger, and was $6.5625 on February 7, 2000, the most recent date for which prices were available prior to the printing of this proxy statement/prospectus. See Part II, Item 5, Market for the Company's Common Stock, on Form 10-KSB for the fiscal year ended June 30, 1999 and attached as Annex E to this proxy statement/prospectus. Shareholders are encouraged to obtain current market quotations.


         The Waters board of directors has declared and paid a dividend to shareholders for 22 of the last 23 years, with the first dividend paid in 1975. In each of 1998, 1997 and 1996, the annual dividend was declared in October at the rate of $0.04 per share or an aggregate of $58,000. The board of directors reviews its dividend policy annually and future dividends will be dependent on operations and the Company's cash requirements. Waters has applied to list the shares of Waters common stock to be delivered in connection with the merger on the Nasdaq National Market.


         Garrett common stock is not publicly traded. As of the record date for the Garrett special meeting, there were 2,324,375 shares of Garrett common stock outstanding, held of record by a total of 14 shareholders. Garrett has never paid cash dividends on its common stock.

Risks of the Merger (Page 9)


         In considering whether to approve the merger agreement and related matters, you should consider risks of the merger, including, among others, the risk of fluctuations in the market price of Waters common stock, risks associated with integrating the companies' businesses and the fact that certain directors and officers of Garrett may have interests in the merger that are different from or in addition to yours. We urge you to read carefully the factors described in "Risk Factors" in making your decision.


Comparative Rights of Shareholders of Waters and Garrett (Page 38)


         The rights of shareholders of Waters are governed by Minnesota law and the articles of incorporation and amended and restated bylaws of Waters. The rights of the shareholders of Garrett are currently governed by California law and the articles of incorporation and bylaws of Garrett. If the merger is completed, the rights of Garrett shareholders who become Waters shareholders will be determined by Minnesota law and Waters' articles of incorporation and amended and restated bylaws, which differ from California law and Garrett's articles of incorporation and bylaws. We urge you to read the section entitled "Comparison of Rights of Shareholders of Waters and Garrett" in making your decision.

Other Proposals to be Presented at Waters Annual Meeting

         In addition to being asked to approve the issuance of shares in connection with the merger, shareholders of Waters will be asked to consider and act upon the following other proposals:

         Proposal No. 2: To approve Waters' amended and restated bylaws, which amend Waters existing bylaws to divide the Waters board of directors into two classes, with each class serving a staggered two year term (except, initially, Class I directors), to provide that directors may be removed only for cause, to specify a mechanism for nominating directors and to provide that certain provisions of Waters' amended and restated bylaws may only be amended by the vote of two-thirds of the outstanding shares of capital stock of Waters entitled to vote. The Waters board of directors recommends that shareholders vote for the amended and restated bylaws.

         Proposal No. 3: To approve an amendment to Waters 1995 Stock Option Plan to increase the number of shares of Waters common stock available for issuance under that plan. The amendment will be effective only upon completion of the merger. The Waters board of directors recommends that shareholders vote for the amendment to Waters 1995 Stock Option Plan.

         Proposal No. 4: to elect six members of the board of directors of Waters to serve as directors for the respective terms set forth in this Proxy Statement/ Prospectus. The Waters board of directors recommends that shareholders vote for the nominees for directors described herein.

         Under the terms of the merger agreement, Proposal 1 must be approved for the merger to be completed. Waters has agreed to take all action necessary to increase the size of Waters' board and have Frank Madren and Christopher Robert elected to Waters' board as soon as practicable after the merger.


                          SUMMARY FINANCIAL INFORMATION

Summary Unaudited Pro Forma Combined Condensed Financial Information


         The following summary unaudited pro forma combined condensed financial information combines the historical balance sheet data and statements of operations data of Waters and Garrett after giving effect to the merger. The unaudited pro forma combined condensed balance sheet data at September 30, 1999 gives effect to the merger as if it had occurred at September 30, 1999 and reflects Waters' balance sheet data at September 30, 1999 and Garrett's balance sheet data at September 30, 1999. The unaudited pro forma combined condensed statements of operations for the twelve months ended June 30, 1999 give effect to the merger as if it had occurred at July 1, 1998. The unaudited pro forma combined condensed statements of operations for the twelve months ended June 30, 1999 reflect Garrett's historical results of operations recasted from its fiscal year end of December 31, 1998 to an assumed fiscal year ended June 30, 1999 by adding the results of operations for the six months ended June 30, 1999 to the results of operations for the six months ended December 31, 1998. The pro forma adjustments account for the merger as a purchase and are based upon the assumptions set forth in the Notes to the Unaudited Pro Forma Combined Financial Statements on pages 45, 46 and 47.


Unaudited Pro Forma Statement of Operations Data:      Year Ended         Three Months Ended
                                                    June 30, 1999         September 30, 1999

Net sales                                             $26,650,606                 $8,053,607
Cost of sales                                          17,995,191                  5,317,582
                                                       ----------                  ---------
Gross profit                                            8,655,415                  2,736,025
Operating expenses                                      7,151,668                  1,929,509
                                                        ---------                  ---------
Operating income                                        1,503,747                    806,516
Net income (loss)                                         873,944                    481,516
                                                          =======                    =======
Earnings per common share
         Basic                                              $0.47                      $0.26
                                                            =====                      =====
         Diluted                                            $0.45                      $0.25
                                                            =====                      =====
Weighted average common shares outstanding
         Basic                                          1,844,348                  1,846,279
         Diluted                                        1,926,108                  1,940,910

Unaudited Pro Forma Balance Sheet Data                                    September 30, 1999
                                                                          ------------------

Working capital                                                                   $6,132,956
Total assets                                                                      14,606,262
Total current liabilities                                                          4,180,762
Stockholders' Equity                                                              10,351,500


Comparative Unaudited Per Share Data


         The following table sets forth certain unaudited per share data of Waters and Garrett on a historical, pro forma combined basis. This table should be read in conjunction with the historical financial statements and pro forma combined condensed financial information, and the related notes, of Waters and Garrett on pages 45, 46 and 47. See also "Unaudited Pro Forma Combined Financial Statements." Unaudited pro forma combined and equivalent pro forma per share data reflect the combined results of Waters and Garrett after giving effect to the merger. In the case of operating data, the comparative per share data reflects net income per share as if the merger had occurred on July 1, 1998 and reflects Waters' operations for the fiscal year ended June 30, 1999 and Garrett's operations recasted from its fiscal year ended December 31, 1998 to an assumed fiscal year ended June 30 1999 by adding the results of operations for the six months ended June 30 1999 to the results of operations for the six months ended December 31, 1998. In the case of book value data, the comparative per share pro forma data reflects book value per share as if the merger had occurred on September 30, 1999.

                                                                                               Three Months Ended
                                                                                               September 30, 1999
         Waters:
         Net income per share of Waters stock
              Historical......................................                                          $0.24
              Pro forma (1)...................................                                           0.26
         Book value per share of Waters stock at period end                                    September 30, 1999
              Historical......................................                                           5.26
              Pro forma (1)...................................                                           5.61


                                                                  Year Ended               Nine Months Ended
                                                              December 31, 1998           September 30, 1999
                                                              -----------------           ------------------
         Garrett:
         Net income per share of Garrett stock
              Historical......................................        $0.09                     $0.18
         Book value per share of Garrett stock                December 31, 1998           September 30, 1999
                                                              -----------------           ------------------
              Historical......................................        $0.84                     $1.02

------------------------------------
         (1) Pro forma equivalent numbers were computed assuming the issuance of 375,000 shares of Waters stock, the granting of options to purchase 116,667 shares of Waters stock and $2,250,000 to acquire 2,250,000 shares of Garrett stock at the conversion ratio of one share of Waters stock for every three shares of Garrett stock. The actual number of shares of Waters stock issuable in the merger may vary in accordance with the terms of the merger agreement.

                           FORWARD-LOOKING INFORMATION

         Certain statements contained in this proxy statement/prospectus (including information incorporated by reference) and other written and oral statements made from time to time by Waters and Garrett do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. Such statements can be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "possible," "project," "should," "will," and similar words or expressions. Waters' and Garrett's respective forward-looking statements generally relate to their respective growth strategies, financial results, product development and sales efforts. You should carefully consider forward-looking statements and understand that such statements may be affected by inaccurate assumptions and involve a variety of risks and uncertainties, known and unknown, some of which are described below under "Risk Factors." Because of that, we cannot guarantee any forward-looking statement and actual results may differ materially. It is not possible to foresee or identify all factors affecting Waters' or Garrett's respective forward-looking statements, and investors therefore should not consider any list of factors affecting Waters' or Garrett's respective forward-looking statements to be an exhaustive statement of all risks, uncertainties, or potentially inaccurate assumptions. Neither Waters nor Garrett undertakes any obligation to update any forward-looking statement.

                                  RISK FACTORS

         You should carefully consider the risks described below before voting on the proposals contained in this proxy statement/prospectus. The risks and uncertainties described below are not, and will not be, the only ones facing Waters following the merger. If any of the following risks occur, the business, financial condition or results of Waters could be materially harmed. In that case, the trading price of Waters' common stock could decline, and you may lose all or part of your investment.

Risk Factors Relating to the Merger

We may not achieve expected synergies.

         We expect the merger to result in synergies and operating efficiencies, including reduced overhead costs as a percentage of revenue, expanded operations and marketing efficiencies. These expected benefits may not be achieved. Whether we ultimately realize these benefits will depend on a number of factors, many of which are beyond our control.

Integrating our operations will be difficult and may cause harmful disruptions to our business.

         Integrating our operations may distract the attention of management and other personnel from our day-to-day business activities. In addition, employees of Waters and Garrett may be less productive as a result of uncertainty during the integration process, which may disrupt our business. These disruptions or any other difficulties with integration could seriously harm Waters. To attain the benefits of the merger, we will have to effectively integrate Garrett's operations with those of Waters. In particular, we must integrate management and other personnel, information systems and financial, accounting and other operational procedures. This process will require us to bring together operations located in Minnesota and California and different corporate cultures. Neither Waters nor Garrett has any experience in effecting a transaction of the size of the merger.

The value of Waters' common stock issuable in exchange for Garrett common stock may vary based on price fluctuations beyond the control of the company.

         The value of the Waters shares that three of the Garrett shareholders receive in the merger will vary based on fluctuations in the price of the common stock of Waters. It is unlikely that the market value of the shares of Waters common stock will be the same on the date of the merger as on the date of this proxy statement/prospectus. In the merger, shares of Garrett common stock will convert into $2.00 cash or one-third of a share of Waters common stock. This exchange ratio is fixed. We will not adjust the exchange ratio in the event of any increase or decrease in the price of Waters common stock.

         Waters' or Garrett's business, market determinations of the likelihood that the merger will be consummated, general market and economic conditions and other factors may cause changes in the market prices of Waters common stock. We strongly advise Waters and Garrett shareholders to obtain current market quotes for Waters common stock before they vote.

Costs of integration and transaction expenses will be substantial and could significantly exceed our expectations.


         We will incur transaction, integration and restructuring costs in connection with the merger. We expect these costs to be substantial. Unanticipated additional expenses related to the merger could cause these amounts to increase significantly. Although it is impossible to determine the actual amount of these costs in advance. We currently expect that transaction related costs will be approximately $250,000. Most of the transaction costs will be capitalized and will not adversely affect Waters earnings after the merger. After the merger Waters expects to incur approximately $150,000 in integration costs. These integration costs will likely be expensed and charged against the earnings of Waters after the merger.


Certain Garrett officers and directors may be biased in favor of the merger agreement due to their specific interests in the merger.

         In considering the recommendation of the Garrett board of directors with respect to the merger agreement, the merger and the transactions related to the merger, the Garrett shareholders should be aware that Frank Madren, director, officer and significant shareholder of Garrett, and Chuoc Linh and Mark Vaughan, employees of Garrett, have entered into employment agreements with Waters with respect to employment following the merger. The employment arrangements present these individuals with potential conflicts of interest.

         In addition, the merger agreement contemplates that Christopher Robert, a significant Garrett shareholder, and Frank Madren, director, officer and significant shareholder of Garrett, will be elected to the Waters board of directors as soon as practicable after the effective time of the merger.


         Moreover, the Garrett shareholders should be aware that Frank Madren, Christopher Robert and Ross Smith, who together own approximately 81% of the Garrett common stock, pursuant to the proposals set forth in this proxy statement/prospectus, will receive the 375,000 shares of Waters common stock to be issued in the merger. In addition, they are entitled to receive cash for any remaining shares of Garrett common stock they hold that are not exchanged for Waters common stock. A total of 15% of the merger shares payable to these individuals will be set aside in escrow to satisfy any claims brought under the merger agreement until 90 days after the completion of the first fiscal year-end audit of the combined operations of Waters and the Waters wholly-owned subsidiary.

         Finally, the merger agreement contemplates that the unvested Garrett options of Ross Smith, Jo Ann Madren, Percy Kawas and Robert Novak, all directors of Garrett, will become vested as of the effective time of the merger.

Loss of our key personnel could adversely affect our business because those people possess unique knowledge about our business and have established critical relationships with customers and other third parties.

         We must retain senior executives and other key employees to be successful. Many of those people have developed unique knowledge of our business during their employment with us. In addition, they have established relationships with our customers and other third parties that are critical to our success. We may not be able to retain key employees before or after the merger. The loss of the services of any key employees or of any significant group of employees could seriously harm our companies. During the pre-merger and integration phases, competitors may seek to recruit key employees. Employee uncertainty regarding the effects of the merger could also cause increased turnover. Our employees are generally not bound by employment agreements. If any of our key employees leave, we may not be able to find suitable replacements.

Risks Relating to the Continuing Business of Waters

Dependence on American FarmWorks.


         Waters conducts its business through four principal business units:
Farm Products (d/b/a American FarmWorks); Medical Products (d/b/a/ Waters Medical Systems; Electrical Products (d/b/a Waters Technical Systems) and Network connectivity Products (d/b/a Waters Network Systems). During fiscal 1999, American FarmWorks contributed approximately 58% of Waters net sales and approximately 75% of Waters operating income. Moreover, sales to the top three customers of American FarmWorks accounted for approximately 41.8% of American FarmWorks sales and 24.2% of Waters total sales. Accordingly, Waters' business is dependent to a significant extent upon the continued success of American FarmWorks, which in turn is dependent on certain key customers. The loss of these key customers for any reason or a decrease in sales of American FarmWorks for other reasons could have a material adverse effect on the Company. American FarmWorks' ability to increase sales and market share depends on the effect of U.S. agricultural industry consolidation, the acceptance and demand for new American FarmWorks products and general competitive and market conditions in the markets that American FarmWorks serves.


Lack of Market Acceptance of RM3.

         Waters expects continued growth in Waters Medical Systems to be driven by sales of its RM3 Renal Preservation Monitor, a two-part system for preservation of kidneys prior to transplant. The RM3 is a new product which has not yet received wide acceptance in the marketplace. There is no assurance that Waters' efforts to increase public awareness of the benefits of pulsatile preservation will be effective in increasing demand for RM3 or that RM3 will ever receive broad acceptance in its marketplace.

Competition.

         The business areas in which Waters participates are highly competitive. Waters' ability to compete successfully in each of its business units depends upon the price at which Waters is willing to manufacture its product, the quality of the product offered and the effectiveness of Waters' marketing and distribution efforts. Competitors of the Company include established companies with substantially greater financial and personnel resources and larger and more experienced marketing and service organizations. Although Waters currently has what it believes is a good relationship with its key customers, there is no assurance that Waters will not lose these customers to competitors who are able to offer lower prices and higher quality standards than those offered by Waters. Several of the markets served by Waters are marked by rapid technological change and Waters could be adversely affected by competitors' introduction of products which are technologically superior to Water's products.

Dependence on Key Personnel.

         The operations and success of Waters depends upon the experience and knowledge of Gerald W. Grabowski, Waters' President and Chief Executive Officer. The Company currently has no employment agreement with Gerald W. Grabowski. The loss of Mr. Grabowski would have a material adverse effect on the Company.

Risks Relating to the Business of Garrett


Garrett relies on sales of products in its Magnum product line to increase revenues.


         Garrett's future performance depends upon sales of products in its Magnum product line. Garrett believes that revenues generated from sales of Magnum products will account for a substantial portion of Garrett's revenues for the foreseeable future. A decline in the price of Garrett's Magnum products without a corresponding decrease in cost, or Garrett's inability to increase sales of Magnum products, would harm Garrett's business and operating results more seriously than it would if Garrett had several different product lines to sell.


Garrett relies on original equipment manufacturers to design its products into their systems.

         Garrett's future performance depends upon sales of products to original equipment manufacturers. Garrett must anticipate market trends and the price, performance and features that OEMs require and then successfully develop and manufacture products that meet these requirements. In addition, Garrett must meet the timing requirements of OEMs and make products available to them in sufficient quantities. If Garrett is not able to develop relationships with additional OEMs and have its products designed into new systems developed by existing and potential OEM customers, Garrett's business would suffer.

If additional funds are not available as needed, Garrett may not be able to take advantage of market opportunities or otherwise grow its business.

         Garrett may need to raise additional funds in the future, and additional financing may not be available on favorable terms, if at all. Further, if Garrett issues additional equity securities, shareholders may experience dilution, and the new equity securities may have rights, preferences or privileges senior to those of its common stock. If Garrett cannot raise funds on acceptable terms, it may not be able to develop new products or enhance its existing products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements.

If Garrett's new products or product enhancements fail to achieve customer acceptance, its business reputation and financial performance would suffer.

         The market for Ethernet LAN products is characterized by technological change, evolving industry standards and rapid changes in customer requirements. Garrett's existing products will be rendered less competitive or obsolete if Garrett fails to introduce new products or product enhancements that anticipate the features and functionality that customers demand. The success of new product introductions will depend on Garrett's ability to:

         o accurately anticipate industry trends and changes in technology standards;

         o timely complete and introduce new product designs and features;

         o        continue to enhance its existing product lines;

         o offer products across a range of Ethernet LAN physical connectivity functions, media types, sizes and styles; and

         o        respond promptly to customers' requirements and preferences.

         Development delays are commonplace in the information technology industry. Garrett has experienced delays in the development of new products and the enhancement of existing products in the past and is likely to experience delays in the future. Garrett may not be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change, changes in customer requirements and emerging industry standards.

Competition can lead to pricing pressures.

         The market for Garrett's products is highly competitive, both as to price and product features. The market for Ethernet LAN products is rapidly changing and is led by a number of companies that are large enough to influence industry standards and engage in vigorous price competition. There are also a number of new entrants whose products compete with those of Garrett. Garrett expects competition to increase in the future from existing competitors and from other companies that may enter its existing or future markets with similar products that may be less costly or provide more features or better performance than Garrett's products. Many of Garrett's current competitors, as well as potential competitors, have substantially greater financial, technical, marketing and sales resources than Garrett does, and Garrett might not be able to compete successfully against these companies. If price competition increases significantly, competitive pressures could cause Garrett to reduce the prices of its products, which would result in reduced profit margins and could harm its ability to provide adequate service to its customers. A variety of other potential actions by Garrett's competitors, including increased promotion and accelerated introduction of new or enhanced products, could also harm Garrett's competitive position.


International sales of Garrett's products, which Garrett expects to account for a significant portion of its total revenue in the future, exposes Garrett to the business and economic risks of international operations.

         Sales from outside of the United States accounted for approximately 25% of Garrett's revenue in the first nine months of 1999 and are expected to increase over time. International operations are subject to a number of special risks. These risks include:

         o        foreign government regulation;

         o reduced protection of intellectual property rights in some countries where Garrett might do business;

         o longer receivable collection periods and greater difficulty in accounts receivable collection;

         o unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions;

         o        potentially adverse tax consequences;

         o the burdens of complying with a variety of foreign laws and staffing and managing foreign operations;

         o general geopolitical risks, such as political and economic instability, hostilities with neighboring countries and changes in diplomatic and trade relationships; and

         o possible recessionary environments in economies outside the United States.

If Garrett loses key personnel or is unable to hire additional qualified personnel as necessary, it may not be able to successfully manage its business or sell its products.

         Garrett's future performance depends to a significant degree upon the continued contributions of its key management, product development and operations personnel. Garrett does not presently have agreements with any of its key personnel that require them to work for Garrett for a specific term, and Garrett does not maintain key person life insurance policies, except with respect to its President, Frank Madren. In addition, Garrett believes that its future success will also depend in large part upon its ability to attract and retain highly skilled managerial, technical and operations personnel, many of whom are in great demand. Competition for qualified personnel is intense in the Silicon Valley area, where Garrett's operations are headquartered, and Garrett may not be able to attract and retain personnel.

Garrett's inability to protect its intellectual property rights from third-party challenges may significantly impair its competitive position.

         Garrett depends on its proprietary technology. Despite its efforts to protect its proprietary rights, unauthorized third parties may be able to reverse engineer Garrett's products or obtain and use information that Garrett regards as proprietary. Garrett's competitors could independently develop technologies that are substantially equivalent or superior to Garrett's technologies.


Garrett's products may infringe on the intellectual property rights of third parties, which may result in lawsuits and prevent Garrett from selling its products.


         As the number of patents, copyrights, trademarks and other intellectual property rights in Garrett's industry increases, products based on its technology may increasingly become the subject of infringement claims. Third parties could assert infringement claims against Garrett in the future. Infringement claims with or without merit could be time consuming, result in costly litigation, cause product shipment delays or require Garrett to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, might not be available on terms acceptable to Garrett. In addition, Garrett may initiate claims or litigation against third parties for infringement of its proprietary rights or to establish the validity of its proprietary rights. Litigation to determine the validity of any claims, whether or not the litigation is resolved in Garrett's favor, could result in significant expense to Garrett and divert the efforts of Garrett's technical and management personnel from productive tasks. In the event of an adverse ruling in any litigation, Garrett may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. Garrett's failure to develop or license a substitute technology could prevent Garrett from selling is products.

Year 2000 Issues.

         The impact of Year 2000 issues on Waters' business depends on the accuracy, reliability and effectiveness of Waters' and its suppliers' and customers' assessment and remediation of Year 2000 issues. Although Waters has not experienced any material Year 2000 problems and is not aware of any material Year 2000 issues with respect to its suppliers' and customers' businesses, Waters continues to monitor its and its suppliers' and customers' Year 2000 issues. There can be no assurance that Waters' efforts will result in complete resolution of Year 2000 issues in order to prevent a material effect on its critical business systems.

                              WATERS ANNUAL MEETING

Date, Time and Place of the Waters Annual Meeting


         The Waters annual meeting will be held at 1:30 p.m., Minneapolis time, on Wednesday, March 15, 2000, at the offices of Fredrikson & Byron, P.A., 1100 International Centre, 900 Second Avenue South, Minneapolis, Minnesota 55402.


Purpose of the Waters Annual Meeting

         This proxy statement/prospectus is being furnished to the Waters shareholders in connection with the solicitation of proxies on behalf of Waters board of directors for use at the Waters annual meeting. The purpose of the Waters annual meeting is to consider and act upon the following proposals:

         1. the approval of the issuance of up to 375,000 shares of Waters common stock in connection with the merger;

         2. the approval of Waters' amended and restated bylaws which amend Waters existing bylaws to divide the Waters board of directors into two classes, with each class serving a staggered two-year term (except, initially, Class I directors), to provide that directors may be removed only for cause, to specify a mechanism for nominating directors and to provide that certain provisions of Waters amended and restated bylaws may only be amended by the vote of two-thirds of the outstanding shares of capital stock of Waters entitled to vote;

         3. the approval of an amendment to Waters 1995 Stock Option Plan to increase the number of shares of Waters common stock available for issuance under that plan;

         4. to elect six members of the board of directors of Waters to serve as directors for the respective terms set forth in this Proxy Statement/Prospectus;

         5. to transact such other business as may be properly brought before the meeting or any adjournment or postponement of the annual meeting.

         Under the terms of the merger agreement, Proposal 1 must be approved for the merger to be completed and Waters has agreed to take all action necessary to cause Proposals 2 and 4 to occur as soon as practicable. Any other proper business may be transacted at the Waters annual meeting or any adjournments thereof. Waters shareholder approval of the issuance of shares in connection with the merger is required in accordance with the rules of The Nasdaq National Market because the Waters common stock to be issued in connection with the merger will be in excess of 20% of the number of shares of Waters common stock outstanding before such issuance.

         Each copy of this proxy statement/prospectus is accompanied by a form of proxy for use at the Waters annual meeting.

THE BOARD OF DIRECTORS OF WATERS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE FOREGOING PROPOSALS.

Record Date and Outstanding Shares


         The Waters board of directors has fixed February 1, 2000, as the record date for the determination of the holders of Waters common stock entitled to receive notice of and to vote at the Waters annual meeting. Only holders of record of Waters common stock at the close of business on that date are entitled to notice of, and to vote at, the Waters annual meeting. On the Waters record date, there were 649 holders of record of Waters common stock and 1,494,279 shares of Waters common stock issued and outstanding. See "Principal Shareholders of Waters" for information regarding directors, certain executive officers and persons known to management of Waters to be the beneficial owners of more than 5% of the outstanding Waters common stock.


Votes Required for Approval; Effect of Abstentions and Non-Votes

         The presence at the Waters annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of Waters common stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Each share of Waters common stock entitles the holder thereof to one vote on each matter submitted for shareholder approval.

         Under the rules of The Nasdaq National Market, approval of issuance of Waters common stock in connection with the merger requires the affirmative vote of the holders of a majority of the shares of Waters common stock voted, in person or by proxy, at the Waters annual meeting. Under the rules of The Nasdaq National Market, brokers who hold shares in street name for customers will not have the authority to vote on the issuance of shares in connection with the merger unless they receive specific instructions from beneficial owners. Abstentions and broker non-votes will be included in determining whether a quorum is present.


         Adoption and approval of Waters amended and restated bylaws, the amendments to the 1995 Stock Option Plan, and the election of directors require the affirmative vote of the holders of at least a majority of the shares of Waters common stock present in person or by proxy at the annual meeting with authority to vote on such matters, but not less than 747,140 shares.


         Proxies given to the persons named in the Waters form of proxy will be voted FOR the election of the nominees listed under "Election of Waters Directors" unless authority to vote is withheld. A shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director. Waters and Garrett have agreed in connection with the merger, that Waters shall take all action necessary to increase the size of the Waters board of directors and to have Frank Madren and Christopher Robert elected to the Waters board. See "Election of Waters Directors - Nominees for Election as Directors." Pursuant to this obligation, Waters has named Mr. Madren and Mr. Robert as nominees for election to the Waters board effective upon and subject to the closing of the merger.

         Abstentions, directions to withhold authority and broker non-votes are counted as shares present in the determination of whether the number of shares of stock represented at the Waters annual meeting constitutes a quorum. In the case of proposals requiring the affirmative vote of the holders of a majority of shares represented in person or by proxy with authority to vote thereon, abstentions will be counted as part of the total number of shares represented and with authority to vote in determining whether the proposals have received the requisite number of favorable votes, whereas broker non-votes will not be counted as part of the total number of shares represented and with authority to vote on such proposals. Thus, abstentions will have the same effect as votes against any such proposal, whereas broker non-votes will have no effect in determining whether any such proposal has been approved by the shareholders.


         All executive officers and directors of Waters who, as of the Waters record date, were shareholders of Waters, have indicated their intention to vote their shares of Waters common stock in favor of each of the foregoing proposals. As of the Waters record date, such persons collectively had the right to vote approximately 324,503 shares of Waters common stock, representing approximately 20.6% of the outstanding shares of Waters common stock on such date. See "Principal Shareholders of Waters."


Voting and Revocation of Proxies

         Shareholders of record on the Waters record date are entitled to cast their votes, in person or by properly executed proxy, at the Waters annual meeting. All properly executed proxies that are not revoked will be voted at the Waters annual meeting in accordance with the instructions indicated on such proxies. If a holder of Waters common stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted FOR (i) approval of the issuance of Waters common stock in connection with the merger, (ii) approval of Waters' amended and restated bylaws, (iii) approval of the amendment to Waters' 1995 Stock Option Plan, and (iv) election of the Waters board's nominees for directors. A shareholder of Waters who has executed and returned a proxy may revoke it at any time before it is voted at the Waters annual meeting by (a) executing and returning a proxy bearing a later date or
(b) filing a written notice of such revocation with the Secretary of Waters stating that the proxy is revoked. However, no such revocation will be effective unless and until such notice of revocation has been received by the Secretary of Waters at or prior to the Waters annual meeting.

         Waters board of directors is not aware of any business to be acted upon at the Waters annual meeting other than as described in this proxy statement/prospectus. If, however, other matters are properly brought before the Waters annual meeting, or any adjournments or postponements of the annual meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act thereon according to their best judgment and applicable law unless the proxy indicates otherwise.

         Minnesota law does not require that holders of Waters common stock who object to the issuance of Waters common stock in connection with the merger and who vote against or abstain from voting in favor thereof be afforded any dissenters' rights or the right to receive cash for their shares. Waters does not intend to make any such rights available to its shareholders.

Solicitation of Proxies

         In addition to solicitation by mail, the directors, officers and employees of Waters may solicit proxies from Waters shareholders by personal interview, telephone, telegram, facsimile or otherwise. Waters will bear the costs of the solicitation of proxies from its shareholders, as well as the cost associated with the printing of this proxy statement/prospectus. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries who hold Waters common stock of record for the forwarding of solicitation materials to the beneficial owners thereof. Waters will reimburse brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

Adjournment of the Waters Annual Meeting

         If a quorum is not present at the time the Waters annual meeting is convened, or if for any other reason Waters board of directors believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the merger agreement, Waters may adjourn the Waters annual meeting with a vote of the majority of its shareholders present or represented at the meeting.

         The failure to return a proxy or to vote in person will have no effect on the vote on adjournment at the discretion of the Waters board of directors, except to reduce the total number of votes counted. Brokers who hold shares in street name for customers will not have the authority to vote unless they receive specific instructions from beneficial owners. Under Minnesota law, such broker non-votes will not be counted as present for purposes of determining the number of shares represented in person or by proxy and entitled to vote on such adjournment.

                             GARRETT SPECIAL MEETING

Date, Time and Place of the Garrett Special Meeting


         The Garrett special meeting will be held at 10:00 A.M., Pacific Time on Wednesday, March 15, 2000 at Garrett's corporate offices, located at 213 Hammond Avenue, Fremont, California 94539.


Purpose of the Garrett Special Meeting

         This proxy statement/prospectus is being forwarded to the Garrett shareholders in connection with the solicitation of proxies on behalf of the Garrett board of directors for use at the Garrett special meeting. This proxy statement/prospectus is also provided to Garrett shareholders as a prospectus relating to the Waters stock to be issued in the merger.

         The purpose of the Garrett special meeting is to approve and adopt the merger agreement and the merger, approve the fairness of the division of the merger consideration among the respective Garrett shareholders as described in the notice of the special meeting attached to this proxy statement/prospectus, to approve the exchange of Waters common stock for Garrett common stock received upon the exercise of any Garrett options between November 3, 1999 and the effective date of the merger and to transact any other business that properly comes before the special meeting or any adjournments or postponements of the special meeting.

         The Garrett board recommends that shareholders vote for approval and adoption of the merger agreement and the merger, for approval of the fairness of the division of the merger consideration among the Garrett shareholders and for approval of the exchange of Waters common stock for Garrett common stock received upon the exercise of any options between November 3, 1999 and the effective date of the merger.

Record Date and Outstanding Shares


         The board of directors has fixed the close of business on February 1, 2000 as the record date for the determination of the holders of Garrett common stock entitled to notice of, and to vote at, the special meeting. On the Garrett record date there were 14 holders of record of Garrett common stock and 2,324,375 shares of Garrett common stock issued and outstanding. Each share is entitled to one vote on each matter submitted for shareholder approval.


Voting and Revocation of Proxies

         All properly signed proxies that are not revoked will be voted at the special meeting and at any adjournments or postponements of the special meeting according to the instructions in the proxy. If a holder of Garrett common stock executes and returns a proxy and does not specify otherwise, the shares represented by the proxy will be voted "for" approval of the merger agreement and the merger, "for" approval of the fairness of the division of the shares of Waters common stock to be issued in the merger and "for" approval of the exchange of Waters common stock for Garrett common stock received upon the exercise of any options between November 3, 1999 and the effective date of the merger. A Garrett shareholder who has signed and returned a proxy may revoke it at any time before it is voted at the special meeting by executing and returning a proxy bearing a later date, filing written notice of revocation with the Secretary of Garrett stating that the proxy is revoked, or attending the special meeting and voting in person.

Votes Required for Approval; Effect of Abstentions and Non-Votes


         The presence, in person or by proxy, at the special meeting of the holders of a majority of the shares of Garrett common stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. Under California law, approval and adoption of the merger agreement by the shareholders of Garrett requires the affirmative vote of at least a majority of the issued and outstanding shares of Garrett common stock as of the Garrett record date. The approval of the fairness of the division of the shares and cash to be received in the merger requires the unanimous approval of all of the outstanding shares of Garrett common stock. For each proposal, the failure to vote will have the same effect as a "no" vote. Abstentions will also have the same effect as a "no" vote. The directors and executive officers of Garrett owned 1,440,750 shares of Garrett common stock as of the record date, which is approximately 62% of the shares entitled to vote, and have indicated that they intend to vote in favor of the proposals to be presented at the special meeting.

Solicitation of Proxies

         In addition to solicitation by mail, the directors, officers, employees and agents of Garrett may solicit proxies from Garrett shareholders by telephone, telegram, in person or otherwise. Garrett will bear the costs of the solicitation of proxies from its shareholders, except that Waters will bear the cost of printing this proxy statement/prospectus.

Other Matters

         At the date of this proxy statement/prospectus, the Garrett board of directors does not know of any business to be presented at the special meeting other than as shown in the notice of the special meeting. If any other matters properly come before the special meeting, it is intended that the shares represented by proxies will be voted on those matters according to the judgment of the persons voting the proxies.

                                   THE MERGER

Background of the Merger

         The terms of the merger agreement are the result of arm's length negotiations between representatives of Waters and Garrett. The following is a brief discussion of the background of these negotiations, the merger agreement, and related transactions.

         During January 1997, Waters began investigating potential business alliances with the goal of creating a more stable supply of technology for its ethernet networking products. At the outset, Waters contemplated a possible acquisition or merger. As a part of that process, Waters identified Garrett as a potential ally. Gerald Grabowski, the President of Waters, telephoned Frank Madren, the President and CEO of Garrett, and they arranged a meeting.

         On February 23 and 24, 1997, representatives of Waters and representatives of Garrett met in San Jose, California to discuss a possible strategic relationship between Waters and Garrett. Present at the meetings were Frank Madren, Gerald Grabowski, Peter Wood, Garrett's Vice President and Gary Carlson, General Manager of Waters Network Systems. At the meeting, Mr. Madren discussed the current and future plans for the Garrett product family, general customer base, and size and scope of Garrett.

         Mr. Grabowski returned to San Jose on April 9 and 10, 1997 to pursue the general terms and conditions of an offer that might be acceptable to Mr. Madren and his shareholders. After this discussion, Mr. Grabowski and Mr. Madren developed the general framework for a transaction and expressed their mutual interest in proceeding further. During these discussions Mr. Madren indicated that he considered the value of Garrett to be approximately .5 times the revenue of the company. Mr. Grabowski and Mr. Madren discussed other companies that had sold with similar multiples while also recognizing that some had sold for considerably less due to profitability and other issues.

         During the InterOp trade show (an international exposition of networking, internet, and telecommunications manufacturers) in Las Vegas on May 7, 1997, Mr. Madren, Mr. Carlson and Mr. Grabowski met to discuss additional information and possible terms of a transaction. Messrs. Grabowski and Carlson met several of Garrett's associates that attended the trade show. A general discussion followed with no consensus on possible terms of a transaction. Mr. Grabowski advanced a price that was lower than .5 times Garrett's sales and discussed the possibility of obtaining pooling accounting treatment for the transaction.

         At the request of Mr. Madren, a meeting was arranged between Mr. Grabowski and Mr. Christopher Robert, a board member and major shareholder of Garrett. This meeting occurred on June 19, 1997 at the Marriott City Center hotel in Minneapolis, Minnesota. During this meeting, Mr. Grabowski and Mr. Robert discussed a possible transaction and the potential business synergies which might be achieved by merging the two companies.

         Following a telephone discussion between Mr. Grabowski and Mr. Madren, Waters performed an initial due diligence investigation of Garrett from August 25 through 28, 1997. During that session Mr. Grabowski led a team from Waters consisting of Don Dalland, Vice President of Manufacturing, who analyzed the

Garrett manufacturing processes and inventory; Gary Carlson, General Manager of Waters Network Systems, who reviewed the customer base and distribution strategy; and Bill Franta, board member and technical consultant, who reviewed design and engineering capabilities.

         During the Atlanta InterOp trade show on October 9, 1997, Mr. Madren and Mr. Grabowski met again to discuss the results of the August due diligence meetings and other business supply opportunities that existed between the two companies. As a result, a second due diligence meeting was scheduled to cover the Garrett financial processes.

         On November 17 through 20, 1997, Mr. Grabowski and Gregg Anshus, Waters' Chief Financial Officer, visited the Garrett facility in San Jose and reviewed the various financial systems, tax statements, and status of financial accounts. After the investigation, it was agreed that Garrett needed to increase its support in accounting to improve documentation and update its financial processes prior to proceeding with the proposed merger. It was determined this endeavor might require several months and formal merger discussions would be terminated until completion. During this same time, Bob Marchetti, Waters' Systems Engineer, met with the Garrett engineering department to determine whether Waters Network Systems could use some of the Garrett product components in its manufacturing processes.

         During the winter and spring of 1998, representatives of Waters initiated discussions with other companies regarding possible business alliances, mergers or acquisitions. In each case, the discussions ceased after preliminary conversations revealed insufficient interest or other obstacles to a transaction.

         While on a visit to the Las Vegas InterOp trade show on May 6, 1998, to evaluate possible new sources of supply, mergers and joint ventures, Mr. Grabowski, Mr. Carlson, and Kathy Hult, Waters Director of Marketing, met with Mr. Madren to get an update on Garrett's progress.

         On May 27, 1998 Mr. Madren visited Waters' Rochester, Minnesota facility for a plant tour and discussions to better understand Waters' background and capability. At the same time, Mr. Madren gathered information regarding Waters as part of Garrett's due diligence review of Waters' business.

         Subsequent discussions were directed toward a business relationship in which Waters would purchase specific Garrett products for resale under Waters' private label. On August 10 and 11, 1998, Mr. Madren visited the Waters Plymouth, Minnesota facility to discuss future product plans and to gain a better understanding of the markets that Waters Network Systems serves. These discussions included Mr. Marchetti, Mr. Carlson, and Mr. Grabowski. The outcome was a product development strategy that matched both Garrett's and Waters' future needs.

         No further business combination discussions were held until Mr. Grabowski and Mr. Madren met at the Building Industry Consulting Services International ("BICSI") conference in Orlando, Florida on January 21, 1999. BICSI is an international organization that offers certification and education for telecommunications and building networking experts. Mr. Madren indicated Garrett's accounting processes had been updated and he was pleased with the business Garrett was conducting with Waters. At this point it was mutually agreed Waters and Garrett should reexamine the possibility of a merger between the two companies.

         Mr. Grabowski and Mr. Anshus again visited the Garrett facility in San Jose on February 17 to 18, 1999 to reexamine the financial systems and other processes. A meeting was held with the Garrett financial representatives to discuss Garrett's current financial status and other items necessary to permit a merger with a public company. Each party was assigned to complete established action items.

         During a trip to San Francisco on April 8, 1999, Mr. Grabowski attended a lunch meeting with Mr. Madren and two other Garrett board members, Ross Smith and Percy Kawas. They discussed possible synergies and future market opportunities.

         On May 5, 1999 Mr. Madren met with Waters board of directors in Minneapolis, Minnesota. The meeting consisted of a general discussion of the strengths that each company brought to the proposed merger. As a result of the May 5, 1999 meeting, the Waters board met and decided to hire the investment banking firm of John G. Kinnard and Company, Incorporated to provide an opinion with respect to the fairness to the Waters Shareholders of any transaction with Garrett.

         On May 27, 1999 Waters board of directors met again and discussed the potential acquisition of Garrett. Representatives of Kinnard discussed with the board Waters' value relative to its market price. At this meeting, the board reviewed an initial draft of the proposed merger agreement and authorized Mr. Grabowski to proceed with the process of negotiating an agreement with Garrett.

         On July 19 and 20, 1999 representatives of Kinnard, Mr. Anshus, and Mr. Grabowski met at Garrett's San Jose facility to review all of the major merger issues. The group met with representatives of Froshman & Billings, Garrett's independent auditors, and discussed the steps necessary to complete the transaction. Garrett continued to assert pricing should be based on a valuation equal to .5 times Garrett's sales, with sales now 35% greater than the previous year. The parties discussed the factors contributing to the increased sales and whether such increase was sustainable. Mr. Grabowski discussed the idea of a transaction consisting of 50% stock and 50% cash.

         During the regularly scheduled board meeting of Waters on August 19, 1999, the details of the July 19 and 20 meeting at Garrett were reviewed by Mr. Grabowski, representatives from Kinnard, and Waters' board of directors.

         On September 19, 1999 Mr. Grabowski, Mr. Anshus, a representative of Waters' audit firm of McGladrey & Pullen LLP, and a representative of Waters' law firm of Fredrikson & Byron, P.A. met at Garrett's facilities in San Jose, California. The purpose was to meet with the Garrett auditors, Froshman & Billings, to understand their progress with the financial information for Garrett, and to meet with Garrett's law firm of Fenwick & West LLP to discuss the proposed merger agreement. Mr. Madren and Mr. Grabowski continued to discuss price, including Garrett's assumptions with respect to future tax liabilities, uncollectable receivables, inventory writeoffs and legal and accounting expenses.

         A meeting of Waters' board of directors was held on October 1, 1999 to discuss the results of the meetings in San Jose and the terms of the revised merger agreement being developed. Representatives of Kinnard presented the current status of the information being compiled by Kinnard. The Board discussed post merger governance issues and the advisability of adopting a staggered board of directors to take effect upon completion of the merger. In connection with this discussion, the Board approved amendments to Waters' bylaws implementing a staggered board consisting of two classes to take effect upon the merger and authorized the officers to submit the proposed amendment for shareholder approval. After the formal part of the meeting, the Kinnard representatives left and Mr. Madren, President of Garrett, arrived to discuss his ideas on the terms of the agreement and to give the Board an update on Garrett's performance. Waters argued that Garrett's valuation of $5.5 million was too high, particularly given Garrett's assumptions regarding certain future costs including tax liabilities, receivables, inventories and legal and accounting expenses. Waters proposed a price of $4.5 million plus the value of Waters' assumption of Garrett's options. Waters introduced the possibility that it might accept Garrett's price if Garrett would guarantee that certain future "costs" and other risk items would not exceed $1 million. No final agreement was reached on these discussions.

         The following day Mr. Grabowski and Mr. Madren continued discussions. Mr. Madren agreed in concept that Garrett could limit the identified future "costs" and future risk items to not more than $1 million. Mr. Grabowski agreed in concept that a price of $4.5 million would be acceptable provided that the identified future "costs" and other risk items did not exceed $1 million. Both Mr. Madren and Mr. Grabowski agreed the price would be adjusted to the extent that the identified "costs" and other risk items exceeded or were less than $1 million. Mr. Grabowski reviewed this with the Waters directors and received their conceptual approval.

         Over the next four weeks, numerous discussions and negotiations on the details of the conceptual agreement were held between Garrett and Waters. The details that were discussed included representations and warranties, specifics of controllable costs, compensation agreements. The conceptual agreement remained the same throughout this process. This led to finalization of the terms of the merger agreement.

         A Waters board meeting was held on October 28, 1999, to consider the form of the proposed merger agreement and all open transaction issues. At the meeting, Kinnard presented its opinion that the consideration to be paid to the shareholders of Garrett in the merger was fair to the shareholders of Waters from a financial point of view. The Waters board authorized Mr. Grabowski to execute the agreement with Garrett in the form presented with such additional changes as Mr. Grabowski and Waters legal counsel deemed appropriate. After final negotiations with Mr. Madren and revision of the merger agreement

Garrett's board of directors approved the merger agreement on November 4, 1999. A press release regarding the execution of the merger agreement was issued on November 4.

Waters' Reasons for the Merger

         The Waters board of directors arrived at its unanimous decision to approve the merger agreement on October 28, 1999. The Board considered the following factors and found each factor to support its decision to approve the merger agreement:


         o Garrett's focus on fiber and copper Ethernet switches, hubs, and media conversion products that are highly complementary to Waters' LAN technology.
         o Waters' expectation that the market for Ethernet LAN products, especially within the communications market on which Garrett focuses, will be one of the more rapidly growing segments of the LAN market for the next several years.
         o Waters' expectation that Garrett's research and development capabilities could be applied to design products that can be distributed through both Garrett and Waters distribution channels.
         o The potential synergies of the Waters and Garrett sales organizations, which sell similar product technologies into different geographical regions.
         o The business, earnings, operations, financial condition, competitive condition and prospects of Waters and Garrett, both individually and on a combined basis.
         o The likelihood that the public trading price of Waters common stock would continue to trade at levels unacceptable to the Waters Board unless Waters is successful in expanding its business through acquisitions or internal growth.
         o        The fairness opinion and presentation delivered by J.G.
                  Kinnard to Waters' board on October 28, 1999, as confirmed in writing on November 3, 1999, to the effect that as of such date, the consideration to be paid by Waters shareholders was fair, from a financial point of view, to such shareholders.
         o The consideration to be paid for the Garrett stock in the merger and the relationship between the market value of the Waters common stock to be issued in exchange for each share of Garrett common stock and Waters' per share earnings, before interest and taxes, and certain other measures.
         o The terms and conditions of the merger agreement, including the parties' respective representations, warranties, and covenants, and the conditions to their respective obligations.
         o The ability of Waters to devote management time and energy to the integration and assimilation of Garrett's business and organization.


         Waters' board of directors also considered negative factors relating to the merger, including (a) the risks that the benefits sought in the merger would not be fully realized; (b) the risk that the significant time and expense which Waters has devoted to the merger would be lost in the event the merger is not consummated; (c) the risk that the integration of Waters and Garrett's businesses would be difficult due to the geographic separation of the businesses; and (d) the dilution to Waters shareholders resulting from the issuance of Waters common stock in connection with merger. Waters board of directors believed that these risks were outweighed by the potential benefits to be gained by the merger.

         In view of the number and wide variety of factors considered by Waters' board of directors, they did not consider it practical to, and did not attempt to, quantify or otherwise assign relative weight to the specific factors considered in approving the merger agreement. The Waters board viewed its position and recommendations as being based upon the totality of the information and factors presented to and considered by it. In addition, individual members of Waters Board may have given different weight to different information and factors.

         BASED UPON ITS CONSIDERATION OF THE FOREGOING MATTERS AND OTHER ADVICE AND INFORMATION DEEMED RELEVANT, THE WATERS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WATERS SHAREHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Garrett's Reasons for the Merger

         In approving the merger agreement, the merger and the transactions related to the merger, the Garrett board of directors considered a number of significant factors, including:

         o The business, results of operations and financial condition of Garrett and the competitive nature of the industry in which it operates, based, in part, upon presentations by management of Garrett, including management's view of the business and financial prospects for Garrett if it were to remain independent, taking into account Garrett's continuing improvement in operations, its expanding position in the communications facilities business, the foregone growth opportunities experienced due to limited funds, and Garrett's size and resources as compared to its competitors.

         o Information available to them concerning Waters, its business, size, market characteristics of Waters common stock and other matters based, in part, on information provided by management of Garrett as a result of meetings with Waters' management.

         o The opportunity to fund significantly expanded business growth opportunities based on the relatively greater financial strength of Waters, and on the expressed desire by Waters management and the Waters board of directors to invest in growth opportunities in Garrett's field of business.

         o The terms of the merger agreement, including the proposed assumption of Garrett's liabilities for employee stock options, potential taxes for prior years, and other normal on-going product and business liabilities.

         o The terms of the merger agreement, including the proposed structure for at least 50% of the merger consideration to be a tax-free exchange of shares, notwithstanding the fact that the shares exchange ratio was established based on a share price that values Waters common stock at $6.00 fixed, which is above the trading prices for several recent months.

         o The merger consideration represents a price of 400% over the typical price paid for Garrett common stock in November 1992, and a premium of 122% over the price of the Garrett shares last sold to investors in May 1998.

         o The exchange of Garrett common stock for cash will give immediate liquidity to some current shareholders of Garrett.

         o The exchange of Garrett common stock for Waters common stock will give some current holders of Garrett common stock publicly listed shares that trade on the Nasdaq National Market and provide an opportunity to participate in future growth of the merged businesses.

         o The financial resources of Waters, which are significantly greater than those of Garrett.

         The Garrett board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

         o The risk that the potential benefits sought in the merger might not be fully realized, if at all;

         o        The possibility that the merger would not be completed;

         o The risk that Waters might not be able to provide on-going cash for investment in growth; and

         o The risk that despite the efforts of Waters, key technical, marketing and management personnel might not choose to remain employed by the resulting business.

         The Garrett board of directors believed that certain of these risks were unlikely to occur, while others could be avoided or mitigated by Waters, and that, overall, these risks were outweighed by the potential benefits of the merger.

         The Garrett Board did not assign relative weights to the factors or determine that any factor was of particular importance. Rather, the Garrett board of directors viewed its position and recommendations as being based upon the totality of the information presented to and considered by them. Individual members of the Garrett board may have given different weight to different factors. However, after taking into account all of the factors listed above, the Garrett board of directors unanimously agreed that the merger agreement and the merger were in the best interests of Garrett and its shareholders and that Garrett should proceed with the merger.

Opinion of Waters Financial Advisor

         Waters has retained Kinnard to provide an opinion to the board of directors as to the fairness, from a financial point of view, of the consideration to be paid by the Company in connection with the merger. The amount and form of consideration to be given by Waters was determined through negotiations between management of Waters and Garrett and not by Kinnard. See "Background of the Merger."

         At the October 28, 1999, meeting of Waters' board of directors, Kinnard delivered to the board of directors its oral opinion that the consideration to be paid by Waters in the merger is fair to Waters from a financial point of view. This opinion was subsequently delivered in writing to Waters. A copy of the opinion of Kinnard is attached as Annex B to this Proxy Statement/Prospectus. This summary of Kinnard's opinion is qualified in its entirety by reference to the full text of the opinion. Waters' shareholders are encouraged to read Kinnard's opinion carefully and in its entirety for the procedures followed, assumptions made, other matters considered, and limits of review by Kinnard in its opinion.

         No limitations were imposed on Kinnard with respect to the scope of its investigation. In conducting its review and in rendering its opinion, Kinnard assumed and relied upon the accuracy, completeness, and fairness of the financial and other information provided to it, or publicly available, and did not assume any responsibility for independent verification of the accuracy or completeness of such information. Kinnard has further relied upon the assurances of the management of Waters that it is not aware of any facts that would make the information supplied to Kinnard, or publicly available, inaccurate or misleading. With respect to the financial projections for Waters and pro forma combined information for Waters and Garrett, the management of Waters has represented that such projections and pro forma combined information have been reasonably prepared on a basis reflecting management's best currently available estimates and judgment as to the future financial performance of Waters and the projected combined financial performance of Waters and Garrett.

         Kinnard did not make an independent appraisal of the assets or liabilities of Garrett, and does not express an opinion regarding the liquidation value or solvency of either company separately, or the combined companies following the merger. Furthermore, Kinnard does not express any opinion as to the prices at which shares of Waters' common stock may trade following the date of its opinion, at the closing date for the merger, or at any later time in the future. Kinnard's opinion is limited to the fairness to Waters, from a financial perspective, of the consideration to be paid by the Company in connection with the merger, and does not address the Company's underlying business decision to proceed with the merger. Kinnard's opinion is based solely on information made available to Kinnard on or before the date of its opinion and reflects general market, economic, financial, monetary, and other conditions as of that date. The opinion is addressed to the board of directors of the Company and is not a recommendation as to how any shareholder of Waters should vote at the annual meeting of its shareholders to be held in connection with the merger.

         In connection with its opinion, Kinnard reviewed, among other things,
(i) a draft of the merger agreement; (ii) certain historical financial information for Waters and Garrett; (iii) certain projected financial information for Garrett prepared for financial planning purposes and furnished by the management of Garrett; and (iv) certain projected data relative to Waters prepared and furnished by Waters' management. Kinnard made inquiries of the management of Garrett and Waters regarding the past and current business operations, financial condition, and future prospects for Garrett. In addition, Kinnard visited Garrett's facility, and held discussions with the senior management of both companies to understand their reasons for completing the merger.

         In conducting the review and in performing the analyses described below, Kinnard did not attribute any particular weight to any information or analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each factor and analysis. Accordingly, Kinnard believes that the information reviewed and the analysis conducted must be considered as a whole and that considering any portion of such information, without considering all of such information and analyses, could create a misleading or incomplete view of the process underlying the opinion.

         Analysis of Selected Publicly Traded Companies. Kinnard compared Garrett's financial information to similar information for publicly traded companies that produce networking equipment. Based upon the type and scope of products sold, size and stage of development, as measured by sales, relative profitability, as measured by operating and net income margins, and capitalization, as measured by aggregate market value, Kinnard focused its analysis on four companies: BOCA Research, Inc., Communications Systems, Inc., Digi International Inc., and Equinox Systems Inc. (the "Comparable Companies").

         Kinnard calculated valuation ratios based on published stock prices for each of the Comparable Companies. The valuation ratios calculated the market value of each of the Comparable Companies as a multiple of several operating statistics for the latest twelve months, including sales; earnings before interest, taxes, depreciation, and amortization; operating income; and net income per share; in addition to projected net income per share for both the 1999 and 2000 calendar years. The projections for net income per share were based upon consensus estimates for these companies as reported by nationally recognized organizations that track research reports published by analysts from various investment firms.

         After examining the historical performance and expectations for Garrett and the Comparable Companies, Kinnard determined that a 40 percent discount from the median valuation ratios for the Comparable Companies was appropriate to reflect differences between the operations of Garrett and the operations of the Comparable Companies. After applying these discounted valuation ratios to Garrett's operating statistics, Kinnard applied an acquisition premium of 40 percent, based upon the median percentage premium paid for transactions of less than $25 million as reported by MergerStat Review 1999, to compute an estimated range of values for Garrett of approximately $4.9 million to $8.0 million.

         Analysis of Selected Merger and Acquisition Transactions. Kinnard reviewed numerous mergers and acquisitions that were selected on the basis of the comparability of the acquired companies to Garrett with respect to several factors. Criteria used in the selection of the mergers and acquisitions included, but were not limited to, the following: the type and scope of products sold; size and stage of development, as measured by sales; relative profitability, as measured by operating and net income margins; and capitalization, as measured by aggregate market value. In addition, Kinnard concentrated on transactions that were announced since January 1, 1997, and those for which relevant financial data was available. The following table lists the transactions that Kinnard summarized (the "Comparable Transactions "):

Effective Date of Transaction       Acquiring Company                      Acquired Company
---------------                     -----------------                      ----------------
June 30, 1997                       Brooktrout, Inc.                       Xircom, Inc. (Netaccess subsidiary)
August 8, 1997                      Mitel Corp.                            Gandalf (Technology Business)
July 8, 1998                        Digi International Inc.                Central Data Corporation
July 29, 1998                       Digi International Inc.                ITK International, Inc.
August 5, 1998                      Farallon Networking (Mgmt. Group)      Netopia, Inc. (Farallon Division)
December 10, 1998                   Communications Systems, Inc.           Transition Networks, Inc.
February 2, 1999                    Perle Systems                          Specialx International
April 8, 1999                       Communications Systems, Inc.           LANart Corporation


         Valuation ratios were calculated for each of the Comparable Transactions based upon several operating statistics for the latest twelve months, including sales, operating income, and net income. The median valuation ratios for the Comparable Transactions, less a 20 percent discount to reflect differences between the operations of Garrett and the operations of the acquired companies in the Comparable Transactions, were then applied to Garrett's historical financial results to compute an estimated range of values for Garrett's business of approximately $3.7 million to $5.7 million.

         Discounted Cash Flow. Kinnard assessed the present values of future cash flows that Garrett's business activities could be expected to generate over a defined time period and the residual value of Garrett at the end of the projected period (the "DCF Analysis"). The projected cash flows and residual value were discounted to the present and adjusted for the debt and cash of Garrett as of the most recent balance sheet date to determine values for Garrett's business. Based on Garrett's capital structure and financial condition, the expected rates of return of investors in companies such as Garrett, current capital market conditions, the Comparable Companies' valuation ratios, and other relevant factors, Kinnard determined that the most appropriate discount rates for Garrett were between 35 percent and 45 percent and that the most appropriate multiples of operating income to determine residual value at the end of the projected period would be between 5.0 and 7.0 times operating income. After applying these discount rates and residual multiples to the projections, Kinnard added an acquisition premium of 40 percent, based upon the median percentage premium paid for transactions of less than $25 million as reported by MergerStat Review 1999, to compute a range of values based upon the DCF Analysis. The range in estimated values for Garrett resulting from this analysis was approximately $4.7 million to $8.4 million.

         Pro Forma Accretion (Dilution) Analysis. Using forecasts and assumptions provided by Waters and Garrett, Kinnard presented to Waters' board of directors an analysis which compared estimated pro forma earnings per share for the combined company for the fiscal years 2000, 2001, and 2002 to the estimated pro forma earnings per share of Waters on a stand alone basis. The analysis indicated that the merger would result in dilution to Waters' earnings per share in fiscal years 2000 and 2001, and accretion in earnings per share in fiscal 2002, assuming there would not be any synergies or cost savings from the merger. Kinnard also presented a sensitivity analysis showing the dollar level of synergies or cost reductions that would be required to generate accretion in Waters' earnings per share in fiscal years 2000 and 2001. This sensitivity analysis indicated that based upon the projections provided by management, the merger would be accretive to earnings per share in fiscal 2000 if Waters could realize synergies or cost savings of at least $50,000 in that year. Similarly, based upon the projections provided by management, the merger would be accretive to earnings per share in fiscal 2001 if Waters could realize synergies or cost savings of at least $225,000 in fiscal 2001.

         Analysis of Consideration. Pursuant to the merger agreement, Waters will pay $2.25 million in cash, and issue 375,000 shares of common stock of Waters and approximately 116,667 options to purchase common stock of Waters for all of the issued and outstanding equity securities of Garrett. Kinnard analyzed the components of the consideration to be paid and computed an estimate of the total value of the consideration to be paid by Waters. This estimate is consistent with the values computed for Garrett, as described above.

         Waters selected Kinnard on the basis of its experience in valuing securities in connection with mergers and acquisitions, and knowledge of computer networking companies. Kinnard is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate, and other purposes. Waters has agreed to pay Kinnard a fixed fee for providing the opinion and has agreed to reimburse Kinnard for its reasonable out-of-pocket expenses and to indemnify Kinnard against certain liabilities, including those arising under securities laws. Earlier in 1999, Kinnard received a fixed fee for acting as financial advisor to Waters in another assignment.



                 THE AMENDED AND RESTATED AGREEMENT AND PLAN OF
                     REORGANIZATION AND TERMS OF THE MERGER

         The description of the merger agreement contained in this proxy statement/prospectus does not purport to be complete and is qualified in its entirety by, and made subject to, the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. Shareholders are urged to read the merger agreement in its entirety.

Conversion of Garrett Common Stock in the Merger

         At the effective time of the merger, each share of Garrett common stock issued and outstanding immediately prior to the effective time of the merger (except shares of Garrett common stock that are outstanding due to option exercises between November 3, 1999, and the effective time) will be converted, subject to payment of cash in lieu of fractional shares of common stock and subject to adjustment in the event there are Garrett dissenting shares, into either $2.00 cash or 1/3 of a share of Waters common stock. Garrett shareholders will receive a total of 375,000 shares of Waters common stock and $2,250,000 in cash (subject to adjustments under certain circumstances). The shares received in the merger will be divided among the owners of approximately 81% of the issued and outstanding Garrett common stock, as follows:

         o Frank Madren will receive 250,000 Waters shares in exchange for 750,000 Garrett shares;

         o Christopher Robert will receive 100,000 Waters shares in exchange for 300,000 Garrett shares; and

         o Ross Smith will receive 25,000 Waters shares in exchange for 75,000 Garrett shares.

The cash received in the merger will be divided among all Garrett shareholders (including Madren, Robert and Smith with respect to any Garrett shares remaining after the exchange described above) in proportion to the percentage of Garrett common stock owned by each Garrett shareholder, at a price of $2.00 for each Garrett share. The cash to be received in the merger will be decreased by $2.00 for each Garrett dissenting share.

Treatment of Stock Options


         Each option to purchase shares of Garrett common stock that is outstanding at the effective time of the merger will be assumed by Waters. The Garrett options assumed by Waters will be exercisable upon the same terms and conditions as under the Garrett options except that the Garrett options will entitle the holder to purchase from Waters the number of shares of Waters common stock equal to 1 share of Waters common stock for every 3 shares of Garrett common stock the holder is entitled to purchase under the holder's Garrett options immediately prior to the effective time of the merger. The option exercise price per share of Waters common stock shall be an amount (rounded to the nearest full cent) equal to the option exercise price per share of Garrett common stock in effect immediately prior to the effective time of the merger multiplied by three.


         The merger agreement contemplates that the unvested Garrett options held by Ross Smith, JoAnn Madren, Percy Kawas and Robert Novak, all directors of Garrett, will be accelerated and fully vested as of the effective time of the merger. In addition, each option to purchase shares of Garrett common stock that is exercised between November 3, 1999 and the effective time will receive 1 share of Waters common stock for every 3 shares of Garrett common stock.

         Waters will use its best efforts to cause the Waters common stock issued upon exercise of the assumed Garrett options to be registered on Securities and Exchange Commission Form S-8 as soon as practicable following the effective time of the merger. Waters will use its best efforts to maintain the effectiveness of such registration statement as long as any Garrett options remain outstanding and will reserve a sufficient number of shares of Waters common stock for issuance upon exercise of Garrett options.

Representations and Warranties

         The merger agreement contains various representations and warranties made by Garrett, and, where applicable, Frank Madren, Christopher Robert, and Ross Smith, including representations and warranties relating to:

         o        due organization, valid existence and good standing;

         o        authority to execute and deliver the merger agreement;

         o the absence of the need for certain governmental filings in order to complete the merger;

         o the absence of the need for any consent, approval, waiver or other action by any person under any contract, agreement, indenture, lease, instrument or other document to which Garrett is a party;

         o        the binding effect of the merger agreement;

         o        capitalization;

         o        the preparation of audited financial statements;

         o the absence of certain material events after December 31, 1998;

         o        title to assets;

         o        claims and litigation;

         o        tax matters;

         o benefit plans and certain matters relating to the Employee Retirement Income Security Act of 1974, as amended;

         o        compliance with laws;

         o        broker's and finder's fees;

         o        intellectual property;

         o        environmental matters;

         o        contracts;

         o        real property;

         o        the absence of undisclosed material obligations;

         o the absence of any citations or decisions by any governmental or regulatory body related to Garrett products;

         o        the absence of any rejection or return of Garrett's products;

         o        the merchantability of Garrett's inventory;

         o        the validity of Garrett's accounts and notes receivables;

         o        customers and suppliers;

         o        year 2000 programs;

         o        employees;

         o        insurance;

         o        potential conflicts of interest;

         o        bank accounts;

         o        minute books; and

         o        the information disclosed by or on behalf of Garrett.

         The merger agreement contains various representations and warranties made by Waters, including representations and warranties relating to:

         o the authorization, execution, delivery and enforceability of the merger agreement;

         o the absence of the need for certain governmental filings in order to consummate the merger;

         o the absence of the need for any consent, approval, waiver or other action by any person under any contract, agreement, indenture, lease, instrument or other document to which Waters is a party;

         o        capitalization;

         o the financial statements and filings with the Securities and Exchange Commission accurately represents Waters financial position;

         o        the binding effect of the merger agreement;

         o        due organization, valid existence and good standing;

         o        material obligations and events; and

         o        the information disclosed by or on behalf of Waters.

Certain Covenants

         Except as expressly provided in or contemplated by the merger agreement, Garrett has agreed not to do any of the following without the prior written consent of Waters:

         o        amend its articles of incorporation or bylaws;

         o authorize for issuance, issue, sell, or deliver any stock of any class or any securities convertible into shares of stock of any class of Garrett common stock;

         o split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of its capital stock; or redeem or otherwise acquire any shares of its capital stock or other securities; or amend or alter any material term of any of its outstanding securities;

         o create, incur or assume any indebtedness for borrowed money (except under current credit facilities or renewals of such current credit facilities or renewals of such current credit facilities on substantially the same terms as currently exist), or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person; or create, incur or assume any Lien on any material asset;

         o increase the compensation of any of its directors, officers, employees, shareholders or consultants, or accelerate the payment of any such compensation;

         o pay or accelerate or otherwise modify the payment, vesting, exercisability, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option or other employee benefit;

         o commit to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance, change of control, retirement or other employee benefit plan, agreement or arrangement;

         o except in the ordinary course of business, sell, transfer, mortgage, or otherwise dispose of or encumber any real or personal property;

         o pay, discharge or satisfy claims, liabilities or obligations or cancel any debts or waive any claims or rights, which involve payments or commitments to make payments which individually exceed $2,000 or, in the aggregate, exceed $5,000;

         o        make or agree to make any new capital expenditure exceeding
                  $10,000;

         o enter into, amend or terminate any joint ventures or any other agreements, commitments or contracts that, individually or in the aggregate, are material to Garrett or any subsidiary (except agreements, commitments or contracts expressly provided for or contemplated by the merger agreement or for the purchase, sale or lease of goods, services or properties in the ordinary course of business, consistent with past practice), or otherwise make any material change in the conduct of the business or operations of Garrett or any subsidiary;

         o enter into or terminate, or amend, extend, renew or otherwise modify any distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply or similar contract, agreement or understanding;

         o change its credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

         o remove or permit to be removed from any building, facility or real property any machinery, equipment, fixture, vehicle or other personal property or parts thereof, except in the ordinary course of business and except for movement from one facility of Garrett to another such facility;

         o alter or revise its accounting principles, procedures, methods or practices, except as may be required by generally accepted accounting principles;

         o institute, settle or compromise any claim, action, suit or proceeding pending or threatened by or against it involving amounts in excess of $10,000;

         o distribute or otherwise circulate any notices, directives or other communications directed to all or groups of customers, vendors, employees, distributors or others associated with its business;

         o take any action that would render any representation, warranty, covenant or agreement of Garrett in this agreement inaccurate or breached as of the closing date; or

         o knowingly take any action that would have the effect of jeopardizing the qualification of the merger as a reorganization under Section 368(a) of the Internal Revenue Code or cause the merger to fail to meet the standards for such reorganization set forth in Rev. Proc. 77-37, 1977-2 C.B. 568.

In addition, Garrett agreed to:

         o use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of the Garrett or the Garrett shareholders to consummate the merger agreement;

         o deliver to Waters a list of names and addresses of those persons, in Garrett's reasonable judgment are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act;

         o refrain from taking any action which would render any representation, warranty or agreement of Garrett inaccurate or breached as of the closing of the merger in any material respect;

         o solicit, entertain, discuss or consider any offer, inquiry or proposal with respect to the sale, merger or other acquisition or licensing of the business or assets of Garrett or of any outstanding Garrett common stock by any third party other than Waters, subject only to the fiduciary duties of the board of directors of Garrett;

         o not solicit approval of the Garrett shareholders for the merger, either formally or informally, prior to the distribution to and receipt of a prospectus;

         o cause Frank Madren, Chuoc Linh and Mark Vaughan to execute and deliver to Waters a noncompetition agreement;

         o cause Frank Madren, Chuoc Linh and Mark Vaughan to execute and deliver to Waters employment agreements;

         o cause each of its officers and directors to execute and deliver to Waters such officer's and/or director's resignation from such positions with Garrett as Waters may request effective upon the effective time of the merger;

Each of Waters and Garrett have agreed to:

         o allow the other's accountants, officers, directors, employees, counsel and other representatives, reasonable access during normal business hours, to all of its properties, books, contracts, commitments and records;

         o use all reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement;

         o take all actions necessary under federal or state securities laws and use all reasonable efforts to have declared effective or approved, all documents and notifications with the Securities and Exchange Commission and other governmental or regulatory bodies that are necessary or appropriate for the completion of the merger;

         o furnish to each other copies of all balance sheets and related statements of income, changes in financial position and Garrett's changes in shareholders' equity; and

         o promptly notify each other in writing of the occurrence of any event that shall or could reasonably be expected to result in the failure to satisfy any of the conditions specified in the merger agreement.

Interests of Garrett's Officers and Directors in the Merger

         In considering the recommendation of the Garrett board of directors with respect to the merger agreement, the merger and the transactions related to the merger, the Garrett shareholders should be aware that Frank Madren, director, officer and significant shareholder of Garrett, and Chuoc Linh and Mark Vaughan, employees of Garrett, have entered into employment agreements with Waters with respect to employment following the merger. The employment arrangements present these individuals with potential conflicts of interest.

         In addition, the merger agreement contemplates that Christopher Robert, a significant Garrett shareholder, and Frank Madren, director, officer and significant shareholder of Garrett, will be elected to the Waters board of directors as soon as practicable after the effective time of the merger.

         Moreover, the Garrett shareholders should be aware that Frank Madren, Christopher Robert and Ross Smith, who together own approximately 81% of the Garrett common stock, are entitled to receive under the merger agreement all of the 375,000 shares of Waters common stock to be issued in the merger. In addition, they are entitled to receive cash for any remaining shares of Garrett common stock they hold that are not exchanged for Waters common stock. A total of 15% of the merger shares payable to these individuals will be set aside in escrow to satisfy any claims brought under the merger agreement for a period of 90 days after the completion of the first fiscal year-end audit of the combined operations of Waters and the Waters wholly-owned subsidiary.

         Finally, the merger agreement contemplates that the unvested Garrett options of Ross Smith, Jo Ann Madren, Percy Kawas and Robert Novak, all directors of Garrett, will become vested as of the effective time of the merger.

Conditions to Completion of the Merger; Waiver


         The obligations of Waters to effect the merger are subject to the satisfaction at or prior to the merger of certain conditions, including that:


         o each representation and warranty of Garrett, and, where applicable, Mr. Madren, Mr. Smith and Mr. Ross, and Madren contained in the merger agreement is true in all material respects;

         o Waters has received a legal opinion from Garrett's counsel with respect to the agreement;

         o all necessary permits, authorizations, consents and approvals have been received by Garrett;

         o no suit, action or other proceeding is pending or threatened that seeks to restrain or prohibit the merger;

         o no statute, rule, regulation, order, or interpretation shall have been enacted, entered or deemed applicable by any government or court which would make the merger illegal;

         o Waters has received executed employment agreements and executed non-competition agreements from Frank Madren, Chuoc Linh and Mark Vaughan;

         o the officers and directors of Garrett and each subsidiary specified by Waters have tendered their respective resignations;

         o Garrett, Frank Madren, Christopher Robert and Ross Smith and the escrow agent will have executed and delivered to Waters the Escrow Agreement;

         o the Form S-4 will be effective under the Securities Act and the shares of Waters common stock to be delivered pursuant to the merger have been duly listed on the Nasdaq National Market;

         o        Waters has received an executed Standstill Agreement;

         o Waters has received an executed affiliate letter from each individual identified as an affiliate by Garrett;

         o dissenters' rights have not been asserted with respect to more than 5% of the outstanding Garrett shares;

         o each of Waters and Garrett will receive a written opinion from its counsel indicating that the merger will constitute a reorganization under Section 368 of the Internal Revenue Code;

         o the closing sale price of Waters common stock as quoted on the Nasdaq National Market on the trading day immediately preceding the closing date, as reported in the Wall Street Journal, will be $6.00 or more; and

         o Waters, WG Merger Corp., Garrett and Frank Madren will execute and deliver an agreement respecting certain costs.

In addition, the obligations of Garrett to affect the merger are subject to the satisfaction at or prior to the merger of certain conditions, including that:

         o the representations and warranties of Waters contained in the merger agreement are true in all material respects;

         o Garrett has received a legal opinion from Waters' counsel with respect to the agreement;

         o all necessary permits, authorizations, consents and approvals have been received;

         o no suit, action or other proceeding shall be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit the merger;

         o Waters has taken all action necessary to have Frank Madren and Christopher Robert elected to the Waters board of directors;

         o Waters and the escrow agent will execute and deliver to Garrett, Mr. Madren, Mr. Robert and Mr. Smith the escrow agreement;

         o no statute, rule, regulation, order, or interpretation has been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the merger illegal;

         o each of Garrett and Waters will receive a written opinion from its counsel indicating that the merger will constitute a reorganization under Section 368 of the Internal Revenue Code;

         o the Form S-4 will be effective under the Securities Act and the shares of Waters common stock to be delivered pursuant to the merger shall have been duly listed on the Nasdaq National Market;

         o the principal terms of the merger agreement will be approved by the Garrett shareholders;

         o pursuant to a letter agreement, Waters will cause the assets of Waters Network System to be transferred to WG Merger Corp. and WG Merger Corp. will assume the liabilities of Waters Network Systems; and

         o the closing sale price of Waters common stock as quoted on NASDAQ on the trading day immediately preceding the effective time of the merger, as reported on the Wall Street Journal, will be $6.00 or more.

Amendment and Termination of the Merger Agreement; Effects of Termination

     The merger agreement may be terminated at any time prior to the effective time of the merger:

         o by mutual consent of the board of directors of Waters and the board of directors of Garrett;

         o by either Waters or Garrett if, without fault of such terminating party, the merger shall not have been completed on or before February 29, 2000;

         o by Garrett if any of the conditions specified in Article VII of the merger agreement have not been satisfied or waived by Garrett; or

         o by Waters if any of the conditions specified in Article VI of the merger agreement have not been satisfied or waived by Waters.

Indemnification and Escrow

         The merger agreement provides that Frank Madren, Christopher Robert and Ross Smith will indemnify Waters and each of its subsidiaries, officers and directors against any and all losses, damages, liabilities, interest and penalties, costs and expenses (including, reasonable legal fees and disbursements), but reduced by any recovery under insurance policies, and by any net tax benefit accruing to Waters resulting from or incurred by any person to be indemnified under the agreement by reason of any breach of any representation, warranty, covenant or agreement of Garrett contained in the merger agreement or any agreement, certificate or document executed and delivered by Garrett or Mr. Madren, Mr. Robert and Mr. Smith pursuant to the merger agreement.

         The indemnification obligation will not apply unless the losses exceed a total of $100,000.00 and, if the losses exceed the $100,000.00, then the indemnification provided will include only losses in excess of the $100,000.00 up to the maximum value of the Waters shares that are placed in escrow.

         In addition, Waters has agreed to indemnify, defend and hold harmless the Garrett shareholders and their affiliates, agents and counsel from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified by reason of any breach of any representation, warranty, covenant or agreement of Waters contained in the merger agreement or any agreement, certificate or document executed and delivered by Waters pursuant to or in connection with the transactions contemplated by the merger agreement.

         As security for the indemnification obligations described above, certificates representing 15% of the shares payable to the Garrett shareholders will be deposited in escrow. The escrow fund will be Waters' sole recourse for indemnification and will remain in existence for the period beginning on the date of closing and will remain in effect for 90 days after the completion of the first fiscal year-end audit of the combined operations of Waters and Garrett.

Agreement Respecting Certain Costs

         As a condition to Waters' obligation to complete the merger, Waters, Garrett, WG Merger Corp. and Frank Madren entered into an agreement with respect to certain costs. The agreement provides that WG Merger Corp. will become liable for all of the past, present and future liabilities of Garrett with respect to the following costs:

         o income tax liabilities for Garrett for the years prior to and including 1996;
         o        the fees of Garrett's accountants;

         o        the fees of Garrett's attorneys;
         o liabilities with respect to Garrett and Garrett Communications UK Limited; and
         o        certain obligations under a letter agreement with Mr. Doug
                  Thompson.

     The agreement further provides the WG Merger Corp. will assume the risks associated with the following operating contingencies:

         o the inability to collect in full Garrett's accounts receivable as of the closing date of the merger; and
         o the inability to sell all of Garrett's inventory as of the closing date of the merger.

         Waters will increase the merger consideration to be paid to the Garrett shareholders in the form of fifty percent cash and fifty percent Waters common stock to the extent the costs incurred are less than one million dollars. In the event that the costs exceed one million dollars, Frank Madren will reimburse Waters for the amount the costs exceed one million dollars.

Restrictions on Resale of Waters Common Stock

         The Waters common stock issuable in the merger has been registered under the Securities Act and will be freely transferable by the recipients, except as provided in this paragraph. The shares of Waters common stock to be issued in the merger and received by persons who may be considered to be "affiliates" of Garrett before the merger or "affiliates" of Waters after the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. An affiliate is a person who controls, is controlled by, or is under common control with Garrett before the merger or Waters after the merger. Garrett has delivered to Waters, and agreed to update as necessary, a list identifying all persons who are affiliates of Garrett for purposes of Rule
145. Garrett has delivered to Waters from each person identified as an affiliate, and has agreed to use all reasonable efforts to cause each person who is subsequently identified as an affiliate to deliver to Waters at or before the effective time of the merger, an agreement that each person will not offer to sell, sell, or otherwise dispose of any shares of Waters common stock received in the merger in violation of the Securities Act.

         It is estimated that affiliates of Garrett will receive a maximum of approximately 375,000 shares of Waters common stock upon completion of the merger. The 375,000 shares would constitute approximately 20% of the total number of shares of Waters common stock anticipated to be outstanding immediately after the effective time of the merger, after giving effect to the shares issued pursuant to the merger.

Material Federal Income Tax Consequences

         The following discussion is a general summary of certain material United States federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder, judicial precedent relating thereto, and current rulings and administrative practice of the Internal Revenue Service in each case as in effect as of the date of this proxy statement/prospectus and all of which are subject to change at any time, possibly with retroactive effect. This discussion does not take into account the fact and circumstances of any particular shareholder of Garrett, and assumes that the Garrett stock is held as a "capital asset" (i.e., property held for investment) within the meaning of Section 1221 of the Code at the effective time of the merger. Neither Waters nor Garrett has sought a ruling from the IRS with respect to the income tax consequences of the merger and related transactions, and there can be no assurance that the IRS will not take a different view of the transaction.

         HOLDERS OF GARRETT STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

         Tax Consequences of the Merger. The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. It is a condition to the merger that both Fenwick & West LLP, counsel to Garrett, and Fredrikson & Byron, P.A., counsel to Waters, will render opinions, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by a shareholder of Garrett stock as a result of the merger except with respect to cash received by the shareholder; including cash received in lieu of fractional shares or pursuant to the exercise of dissenters' rights and if a holder of Garrett stock receives cash, gain, if any, realized by the holder of Garrett stock pursuant to the merger will be recognized, but only to the extent of the cash received. Certain closing conditions must be fulfilled before either Fenwick & West LLP or Fredrikson & Byron will issue tax opinions. Specifically, the merger agreement sets forth closing conditions to both Waters and Garrett's obligations requiring a $6.00 minimum price per share for Waters common stock. If this closing condition is either waived or amended by Waters or Garrett, neither Fenwick & West LLP nor Fredrikson & Byron will issue a tax opinion if the Waters common stock closing price per share is at or below $5.24.

         Garrett shareholders will receive Waters stock and cash in exchange for Garrett shares pursuant to the merger and will realize gain or loss equal to the excess of the fair market value of the Waters stock and the cash received by the shareholder over the shareholder's basis in his or her Garrett stock. Any loss will not be recognized and gain will be recognized only to the extent of the cash received. As to each shareholder, the recognized portion of the realized gain will be treated as capital gain or, if the exchange has the effect of the distribution of a dividend under the tests set forth in Sections 356 and 302 of the Code, then as a taxable dividend to the extent of the shareholder's ratable share of Garrett's accumulated earnings and profits, with the remainder of the gain, if any, first treated as a non-taxable recovery of basis of the shareholder in his/her stock, and then as capital gain. In applying the dividend tests under Section 302 of the Code to a particular shareholder, Garrett stock or Waters stock that is held by a person related to the Garrett shareholder may be deemed to be constructively owned by the shareholder, in accordance with the rules under Section 318 of the Code. If, at the effective time of the merger, the Garrett shares then exchanged have been held by a Garrett participant shareholder for more than one year, capital gain or loss recognized by the shareholder of the effective time of the merger will be long-term capital gain or loss. Under current law, long-term capital gains of individuals are taxed at a maximum rate of 20%. Gain of individuals which is not long-term capital gain will be taxed at ordinary income rates.

         Characterization of Cash Received. Under Section 302, a redemption will be treated as a sale or exchange of stock (and not as a dividend) if it is a "complete redemption" of a shareholder's interest, if it is "substantially disproportionate" with respect to a shareholder, or if it is "not essentially equivalent to a dividend." In determining whether a reorganization exchange has the effect of the distribution of a dividend, the application of Section 302 of the Code is determined as if the gain is recognized as a result of a deemed post-reorganization redemption of the acquiring corporation's stock. Thus, for this purpose, each Garrett shareholder will be treated as having received solely Waters stock for the shareholder's Garrett stock, a portion of which Waters stock will then be treated as redeemed by Waters for an amount equal in value to the cash that the shareholder actually received. The determination as to whether an exchange has the effect of the distribution of a dividend is made on a shareholder-by-shareholder basis. A distribution will be "substantially disproportionate" with respect to a particular shareholder (thus qualifying for sale or exchange treatment) if that shareholder's actual and constructive percentage interest in Waters after his or her shares are treated as redeemed is: (i) less than 80% of that shareholder's actual and constructive percentage interest in Waters immediately prior to the redemption; (ii) less than 80% of that shareholder's actual and constructive ownership of the Waters' common stock (whether voting or nonvoting) immediately prior to the redemption; and, (iii) and, after the redemption, the shareholder owns, actually and constructively, less than 50% of the total combined voting power of all Waters stock entitled to vote. Even if a shareholder fails to meet the "substantially disproportionate" test described above, an exemption from dividend treatment may nevertheless be available depending upon the individual shareholder's particular facts and circumstances under the "not essentially equivalent to a dividend" test.

         Basis and Holding Period of Waters Common Stock Received. The aggregate basis of the Waters stock to be received by a Garrett shareholder will be the same as the aggregate basis of the Garrett stock surrendered in exchange therefor, decreased by the amount of cash received (including cash received in lieu of fractional shares), and increased by the amount of gain recognized on the exchange (excluding any portion of the gain that was treated as a dividend and taxed as ordinary income). The holding period of the Waters stock to be received by a Garrett shareholder will include the holding period of the Garrett stock surrendered in exchange therefor.

         Cash in Lieu of Fractional Shares. A Garrett shareholder who received cash in lieu of a fractional share of Waters stock will generally be obligated to report capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in his or her Garrett stock allocable to the fractional share interest. The gain or loss will be long-term if the Garrett stock has been held for more than one year at the Effective Date.

         Backup Withholding. Under the Code, a payment to a shareholder of Garrett stock may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to the amount of cash, if any, received pursuant to the merger, unless the shareholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the IRS.

         Limitations on Tax Opinion and Discussion. The discussion of certain U.S. federal income tax consequences presented above and the tax opinions that will be delivered by Fenwick & West LLP and Fredrikson & Byron will be subject to certain closing conditions and will be based on the accuracy of the representations in the merger agreement. Specifically, the merger agreement sets forth closing conditions to both Waters and Garrett's obligations requiring a $6.00 minimum price per share for Waters common stock. If this closing condition is either waived or amended by Waters or Garrett, neither Fenwick & West LLP nor Fredrikson & Byron will issue a tax opinion if the Waters common stock closing price per share is at or below $5.24. Neither Waters nor Garrett has requested or will request a ruling from the IRS with regard to any of the U.S. federal income tax consequences of the merger, and the Tax Opinion described above would neither be binding upon the IRS nor preclude it from adopting a contrary position.

         A successful IRS challenge to the status of the merger as a tax-free reorganization would likely result in Garrett being treated as if it had sold all of its assets to WG Merger Corp. in a taxable transaction, followed by the liquidation of Garrett in which the Garrett shareholders receive the sale proceeds (cash and Waters stock) in consideration for the taxable sale of their Garret stock. In such event, each Garrett shareholder would be required to recognize all of his or her realized gain or loss with respect to the disposition of each of his or her shares of Garrett stock equal to the difference between the basis of his or her Garrett stock and the fair market value of the property received (the cash and Waters stock). Further, in such event, Garrett would be subject to tax on the deemed sale of its assets to WG Merger Corp., with gain or loss for this purpose measured by the difference between Garrett's basis in its assets and the fair market value of the consideration deemed received (the cash and Waters stock). Such gain or loss would be reported on its final tax return, subject to the effect of any tax carryovers and the effect of its other income or loss for such period, and WG Merger Corp. would become liable for any such tax liability by virtue of the merger.

Accounting Treatment

         The merger and other transactions will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. These transactions result, for financial accounting purposes, in the effective purchase of all of the Garrett stock by Waters. Accordingly, the assets and liabilities of Garrett will be adjusted to fair value for financial accounting purposes and the results of operations of Garrett will be included in the results of operations of Waters for periods after the effective time of the merger. Any excess of cost over the fair value of the net tangible assets of Garrett acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

Appraisal Rights of Dissenting Garrett Shareholders

         If the merger occurs, then under the California law regarding dissenting shareholders' appraisal rights, Garrett shareholders who do not vote their Garrett shares in favor of the merger may, under certain conditions, become entitled to be paid cash for their Garrett shares instead of receiving Waters common stock in the merger. Holders of options or warrants to purchase Garrett stock will not be entitled to appraisal rights in connection with the merger by virtue of holding the options or warrants.

         Under the merger agreement, it is a condition to Waters' and Garrett's obligations to complete the merger that holders of no more than 5% of the outstanding shares of Garrett common stock have asserted dissenting shareholders' appraisal rights.

         When the merger becomes effective, shareholders of Garrett who do not vote in favor of the merger and who comply with the procedures prescribed in Chapter 13 of the California Corporations Code, or Chapter 13, will be entitled to a judicial appraisal of the "fair market value" of their shares and to require Waters to purchase the shareholder's shares for cash at that fair market value. For this purpose, "fair market value" is determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger.

         The following is a brief summary of the statutory procedures that a shareholder of Garrett must follow in order to dissent from the merger and perfect appraisal rights under the California Corporations Code. This summary is not intended to be complete and is qualified in its entirety by reference to Chapter 13, the text of which is included as Annex F to this proxy statement / prospectus. Any Garrett shareholder considering demanding appraisal is advised to consult legal counsel.

         To exercise dissenters' appraisal rights under California law, a Garrett shareholder must be entitled to vote on the proposal to approve the merger (or be a transferee of record of shares held by such a shareholder). Under Chapter 13, appraisal rights can only be exercised with respect to shares of Garrett stock that are outstanding on the record date for the determination of Garrett shareholders entitled to vote on the merger.

         If the merger is approved by Garrett's shareholders, but any Garrett shareholders do not vote in favor of the merger, then within 10 days after the date of the approval of the merger by Garrett's shareholders, Waters will mail to each Garrett shareholder who did not vote in favor of the merger a notice of approval of the merger, together with a copy of Sections 1300, 1301, 1302, 1303 and 1304 of the California Corporations Code, a statement of the price determined by Waters to represent the fair market value of dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise dissenters' appraisal rights under California law. The statement of the fair market value of the Garrett stock in the notice of approval will constitute an offer by Waters to purchase at that price any shares of Garrett stock for which dissenters' appraisal rights are perfected.

         A shareholder of Garrett wishing to require Waters to purchase his, her or its Garrett shares pursuant to Chapter 13 must take all of the following actions:

         (1) The shareholder must not vote in favor of approval of the merger;

         (2) The shareholder must make written demand upon Waters to have Waters purchase those shares for cash at their fair market value. The demand must be made by a person who was a shareholder of record on the record date of the Garrett special meeting, must state the number and class of dissenting shares held of record by the dissenting shareholder and must contain a statement of what the shareholder claims to be the fair market value of the shares as of the last day before the merger was first announced. The statement of fair market value by the shareholder will constitute an offer by the shareholder to sell the shares to Waters at the specified price. Waters must receive the written demand within 30 days after the date on which the notice of the approval of the merger by Garrett's shareholders is mailed to the shareholder. If Water does not receive the shareholder's demand within this 30-day period, then the shareholder will forfeit his, her or its appraisal rights.

         (3) The shareholder must also submit to Waters, within 30 days after the date on which the notice of approval of the merger by Garrett's shareholders is mailed to the shareholder, at Waters' principal office or the office of its transfer agent, the certificates representing any shares of Garrett common stock with respect to which demand for purchase is being made, to be stamped or endorsed with a statement that the shares are "dissenting shares."

         Written demands, notices or other communications concerning the exercise of dissenters' rights should be addressed to:

         Waters Instruments, Inc.
         2950 Xenium Lane North #108
         Plymouth, MN  55441
         Attn:  Secretary

         Under California law, a dissenting shareholder may not withdraw his, her or its demand for payment of the fair market value of the shareholder's dissenting shares in cash unless Waters consents.

         If the shareholder and Waters agree that the shares of Garrett stock as to which the shareholder is seeking appraisal rights are dissenting shares, and also agree upon the price to be paid to purchase the shares, then the dissenting shareholder is entitled to the agreed price, plus interest at the legal rate on judgments under California law from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between Waters and any dissenting shareholder must be filed with the Secretary of Waters.

         However, if Waters denies that the shareholder's shares qualify as dissenting shares eligible for purchase under Chapter 13 or Waters and the shareholder fail to agree upon the fair market value of the shares, then the shareholder may, within six months after the date on which Garrett mailed to the shareholder the notice of approval of the merger by Garrett's shareholders, but not after that, file a complaint in the California Superior Court requesting the court to determine whether the shareholder's shares qualify as dissenting shares that are eligible for appraisal rights, the fair market value of the shares, or both, or may intervene in any action pending on a complaint.

         If the court is requested to determine the fair market value of the shares, it must appoint one or more impartial appraisers to determine the fair market value of the shares. However, if the appraisers cannot determine the fair market value within 10 days of their appointment or within a longer time determined by the court, then the court will determine the fair market value. If the court determines that the shareholder's shares qualify as dissenting shares, then after determination of their fair market value Waters must pay the dissenting shareholder the fair market value of the shares, as determined by the court, plus interest at the legal rate from the date on which judgment is entered. Payment on the judgment is due upon the endorsement and delivery to Waters of the certificates for the shares as to which the appraisal rights are being exercised.

         The costs of the appraisal action, including reasonable compensation to the appraisers appointed by the court, will be allocated among Waters and dissenting shareholders as the Court deems equitable. However, if the appraisal of the fair market value of the shares exceeds the price offered by Waters, then Waters must pay all of the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by Waters for the shares in the notice of approval of the merger by Garrett's shareholders, then the court may in its discretion include attorneys' fees, fees of expert witnesses and interest in the costs payable by Waters.

         A written demand for appraisal must reasonably inform Garrett of the identity of the shareholder of record making the demand and that the shareholder intends to demand appraisal of the shareholder's shares. A demand for appraisal should be executed by or for the Garrett shareholder of record, fully and correctly, as that shareholder's name appears on the shareholder's stock certificate. If Garrett common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary. If Garrett common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner.

         Shareholders of Garrett considering whether to seek appraisal should bear in mind that the fair value of their Garrett common stock determined under Chapter 13 could be more than, the same as, or less than the value of the consideration they are to receive in the merger. Also, Waters reserves the right to assert in any appraisal proceeding that, for purposes thereof, the "fair value" of the Garrett common stock is less than the value of the consideration to be paid in the merger.

         The process of dissenting and exercising appraisal rights requires strict compliance with technical requirements. Garrett shareholders wishing to dissent should consult with their own legal counsel in connection with compliance with Chapter 13 of the California Corporations Code. Any shareholder who fails to comply with the requirements of Chapter 13 of the California Corporations Code, attached as Annex F to this proxy statement/prospectus, will forfeit his, her or its rights to dissent from the merger and exercise appraisal rights and will receive shares of Waters common stock.

           COMPARISON OF RIGHTS OF SHAREHOLDERS OF WATERS AND GARRETT

         After the merger, the three shareholders of Garrett who receive shares of Waters' common stock in the merger will become shareholders of Waters. This section summarizes the material differences between the rights of the holders of Garrett's common stock and Waters' common stock. This summary is qualified by reference to the charter documents and other instruments of Garrett and Waters that create the rights of their shareholders.

         Certain provisions of the Waters articles and the Waters bylaws may have the effect of delaying, deferring or preventing a change in control of Waters without further action by the shareholders, may discourage bids for Waters' common stock at a premium over the market price of the common stock and may adversely affect the market price of the common stock.

         Waters


         As of the record date, Waters currently is authorized to issue up to
(i) 5,000,000 shares of common stock, of which 1,494,279 shares are outstanding and held of record by 649 shareholders, and (ii) 120,000 shares of preferred stock, none of which are outstanding. The outstanding shares of Waters' common stock are, and the shares to be issued in the merger will be, when issued and delivered in accordance with the merger agreement, validly issued, fully paid and nonassessable. Additional shares of common stock may be issued by Waters from time to time. The board of directors of Waters is authorized to issue additional shares of Waters' common stock, but not to exceed the amount authorized by Waters' articles of incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the board of directors of Waters may deem appropriate without further shareholder action.


         The board of directors, without further action by the holders of common stock, may issue shares of preferred stock in one or more series and may fix or alter the relative, participating, optional or other rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences and conversion rights, and the description of and number of shares constituting any wholly unissued series of preferred stock. The board of directors, without further shareholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. No shares of preferred stock presently are outstanding, and Waters currently has no plans to issue shares of preferred stock. The issuance of preferred stock in certain circumstances may have the effect of delaying, deferring or preventing a change in control of Waters without further action by the shareholders, may discourage bids for Waters common stock at a premium over the market price of the common stock and may adversely affect the market price, and the voting and other rights of the holders, of common stock.

         Garrett


         Garrett's authorized capital stock consists of 10,000,000 shares of common stock. As of the record date, 2,324,375 shares of common stock were issued and outstanding and employee and director stock options to purchase a total of 241,250 shares were outstanding. All shares of Garrett's common stock outstanding are fully paid and nonassessable. The board of directors of Garrett is authorized to issue additional shares of Garrett's common stock, up to the number of shares authorized by Garrett's articles of incorporation, and to issue options and warrants for the purchase of shares of common stock, on such terms and conditions and for such consideration as the board of directors of Garrett may deem appropriate without further shareholder action.


         Comparison of Garrett Common Stock and Waters Common Stock

         As a result of the merger, three shareholders of Garrett's common stock (Frank Madren, Christopher Robert and Ross Smith) will become holders of Waters' common stock. These three shareholders will have different rights as shareholders of Waters than they had as shareholders of Garrett. These differences are due to differences in the respective articles of incorporation and bylaws of Garrett and Waters, and differences between the corporate laws of California, where Garrett is incorporated and by whose laws it is governed, and the corporate laws of Minnesota, where Waters is incorporated and by whose laws it is governed.

         The following is a summary of certain significant differences between the charter documents of Waters and Garrett and between the laws of Minnesota and California.

         Annual Meetings of Shareholders. The bylaws of Waters provide that regular meetings of the shareholders entitled to vote shall be held on an annual or other less frequent basis as determined by the board of directors or the chief executive officer, provided that if a regular meeting has not been held during the immediately preceding fifteen months, a shareholder or shareholders holding 3% or more of the voting power of all shares entitled to vote may demand a regular meeting of shareholders by written notice of demand given to an officer of Waters.

         Under the bylaws of Garrett, the Garrett annual meeting of shareholders must be held each year on June 15. California law provides that if there is a failure to hold the annual meeting for a period of 15 months after the last annual meeting, a court may order a meeting to be held after notice to the corporation giving it an opportunity to be heard. The Garrett bylaws provide that all notices of meetings of shareholders must be sent not less than 10 days nor more than 60 days before the date of the meeting. The notice must specify the place, date, and hour of the meeting. In the case of a special meeting, the notice must also specify the general nature of the business to be transacted. In the case of an annual meeting, the notice must specify the matters that the board intends to present for action. The Garrett bylaws provide that if any person or persons other than the board of directors wishes to call a special meeting of shareholders, he or she must make a request in writing, specifying the time of the meeting and general nature of the business proposed to be transacted at the meeting. Garrett must notify shareholders entitled to vote that a meeting will be held at the time requested by the shareholder, not less than 35 days nor more than 60 days after Garrett received the request.

         Special Meetings of Shareholders. The MBCA and the Waters bylaws provide that meetings of shareholders may be called by (i) the chief executive officer, (ii) the chief financial officer, (iii) two or more directors, (iv) shareholders holding 10% or more of the voting power of all shares entitled to vote (except that the voting power needed to demand a meeting to directly or indirectly effect a business combination is 25%), or (v) any other person authorized in the Waters articles or the Waters bylaws. The Waters bylaws provide that special meetings of shareholders may be called only by the parties listed in items (i) through (iv) above.

         California law provides that a special meeting of shareholders may be called by the board of directors, the Chairman of the Board, the President or the holders of shares entitled to cast not less than 10% of the votes at the meeting or such additional persons as may be provided in the articles or bylaws. The Garrett bylaws provide that special meetings of the shareholders may be called only by the board of directors, the Chairman of the Board, the President, or by one or more shareholders holding shares entitled to cast not less than 10% of the votes at that meeting.

         Action Without Meetings of Shareholders. The MBCA provides that any action which might be taken at a meeting of the shareholders may be taken without a meeting if done in writing and signed by all of the shareholders entitled to vote on that action.

         California law and the Garrett bylaws provide that any action that may be taken at a meeting of shareholders may also be taken by the written consent of the holders of at least the same proportion of shares as would be necessary to take the action at a meeting at which all shares entitled to vote were present and voted. In the election of directors, however, the written consent generally must be unanimous.

         Voting Rights; Shareholder Approvals. The Waters articles provide that each holder of record of shares of common stock shall be entitled to one vote per share on all matters submitted to a vote of the shareholders. The Waters bylaws provide that, except as specifically required otherwise under the Waters articles, the Waters bylaws or the MBCA, all matters submitted to the shareholders are decided by a majority vote of the shares entitled to vote and represented at a meeting at which there is a quorum. The Waters articles provide that where approval of shareholders is required by law, the affirmative vote of the holder of at least 66-2/3% of the voting power of all shares entitled to vote shall be required to authorize Waters to (i) merge, (ii) to exchange its shares for shares of another corporation, (iii) to sell, lease, transfer, or otherwise dispose of all or substantially all of its property and assets, including its goodwill, or (iv) to commence voluntary dissolution.

         The Garrett bylaws provide that each holder of Garrett's common stock is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders (other than the election of directors). Except as specifically required otherwise under the Garrett articles, the Garrett bylaws or California law, shareholder actions generally require the approval of the holders of a majority of Garrett's outstanding shares of common stock entitled to vote and represented at a meeting at which there is a quorum.

         Cumulative Voting. The Waters articles provide that no shareholder shall have the right to cumulate his votes in the election of directors.

         Under California law, any shareholder of a corporation is entitled to cumulate his or her votes for the election of directors, if at least one shareholder has given notice at the meeting before the voting of the shareholder's intention to cumulate his or her votes. California corporations are authorized, under specified circumstances, to eliminate cumulative voting in the election of directors. Garrett's articles of incorporation do not eliminate cumulative voting.

         Mergers and Reorganizations.

         California law generally requires shareholder approval of any reorganization, including a merger, exchange reorganization and sale-of-asset reorganization, or sale of all or substantially all of the assets of a corporation. The vote required is the affirmative vote of the holders of a majority of the outstanding shares of each class of capital stock of the corporation entitled to vote on the matter, unless the charter required a higher percentage. The Garrett articles do not require a higher percentage. In general, under California law, shareholder approval of a reorganization is not required if a corporation, or its shareholders immediately before the reorganization, or both, own, immediately after the reorganization, equity securities possessing more than 5/6 of the voting power of the surviving or acquiring corporation or its parent.

         Dividends and Repurchases of Stock. The board of directors of Waters, under the MBCA, may declare dividends without shareholder approval so long as the corporation will be able to pay its debts in the ordinary course of business after making the distribution.

         Generally, a California corporation may pay dividends out of retained earnings or if, after giving effect to the dividend, (i) the sum of the assets (excluding goodwill and specified other assets) of the corporation is at least equal to 1 1/4 times its liabilities (excluding specified deferred credits) and
(ii) the current assets of the corporation are at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes and interest expense for the two preceding fiscal years was less than the average of the interest expense of such corporation for those fiscal years, 1 1/4 times its current liabilities. In addition, neither a corporation nor any of its subsidiaries is authorized to make any distribution to the corporation's shareholders if the corporation or the subsidiary making the distribution is, or as a result of the distribution would be, likely to be unable to meet its liabilities.

         Inspection Rights. Under the MBCA, a shareholder has an "absolute right," upon written demand, to examine the following corporate documents: (i) the share register; (ii) records of all proceedings of shareholders for the last three years; (iii) records of all proceedings of the board for the last three years; (iv) the corporation's articles and all amendments currently in effect;
(v) the corporation's bylaws and all amendments currently in effect; (vi) certain financial statements and the financial statement for the most recent interim period prepared in the course of operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public record; (vii) reports made to shareholders generally within the last three years; (viii) a statement of the names and usual business addresses of its directors and principal officers; (ix) voting trust agreements; (x) shareholder control agreements; and (xi) a copy of agreements, contracts, or other arrangements or portions of them fixing the rights of a class or series of securities issued by the company.

         Under California law, a shareholder or shareholders holding a total of at least 5% of the outstanding voting shares of a corporation or who hold at least 1% of the voting shares and have filed a Schedule 14B with the SEC relating to the election of directors of the corporation have an absolute right to do either or both of the following:

         o inspect and copy the record of shareholders' names and addresses and share holdings during usual business hours upon five business days' prior written demand upon the corporation, or

         o obtain from the transfer agent for the corporation, upon written demand and upon payment of its usual charges, a list of the shareholders' names and addresses, who are entitled to vote for the election of directors, and their share holdings, of the most recent record date for which it has been compiled or as of a date specified by the shareholder.

California law requires that the list be made available on or before the later of five business days after the demand is received or the date specified in the demand, and that a corporation has the responsibility to cause its transfer agent to comply with the request.

         Amendment to Articles. The Waters articles provide that such articles may be amended by the affirmative vote of at least 66-2/3% of the voting power of the shares present and entitled to vote at a duly held meeting.

         Under California law, amendments to the articles of incorporation generally require the approval of the board of directors and the holders of a majority of outstanding shares entitled to vote and, where their rights are affected, by the holders of a majority of the outstanding shares of a class, whether or not the class is entitled to vote on the matter by the provisions of the charter.

         Amendment of Bylaws. The Waters bylaws provide that such bylaws may be amended by the affirmative vote of a majority of the board of directors of Waters, subject to the power of Waters' shareholders to change or repeal such bylaws. The Waters bylaws further provide that the board of directors of Waters shall not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies on the board of directors of Waters, or fixing the number of directors or their classifications, qualifications or terms of office, but the board of directors may adopt or amend a Bylaw to increase the number of directors.

         Under California law, bylaws may be adopted, amended or repealed either by the vote of a majority of the outstanding shares entitled to vote or by the approval of the board of directors. The articles of incorporation or bylaws may impose additional restrictions. Neither the Garrett articles of incorporation or bylaws impose additional restrictions. Amendments to the bylaws specifying or changing a fixed number of directors or the maximum or minimum number of directors or changing from a fixed to a variable board or vice versa may only be adopted by approval of the shareholders. The Garrett bylaws provide that new bylaws may be adopted or the existing bylaws may be amended by the vote or written consent of the holders of a majority of the outstanding shares entitled to vote. The bylaws further provide that subject to the rights of the shareholders, a bylaw may be adopted, amended or repealed by the board of directors.

         Preemptive Rights. The Waters articles state that no holder of shares of Waters shall have preemptive rights provided by the MBCA. The MBCA defines preemptive right as the right of a shareholder to acquire a certain fraction of the unissued securities or rights to purchase securities of a corporation before the corporation may offer them to other persons. Minnesota law provides that, with some exceptions, a shareholder has a preemptive right whenever the corporation proposes to issue new or additional shares or rights to purchase additional shares of the same series as the series held by the shareholder, unless denied or limited in the articles or by the board. Holders of Waters' common stock have no subscription, redemption or conversion rights.

         Holders of Garrett's common stock have no conversion, preemptive or other rights to subscribe for additional shares, and there are no redemption rights or sinking fund provisions with respect to the Garrett common stock.

         Directors. Under the MBCA and the Waters bylaws, directors hold office until the next annual meeting of shareholders or the election and qualification of their successors.

         The Garrett bylaws provide that the number of directors is not less than five nor more than nine until changed by an amendment adopted by Garrett's shareholders. The Garrett bylaws further provide that the board of directors must fix the exact number of directors within that range. The number of directors currently is fixed at five.

         If Waters shareholders approve the proposal set forth in this proxy statement/prospectus to amend the bylaws to provide for a staggered Board, the board of directors will be divided into two classes of directors. Initially, Class I directors shall be elected for a two year term and Class II directors to a three year term. Thereafter, both classes of directors shall serve three year terms. The proposed amendment to the Waters bylaws will further provide that (i) vacancies shall be filled solely by the affirmative vote of at least two-thirds of the remaining directors, (ii) shareholders may remove a director either with cause by the affirmative vote of at least a majority of the outstanding voting shares or without cause by the affirmative vote of at least two-thirds of the outstanding voting shares, and (iii) the board of directors may remove a director with cause by the affirmative vote of at least two-thirds of the directors or, if such director ceases to be employed as President, Chief Executive Officer or Vice President, by the affirmative vote of at least a majority of the directors.

         Personal Liability of Directors. The MBCA generally permits a Minnesota corporation's articles to eliminate or limit a director's personal liability to the corporation or its shareholders for monetary damages for breaches of a director's duty as a director. However, the articles cannot deprive the corporation or its shareholders of the right to enjoin transactions which violate a director's duty of care. Moreover, the articles cannot limit liability for any breach of the director's duty of loyalty, for transactions resulting in an improper personal benefit to the director or for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law. In addition, liability for illegal dividends, stock repurchases or other distributions to shareholders or for violations of Minnesota's securities statutes cannot be limited. The Waters articles include a provision limiting the personal liability of directors to the extent permitted by the statute.

         California law permits, with exceptions, a California corporation to adopt charter provisions eliminating the liability of its directors to the corporation or its shareholders for monetary damages for breach of the directors' fiduciary duty of care. The Garrett articles of incorporation eliminate the liability of directors to the fullest extent allowed by California law. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition, California law does not permit the elimination of monetary liability based on:

         o intentional misconduct or a knowing and culpable violation of law,

         o acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director,

         o        receipt of an improper personal benefit,

         o acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders where the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders,

         o acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders,

         o transactions between the corporations and a director who has a material financial interest in the transaction, or

         o        liability for improper distributions, loans and guarantees.

         Indemnification. Article Five of the Waters bylaws provides for indemnification of directors, officers and employees of Waters to the full extent permitted by Minnesota law. Minnesota law provides for mandatory indemnification of a person acting in an official capacity on behalf of the corporation (including a director, officer, employee or agent) if such person acted in good faith, received no improper personal benefit, acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Garrett's articles and bylaws provide that Garrett must indemnify its directors to the fullest extent permitted by law, including circumstances in which indemnification is otherwise discretionary. There is no action or procedure pending or, to the knowledge of Garrett, threatened which may result in a claim for indemnification of any director, officer, employee or agent.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Waters and Garrett, Waters and Garrett have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Rights of Dissenting Shareholders. Under Section 302A.473 of the MBCA, if a corporation calls a shareholders meeting to approve a merger in which such corporation is a party, the sale of substantially all of the assets of the corporation, or in certain other circumstances, the notice of the meeting must inform each shareholder of the right to dissent from such action and must include a copy of Section 302A.471 and Section 302A.473 of the MBCA and a brief description of the procedure to be followed under such sections. A shareholder who wishes to exercise dissenters' rights in such circumstances is entitled to demand the fair value of the shares owned by such shareholder.

         In general, California law requires dissenters' rights in share-for-share reorganizations and sale of assets reorganizations where a shareholder vote is required, as well as mergers where a shareholder vote is required. There are some exclusions for corporations whose shares are publicly traded.

                               UNAUDITED PRO FORMA
                          COMBINED FINANCIAL STATEMENTS

         The following unaudited Pro Forma Balance Sheet is derived from the Balance Sheets of the Company and Garrett Communications, Inc. at September 30, 1999. The unaudited Pro Forma Balance Sheet reflects the Company's merger with Garrett Communications, Inc. using the purchase method of accounting and assumes that such acquisition was consummated as of September 30, 1999. The following unaudited Pro Forma Statement of Operations is derived from the Statement of Operations of Waters for the fiscal year ended June 30, 1999 and the quarter ended September 30, 1999, both of which are included elsewhere in this Prospectus. The unaudited Pro Forma Statement of Operations reflects the merger of Garrett with a subsidiary of the Company using the purchase method of accounting and assumes that such acquisition was consummated as of July 1, 1998. The unaudited Pro Forma combined condensed statements of operations for the twelve months ended June 30, 1999 reflect Garrett's historical results of operations recasted from its fiscal year ended December 31, 1998 to an assumed fiscal year ended June 30, 1999 by adding and deducting the results of operations for the six months ended June 30, 1999 and 1998, respectively, to and from the results of operations for the fiscal year ended December 31, 1998.

         The unaudited Pro Forma Statement of Operations should be read in conjunction with the Financial Statements of the Company, the Financial Statements of Garrett Communications and the Notes thereto included elsewhere in this Prospectus. The Pro Forma Statement of Operations does not purport to represent what the Company's results of operations would actually have been if the merger with Garrett Communications, Inc. had occurred on the date indicated or to project the Company's results of operations for any future period or date. The pro forma adjustments, as described in the accompanying data, are based on available information and the assumptions set forth in the footnotes below, which management believes are reasonable.

                    WATERS INSTRUMENT/GARRETT COMMUNICATIONS
                        PRO FORMA STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1999
                                   (Unaudited)

                                                                                 Adjustments
                                       Waters                Garrett                 for
                                    Instruments,      Communications, Inc.       Acquisition          Pro Forma
                                        Inc.
                                  ------------------  ----------------------  ------------------  -------------------
Operations Statements Data:

Net Sales.....................          $17,585,000              $9,065,606                              $26,650,606
Cost of Sales.................           11,225,000               6,770,191                              $17,995,191
                                  ------------------  ----------------------  ------------------  -------------------
Gross Profit..................            6,360,000               2,295,415                               $8,655,415

Operating Expenses............
  Selling, general and
  administrative..............            4,862,000               1,921,114         (1) 368,554           $7,151,668
                                 ------------------  ----------------------  ------------------  -------------------
     Total operating expenses.            4,862,000               1,921,114             368,554           $7,151,668

Operating Income (loss).......            1,498,000                 374,301            -368,554           $1,503,747

Interest income (expense), net              133,000                                                         $133,000
Other income, net.............               -7,000                     197                                  -$6,803
Income Taxes..................              618,000                 138,000                                 $756,000
                                  ------------------  ----------------------  ------------------  -------------------
Net income (loss).............           $1,006,000                $236,498           -$368,554             $873,944

Earnings per common share:
     basic....................                $0.68                                                            $0.47
                                  ==================                                              ===================
     diluted..................                $0.67                                                            $0.45
                                  ==================                                              ===================

Weighted Average Number of
   Shares Outstanding:
     basic....................            1,469,348                                  (2)375,000            1,844,348

                                  ==================                                              ===================
     diluted..................            1,500,757                                  (3)425,351            1,926,108
                                  ==================                                              ===================

Notes:

(1) Represents the amortization of goodwill for the year ended June 30, 1999 using a useful life to 7 years.

(2) Pursuant to the merger agreement, Waters will issue 375,000 shares of Waters common stock to Garrett shareholders.

(3) The increase in weighted average number of shares outstanding reflects the Garrett stock options assumed by Waters.

                    WATERS INSTRUMENT/GARRETT COMMUNICATIONS
                        PRO FORMA STATEMENT OF OPERATIONS
                        QUARTER ENDED SEPTEMBER 30, 1999
                                   (Unaudited)

                                                                                 Adjustments
                                       Waters                Garrett                 for
                                    Instruments,      Communications, Inc.       Acquisition          Pro Forma
                                        Inc.
                                  ------------------  ----------------------  ------------------  -------------------
Operations Statements Data:

Net Sales.....................           $4,789,000              $3,264,607                               $8,053,607
Cost of Sales.................            2,990,000               2,327,582                               $5,317,582
                                  ------------------  ----------------------  ------------------  -------------------
Gross Profit..................            1,799,000                 937,025                               $2,736,025

Operating Expenses............
  Selling, general and
  administrative..............            1,256,000                 581,370         (1)  92,139           $1,929,509
                                  ------------------  ----------------------  ------------------  -------------------
     Total operating expenses.            1,256,000                 581,370              92,139           $1,929,509

Operating Income (loss).......              543,000                 355,655             -92,139             $806,516

Interest income (expense), net               41,000                                                          $41,000
Other income, net.............               -4,000                                                          -$4,000
Income Taxes..................              220,000                 142,000                                 $362,000
                                  ------------------  ----------------------  ------------------  -------------------
Net income (loss).............             $360,000                $213,655            -$92,139             $481,516

Earnings per common share:
     basic....................                $0.24                                                            $0.26
                                  ==================                                              ===================
     diluted..................                $0.24                                                            $0.25
                                  ==================                                              ===================

Weighted Average Number of
   Shares Outstanding:
     basic....................            1,471,279                                 (2) 375,000            1,846,279

                                  ==================                                              ===================
     diluted..................            1,507,469                                 (3) 433,441            1,940,910

                                  ==================                                              ===================

Notes:

(1) Represents the amortization of goodwill for the quarter ended September 30, 1999 using a useful life to 7 years.

(2) Pursuant to the merger agreement, Waters will issue 375,000 shares of Waters common stock to Garrett shareholders.

(3) The increase in weighted average number of shares outstanding reflects the Garrett stock options assumed by Waters.

                    WATERS/GARRETT BALANCE SHEETS (combined)
                            AS OF SEPTEMBER 30, 1999

                                   (Unaudited)

                                                                               Adjustments
                                       Waters               Garrett                for
                                    Instruments,        Communications,        Acquisition          Pro Forma
                                        Inc.                 Inc.
                                  ------------------  --------------------  ------------------- -------------------
ASSETS

Cash & Cash Equivalents           $       3,581,000      $          3,907    (1) $  -2,250,000    $      1,334,907
Net Trade Receivables                     2,718,000             1,922,759                                4,640,759
Inventories                               2,361,000             1,544,062                                3,905,062
Prepaid Expenses                             86,000                18,990                                  104,990
Deferred Income Taxes                       282,000                46,000                                  328,000
-------------------------------------------------------------------------------------------------------------------
Total Current Assets                      9,028,000             3,535,718           -2,250,000          10,313,718

Deposits                                                           10,584                                   10,584
Investment in Affiliate                                             2,370                                    2,370
Net Fixed Assets                          1,503,000               152,714                                1,655,714
Other Assets                                  3,000                                                          3,000
Goodwill                                     41,000                         (2)      2,579,876           2,620,876
===================================================================================================================
TOTAL ASSETS                      $      10,575,000      $      3,701,386        $     329,876     $    14,606,262
===================================================================================================================

LIABILITIES & STOCKHOLDER'S EQUITY
Current Portion LTD                          33,000                                                         33,000
Accounts Payable                          1,601,000             1,109,981                                2,710,981
Accrued Salaries, Wages & Other
   Compensation                             493,000                68,428                                  561,428
Product Warranties                          246,000                63,000                                  309,000
Other Accrued Liabilities                   136,000                                                        136,000
Income Taxes Payable                        271,000               159,353                                  430,353
-------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                 2,780,000             1,400,762                                4,180,762

Deferred Income Taxes                        59,000                15,000                                   74,000

Common Stock                                147,000               876,898   (3)       -839,398             184,500
Paid in Capital                           1,285,000                         (4)      2,578,000           3,863,000
Retained Earnings                         6,304,000             1,408,726   (5)     -1,408,726           6,304,000
Current Earnings
-------------------------------------------------------------------------------------------------------------------
Total Stockholder's Equity                7,736,000             2,285,624              329,876          10,351,500
===================================================================================================================
TOTAL LIABILITIES & EQUITY        $      10,575,000       $     3,701,386        $     329,876    $     14,606,262
===================================================================================================================

Notes:
================================================================================

(1) Pursuant to the merger agreement, Garrett Communication shareholders will receive $2,250,000 in cash.

(2) The excess of purchase price over the fair market value of net assets as follows:

         Cash                                                  $     2,250,000
         Discounted value of stock as determined by
            Investment Adviser                                       1,615,500
         Fair market value of stock options                    *       541,349
         Pre-acquisition contingencies assumed                 *       458,651
                                                                ==============
                                                               $     4,865,500
         Less the fair market value of net assets acquired           2,285,624
                                                                --------------
                                                               $     2,579,876
                                                                ==============

         * The agreement caps the sum of the fair market value of the options and preacquisition contingencies assumed at $1,000,000.

(3) The net decrease in common stock resulting from the elimination of Garrett Communications common stock and the addition of Waters common stock of 375,000 shares at $.10 per share.

(4)      The increase in additional paid-in-capital is as follows:

         Discounted value of Waters common stock issued        $     1,615,500
         Fair market value of stock options                            541,349
         Pre-acquisition contingencies assumed                         458,651
                                                                --------------
                                                               $     2,615,500
         Less amount assigned to common stock                           37,500
                                                                --------------
                                                               $     2,578,000
                                                                ==============

(5) The decrease resulting from the elimination of Garrett Communications pre-merger retained earnings.

                         INFORMATION CONCERNING GARRETT

Business

         Garrett designs, manufactures and markets Ethernet local area networking, or LAN, products that are cost-effective, easy-to-use and standards-compliant. Garrett's Magnum line of Ethernet LAN products features fiber-built-in networking ports to support premises fiber installations that may need bandwidth growth over time. The Magnum line consists of more than 100 different product models, and covers a variety of Ethernet LAN physical connectivity functions, media types, sizes and styles. Garrett focuses exclusively on Ethernet products that are rich in features, which it sells to large quality-sensitive OEMs, and to value added resellers primarily for small and medium sized organizations. Garrett sells its products internationally through distributors.

         Garrett's products are designed to function across either Ethernet or Fast Ethernet networks, and comply with the industry Ethernet standards, IEEE 802.3, to assure interoperability. Ethernet is a type of network topology that determines how packets, or message units, are handled and sent across the network. Standard Ethernet speed is 10 megabits per second (10Mb) and Fast Ethernet speed is 100 megabits per second (100Mb). Ethernet is the most widely used communication standard in local area networks, or LANs. A LAN is a group of computers and other devices dispersed over a relatively limited area and connected by a communications link that enables any device to interact with any other on the network. Traditionally, networks used shared Ethernet, in which multiple users share communication lines. Increasingly, networks are employing Ethernet switching technology, in which a switch filters traffic and selectively interconnects circuits. The result is a transmission path that provides a dedicated communication between a sending and receiving computer or device.

The Market

         The market for Garrett's products is driven by the demand for higher performance and increased functionality from the various components in the network infrastructure. Increased bandwidth, or network capacity, is necessary to accommodate a dramatic increase in the growth of network traffic. There are more computers on networks as hardware prices have declined and organizations increase their dependence on their computer systems. In addition, the increasing demands of high performance personal computers and workstations, the growth of the Internet, intranets and electronic commerce, and the introduction of complex graphics-intensive applications all contribute to the need to continually increase bandwidth.

         Organizations have responded to the need to increase network bandwidth by adopting Fast Ethernet, Ethernet switching and fiber media technologies in local area networks. Large organizations and organizations using complex applications such as publishing, imaging and graphics were the first to address bandwidth constraints by adopting higher speed technologies such as Fast Ethernet. Similarly, switching products were used primarily in larger companies because they were the first to experience congestion in their traditional network architectures. More recently, smaller companies and organizations have adopted Fast Ethernet and Ethernet switching technology. In addition, organizations are increasingly choosing fiber media to enable them to expand their networks in the future without investing in additional network infrastructure.

         Not only have the demands on Ethernet premises networks changed, but so, too, has their role. Business critical applications in communications facilities such as data communications centers, telephone central offices, and Internet POPs are increasingly dependent on Ethernet products for monitoring and managing operations. Garrett believes that premises networks have become industrial tools that deliver competitive advantages, and that the "industrial grade" premises networks market will continue to grow in the Internet infrastructure as well as in industrial control applications and public facilities. Reliable, feature-rich products are needed, and Garrett's Magnum line is targeted at these markets.

Garrett Products

         Garrett's Magnum line of products emphasizes fiber capabilities across the range of products. The products include switches, hubs, mixed-media concentrators, media converters, repeaters, and transceivers. The LAN standards employed include Ethernet and Fast Ethernet, and comply with the IEEE 802.3 standard. Several Magnum products support 10/100 dual speed capabilities. Selected models offer an optional -48 volt power supply for the communications facilities LAN market niche.

         In addition to the Magnum-labeled products, Garrett sells products to private-label OEMs who incorporate the Garrett products into their business, and resell them using the OEMs label and identity. The Waters Network Systems business has used several board-level Garrett products with the Waters brand name since April 1998.

Sales and Marketing

         Garrett markets its products domestically through OEMs, value added resellers and system integrators. Garrett sells its products internationally through distributors.

         Garrett believes that it has good relationships with its resellers and intends to continue to introduce new products through its existing distribution channels. Garrett promotes its products by participating in industry trade shows, by maintaining an extensive and informative web site, and other marketing efforts.

         Sales to customers outside the United States accounted for approximately 35% of Garrett's revenue in 1997, 30% in 1998 and 25% in the first nine months of 1999. All sales to international customers are denominated in U.S. dollars. As a result, Garrett's operating results are subject to the risks inherent in international transactions, including changes in regulatory requirements, exchange rate fluctuations that may make Garrett's products more expensive to non-U.S. purchasers, tariffs or other trade barriers and local business and political conditions.

         One customer, Black Box Corp., accounted for more than 10% of Garrett's revenue in each of 1997, 1998 and the first nine months of 1999. No other customer accounted for more than 10% of revenues during those periods.

         Garrett believes that a high level of continuing service and support is integral to its objective of developing and maintaining long-term relationships with its quality-oriented customers. Garrett's customer support personnel are responsible for servicing Garrett's products. They provide detailed manuals and technical post-sales support, mostly by means of email and the technical information on Garrett's web site. Internationally, Garrett provides customer support through its distributors and resellers and via the Internet.

         Garrett generally warrants its products for 3 years. The warranty is limited to Garrett's obligation to repair or replace the defective product. Garrett has not encountered material warranty claims in excess of reserves. In the future, warranty claims could exceed reserves, which could impact Garrett's results of operations. Garrett's warranty contains disclaimers of special, consequential and indirect damages and similar provisions. However, theses limitations of liability may not be legally enforceable in all jurisdictions.

         Garrett's agreements with its resellers and distributors can generally be terminated on short notice without cause, and do not provide for minimum purchase commitments or preclude the reseller or distributor from offering products that compete with those offered by Garrett. Any of Garrett's resellers or distributors may reduce or cease their efforts to sell Garrett's products.

Backlog

         Garrett generally ships products shortly after orders are received and consequently maintains very little backlog. As a result, Garrett does not believe that its backlog as of any particular date is indicative of future sales.

Research and Development

         Garrett's research and development efforts are focused on developing new products and enhancements to existing products. Garrett's product development activities are based on customer requirements and marketplace needs. Garrett's research and development expenditures were $352,549 in 1997, $435,405 in 1998 and $325,000 in the first nine months of 1999. As of September 30, 1999, Garrett had a total of 5 employees engaged in engineering and product development.

         Garrett continues to invest resources in engineering projects and will devote additional resources as needed to develop and bring to market additional products. In particular, new products and products currently under development include:

         Magnum DS80-series. This line of dual-speed switches/hubs with a built-in Fast Ethernet fiber backbone port used in small offices and classrooms where fiber cabling is in the infrastructure, is being expanded to include small-form-factor fiber built in. A model with copper-only ports is being added to rationalize other similar Magnum products and to consolidate production volumes. The new DS80-series models began shipping in the fourth calendar quarter of 1999.

         Magnum 4000-series. Currently under development, the Magnum 4000-series models are being designed to extend the range of 10/100 half- and full-duplex switches that are offered. Garrett expects these products to move the capabilities of the Magnum line further into the rapidly-growing Layer 2 switches at the high end of the Magnum line. Garrett anticipates that the Magnum 4000-series switches will be available in the first calendar quarter of 2000.

         Magnum 14E Media Converter. Garrett's Media Converters for 100Mb fiber connections are being re-designed to reduce cost and to add new features such as auto-negotiation support.

         Magnum 5000 Fiber Switch, Gigabit up-link option. The Magnum Model 5000 Fiber Switches were introduced in 1999. An extension for this line is being developed to offer a Gigabit Ethernet fiber port option on some models. The Gigabit models are expected to be available in the third calendar quarter of 2000.

         Garrett believes its future success will depend upon its ability to enhance and expand its existing product offerings and to develop new products in a timely manner that achieve rapid market acceptance. Substantially all of Garrett's products are designed to provide connectivity to Ethernet LANs. If Ethernet's importance declines as a result of alternative technologies, Garrett may be unable for technological or other reasons to modify its products or develop new products to support other technology. Garrett may not be successful in developing and marketing enhanced or new products, product delays may result in missed market opportunities, new or enhanced products may not gain market acceptance, and Garrett may not be able to respond effectively to technological changes or new industry standards.

Manufacturing

         Garrett's manufacturing operations consist primarily of component procurement and final assembly, test and quality control of components, subassemblies and systems. Garrett uses local third party contractors to manufacture and assemble printed circuit boards. The manufacturing process enables Garrett to configure its products in combinations to meet a wide variety of customer requirements. Garrett performs "burn-in" procedures and functional tests, as well as comprehensive inspections to assure the quality and reliability of its products.

         Garrett does not have a long-term supply agreement with any of its subcontractors. If any one of its subcontractors experiences financial or operational difficulties that result in a reduction or interruption in the supply of products to Garrett, or otherwise fails to deliver products to Garrett on time, Garrett would be required to obtain sufficient manufacturing supply through alternative sources. Garrett believes that alternative manufacturers are available; however, the qualification of any alternative sources and the commencement of volume manufacturing of Garrett's products could take a significant period of time.

         Garrett's product designs are proprietary but generally incorporate industry standard hardware components. However, there are semiconductor devices and components and subassemblies incorporated into Garrett's products that are currently available only from single sources. Other components are currently available or acquired only from a limited number of sources. To date, Garrett has been able to obtain adequate supplies of these components, as well as subassemblies from third party contractors, in a timely manner from existing sources, or, when necessary, from alternative sources, or to redesign its products to accommodate an alternative component. The inability to obtain sufficient sole or limited source components or subassemblies as required in the future, or to develop alternative sources or redesign its products if and as required in the future could result in delays or reductions in product shipments.

Competition

         The markets for Garrett's products are highly competitive, and Garrett believes that the competition will intensify. Competitive trends in Garrett's markets are continuing declines in average selling prices, coupled with improvements in product features and performance. Garrett expects these trends to continue.

         Garrett's primary competitors are Allied Telesyn, Asante, Canary, IMC and Lancast. Larger companies in the Ethernet market whose low-end products may also compete with Garrett include Nortel Networks, Cabletron, 3COM and Compaq. Many of these competitors and Garrett's potential competitors have greater financial, research and development, intellectual property, marketing and other resources than those of Garrett and have broader product lines and longer standing relationships with customers than Garrett. Garrett expects competition to increase in the future from existing competitors and from other companies that may enter Garrett's existing or future markets. Garrett believes that its ability to compete successfully depends upon a number of factors both within and outside of its control, including price; announcements by Garrett and its competitors; rapid development of new and enhanced products; product quality and performance; experienced sales, marketing and service organizations; and evolving standards. Garrett believes that its ability to compete is enhanced by its exclusive focus on Ethernet products, the breadth of its product line, its OEM relationships, particularly in private label products, its commitment to quality and service and its aggressive pricing. Garrett may not be able to compete successfully with its existing competitors, and it may not be able to compete successfully with new competitors.

Proprietary Rights

         Garrett treats its product designs as proprietary and relies primarily on a combination of copyrights, trademark and trade secret laws, and employee and third-party nondisclosure agreements, to protect its proprietary information. Garrett has no patents or patent applications pending. The contractual obligations may not maintain the confidentiality of Garrett's trade secrets. In addition, proprietary information may be breached by employees, consultants, advisors or others, and Garrett's trade secrets or proprietary technology may otherwise become known or be independently developed by competitors. Garrett licenses some technologies used in its products from third parties on a non-exclusive basis.

         It is possible that third parties will claim that Garrett has infringed their current or future patents or proprietary rights. Any claims, with or without merit, could be time-consuming, result in high legal costs, cause delays or require Garrett to enter into royalty or licensing agreements, any of which could harm Garrett's business. Patent litigation in particular has complex technical issues and inherent uncertainties. If an infringement claim against Garrett were successful and Garrett could not obtain a license on acceptable terms, license a substitute technology or redesign to avoid infringement, its business would be harmed.

Employees

         As of September 30, 1999, Garrett had a total of 27 employees, of whom five were primarily engaged in research and development, eleven in sales, marketing and administration, two in customer support and nine in manufacturing. In addition, from time to time, Garrett employs contract labor to assist with its short-term personnel needs. Garrett believes that its future success will depend in large part upon the continued contributions of members of Garrett's senior management and other key personnel, and upon its ability to attract and retain highly skilled managerial, engineering, sales, marketing and operations personnel. In particular, the current availability of qualified sales and engineering personnel is quite limited, and competition among companies for qualified personnel is intense. Garrett is currently experiencing delays in filling open sales and engineering positions.

Facilities

         Garrett leases its 9,500 square foot principal facility, which is located in Fremont, California, under a lease that expires in June 2004. Garrett maintains sales operations in Wilmington, Delaware, St. Charles, Illinois and Kent, Washington. In Europe, Garrett rents a facility near Southampton, England. Garrett believes that its existing facilities are adequate to meet is current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms.

Selected Financial Information

         This section presents historical financial data of Garrett. You should read carefully the Garrett financial statements included in this proxy statement/prospectus, including the notes to the financial statements. The selected data in this section is not intended to replace the financial statements.

         Garrett derived the statement of operations data for the years ended December 31, 1997 and 1998 and the balance sheet data as of December 31, 1997 and 1998 from the audited financial statements included in this proxy statement/prospectus. Froshman, Billings, Williams, Chan & Lewandowski, Garrett's independent auditors, audited these financial statements. Garrett derived the statement of operations data for the nine months ended September 30, 1998 and 1999 and the balance sheet data as of September 30, 1999 from Garrett's unaudited financial statements included in this proxy statement/prospectus. In the opinion of Garrett's management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations for these periods and financial condition at that date. The historical results presented below are not necessarily indicative of future results.

                                                           Years Ended                        Nine Months
                                                           December 31,                    Ended September 30,
                                                         1997             1998              1999             1998
                                                    ----------       ----------          ---------        ---------
Statement of Income Data:

Revenue...................................          $8,224,481      $ 8,124,165         $8,300,725       $5,983,066
   Cost of revenue........................           6,320,482        6,191,902          6,009,286        4,545,530
                                                    ----------       ----------          ---------        ---------
     Gross profit.........................           1,903,999        1,932,263          2,291,439        1,437,536
                                                    ----------       ----------          ---------        ---------
   Operating expenses:
     Research and development.............             352,549          435,405            324,325          295,417
     Marketing and selling................             749,364          807,155            766,954          583,530
     General and administrative...........             533,757          443,243            536,810          331,848
                                                   -----------      -----------         ----------       ----------
       Total operating expenses...........           1,635,670        1,685,803          1,628,089        1,210,795
                                                    ----------       ----------          ---------        ---------
   Income from operations.................             268,329          246,460            663,350          226,741
   Other expenses.........................              56,405           16,783                  0           16,980
                                                  ------------     ------------    ---------------       ----------
Income before income taxes................             211,924          229,677            663,350          209,761
   Provision for income taxes.............              38,000           52,000            265,000           48,000
                                                  ------------     ------------          ---------       ----------
Net income................................             173,924          177,677            398,350          161,761


                                                            As of December 31,
                                                         1997             1998             As of September 30, 1999
                                                    ----------       ----------          ---------------------------
Balance Sheet Data:

Cash and cash equivalents.................                   0           10,785                     3,907
Working capital...........................           1,630,283        1,808,581                 2,134,956
Total assets..............................           2,613,113        2,888,976                 3,701,386
Debt, non-current.........................             365,346                0                         0
Stockholder's equity......................
   Common stock...........................             514,866          852,429                   876,898
   Retained earnings......................             832,699        1,010,376                 1,408,726
                                                    ----------        ---------                 ---------
Total stockholder's equity................           1,347,565        1,862,805                 2,285,624

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                        RESULTS OF OPERATIONS OF GARRETT

         The following discussion and analysis should be read in conjunction with the financial statements and related notes contained elsewhere in this proxy statement/prospectus.

General

         Since its inception in May 1989, Garrett has been engaged in the design and development of Ethernet LAN products. Garrett has a history of operations that have been profitable over the last five years, and have expanded in geographic scope, and product quality and features. Garrett has historically used any net income to finance the growth of its business. Customer satisfaction and repeat purchases continue to be the keys to Garrett's success.

         During the period from January 1994 through September 1999, Garrett has grown its revenues by over 400%. The technology changes during that time covered three different generations of Ethernet LAN technologies. Garrett believes that continued growth in reliability and capacity in premises networks provides a favorable framework for continued investment in LAN products and markets.

         In the absence of a merger of Garrett and Waters, Garrett believes that it would have sufficient capital to support its current operations for at least the next twelve months.

Results of Operations

         Revenue for 1997 was $8.2 million, an increase of 13% from revenue of $7.3 million in 1996. New Fast Ethernet products were added to the Magnum line, resulting in additional revenue. Revenue for 1998 was $8.1 million, which was virtually flat compared to 1997. New products in the dual-speed speed category were added to the Magnum line, while commodity products experienced additional price pressure. Domestic revenue increased in 1998 by 15%, from $5.3 million to $6.1 million, while international revenue declined by 31% from $2.9 million to $2.0 million. Gross margin rose slightly in 1998 to 24%, compared to 23% in 1997.

         Revenue for the first nine months of 1999 was $8.3 million, a 39% increase compared to revenue of $6.0 million in the first nine months of 1998. New products in the fiber LAN and data communications facilities were added to the Magnum line, and stimulated demand for Garrett's products. In the first nine months of 1999, international revenue was $2.0 million or 25% of revenue. A new marketing subsidiary in the United Kingdom began to contribute to sales results from Europe. Gross margin rose to 28% in the first nine months of 1999, compared to 24% in the first nine months of 1998, due primarily to an increase in sales of higher margin specialty products.

         Research and development expenses consist primarily of personnel costs, consulting fees and allocated overhead expenses. Research and development expenses were $353,000 for 1997 and $435,000 for 1998. The increase was due primarily to an increase in the cost of subcontracted product testing services. Research and development expenses were $295,000 for the first nine months of 1998 and $324,000 for the first nine months of 1999. The increase was due primarily to increased staffing.

         Marketing and selling expenses relate primarily to personnel cost, consulting fees, marketing activities and allocated overhead costs. Marketing and selling expenses were $749,364 for 1997 and $807,155 for 1998. The change during those times was insignificant. Marketing and selling expenses were $583,530 for the first nine months of 1998 and $766,954 for the first nine months of 1999. The increase resulted from increased sales staffing and additional leased facilities space.

         General and administrative expenses relate primarily to personnel costs, consulting fees, insurance, professional services and allocated overhead costs. General and administrative expenses were $533,757 for 1997 and $443,243 for 1998. The decrease was due to reduced expenditures primarily for legal fees and consulting services. General and administrative expenses were $331,848 for the first nine months of 1998 and $536,810 in the first nine months of 1999.

         Interest expense consists of borrowing costs for working capital under a bank term/revolving loan agreement. Interest expense (net of interest income) was $50,000 for 1997 and $21,000 for 1998. This was due to paying down the bank loan by $155,000. Interest expense (net of interest income) was zero for the first nine months of 1999, compared to $17,000 for the first nine months of 1998 as the bank loan was reduced further.

Liquidity and Capital Resources

         In 1997, Garrett financed its operations through the earnings of the business and from borrowings under its bank line of credit. Garrett's cash at December 31, 1997 consisted of cash and cash equivalents of less than $1,000. Garrett had available a bank line of credit, secured by all of its assets, of $650,000, of which $365,000 was borrowed at December 31, 1997. The bank borrowings bore interest at 10.5%. Operating activities provided cash of $200,853. In 1997, investing activities used cash of $32,962, relating to the purchase of computers, software and test equipment, and financing activities used cash of $193,970, primarily related to repayment of the outstanding balance of $155,000 under the bank line of credit.

         In 1998, Garrett financed its operations through the earnings of the business and from the net proceeds of $337,563 from the sale of common stock. Garrett's cash at December 31, 1998 consisted of cash and cash equivalents of $11,000. Garrett had available a bank line of credit, secured by all of its assets, of $500,000. The bank borrowings bore interest at 10%. Operating activities provided cash of $71,335. Cash of $322,285 was used primarily to support growth in inventory and accounts receivable. In 1998, investing activities used cash of $7,390, primarily related to the purchase of production burn-in products, and financing activities used cash of $51,263, primarily related to repayment of the outstanding balance of $365,346 under the bank line of credit, offset in part by the proceeds from the sale of common stock.

         In the first nine months of 1999, Garrett financed its operations through the earnings of the business. Garrett's cash at September 30, 1999 consisted of cash and cash equivalents of $4,000, compared to $33,000 at September 30, 1998. Garrett had available a bank line of credit, secured by all of its assets, of $500,000. There were no borrowings under this line of credit in the first nine months of 1999. Cash of $1.0 million was used primarily to support growth in accounts receivable, which grew to $1.9 million at September 30, 1999, from $913,000 at September 30, 1998, due to increased sales.

           QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

         Garrett's exposure to market risk for changes in interest rates relates primarily to increases or decreases in the amount of interest income Garrett can earn on its investments and on increases or decreases in the amount of interest expense it must pay with respect to any outstanding debt instruments. Garrett had no debt instruments outstanding as of September 30, 1999. The risk associated with fluctuating interest expense is limited, however, to those debt instruments and credit facilities that are tied to market rates. Garrett does not plan to use derivative financial instruments in its investment portfolio. Garrett plans to ensure the safety and preservation of its invested principal funds by limiting default risk, market risk and reinvestment risk. Garrett plans to mitigate default risk by investing in high-credit quality securities.

            PRINCIPAL AND MANAGEMENT HOLDERS OF GARRETT COMMON STOCK


    The following table sets forth the beneficial ownership of Garrett Common Stock as of February 1, 2000, the record date, for:


o each person who is known by Garrett to beneficially own more than five percent (5%) of Garrett Common Stock;

o        each of Garrett's directors;

o each of Garrett's executive officers for the fiscal year ended December, 1999, and

o        all directors and executive officers as a group.

    Except as indicated in the footnotes to this table and under applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

        5% Shareholders, Directors,                    Amount of Common Shares
        Executive Officers, and                           Beneficially Owned
Directors and Executive Officers as a Group          --------------------------
                                                          Number        Percent
------------------------------------------------     --------------     -------


Frank Madren, President, Chief Executive Officer,      1,133,188(1)      48.1%
Chief Financial Officer and Director

Christopher Robert                                       449,000         19.3%

Ross Smith, Director                                     340,000         14.6%

Jeet Makker                                              174,500          7.5%

JoAnn Madren, Director                                 1,133,188(1)      48.1%

Percy Kawas, Director                                     18,750           *

Robert Novak, Director                                    14,375(4)        *
                                                     ------------       -------
Executive Officers and Directors as a Group            1,506,313         63.0%

*     Less than 1%


(1) Includes 1,043,500 shares of Common Stock beneficially owned by Mr. Madren, 56,250 shares of Common Stock beneficially owned by Ms. Madren, options to purchase 20,313 shares of Common Stock issued to Mr. Madren and options to purchase 13,125 shares of Common Stock issues to Ms. Madren, all of which are currently exercisable.

(2) Includes 330,000 shares of Common Stock beneficially owned by Mr. Smith and options to purchase 10,000 shares of Common Stock which are currently exercisable.

(3) Includes 10,000 shares of Common Stock beneficially owned by Mr. Kawas and options to purchase 8,750 shares of Common Stock which are currently exercisable.

(4) Includes 1,000 shares of Common Stock beneficially owned by Mr. Novak and options to purchase 13,375 shares of Common Stock which are currently exercisable.

                     APPROVAL OF AMENDED AND RESTATED BYLAWS

                                  (Proposal #2
                            Text attached as Annex C)


         Staggered Election of Directors. Directors are currently elected to the Waters' board of directors annually for a term ending at the next regular meeting of shareholders and until a successor is elected and qualified. Section
3.2 of Waters' bylaws provide that the number of directors shall not be less than three (3) nor more than eleven (11) and that such number shall be determined at each annual meeting by the shareholders. Like the current bylaws, the Amended and Restated Bylaws also provides that the shareholders shall determine the number of directors at each annual meeting but change the limits on the number of directors by stating that the number of directors shall be not less than three (3) nor more than nine (9). The Amended and Restated Bylaws also provide for the Board to be divided into two or three classes of directors depending on the number of directors. As proposed, an amendment to Section 3.2 of the Amended and Restated Bylaws will require the affirmative vote of the holders of not less than two-thirds of the voting power of the shares entitled to vote.


         If the Amended and Restated Bylaws are adopted, Waters' directors will be divided into two classes if there are seven or fewer directors and three classes if there are more than seven directors. If there are seven or fewer directors, the Waters directors will be divided into two classes, designated Class I and Class II, and each class shall consist as nearly as possible of one-half of the total number of directors. If there more than seven directors, the Waters directors will be divided into three classes, designated Class I, Class II and Class III, and each class shall consist as nearly as possible of one-third of the total number of directors. At the Annual Meeting, Class I directors shall be elected for a two (2)-year term and Class II directors for a three (3) year term. At each succeeding annual meeting of the shareholders at which directors are elected, successors to the Class of directors whose term expires at that annual meeting shall be elected for a three (3) year term. See Proposal #4, "Election of Directors," as to the composition of each class of directors if this proposal is adopted.

         Number of Directors; Removal of Directors. The Amended and Restated Bylaws seek to limit the manner in which changes in the size of the Board may be made and directors removed. As under the bylaws currently in effect, proposed
Section 3.2 provides that between annual meetings the authorized number of directors may be increased by the board of directors within the limits established by Section 3.2. However, proposed Section 3.2 would require that any increase or decrease, whether instituted by the directors or by the shareholders at an annual meeting, be apportioned among the classes so as to maintain, as nearly as possible, an equal number of directors in each class. Proposed Section
3.2 provides that no decrease may eliminate an entire class of directors, cause any class to contain a number of directors two or more greater than any other class, or shorten the term of any incumbent director.

         Section 3.11 of the Amended and Restated Bylaws provides that directors may be removed only for cause by vote of the holders of two-thirds of the voting power of the shares entitled to vote or by vote of a majority of the entire board of directors. Currently, Minnesota law provides that unless modified by the articles of incorporation, bylaws or a shareholder agreement, directors named by the Board to fill a vacancy may be removed at any time, with or without cause, by a majority of the remaining directors, and all directors may be removed at any time, with or without cause, by the affirmative vote of the holders of voting power sufficient to elect such directors.

         Sections 3.2 and 3.11 of the Amended and Restated Bylaws include a prohibition on any amendment to such sections unless the amendment receives the affirmative vote of the holders of not less than two-thirds of the voting power of all shares of stock of the corporation entitled to vote. An amendment to
Section 9.1 of the bylaws, which governs amendments to the bylaws, is proposed so as to reference the larger vote required to amend proposed Sections 3.2 and 3.11.

         Shareholder Nominations for Directors. Waters' Amended and Restated Bylaws also provide for a mechanism for shareholders to nominate directors. Under the proposal, in order for nominations for directors by shareholders to be considered at an annual meeting of shareholders, such nominations must be received not later than 120 days prior to the anniversary of the date of the proxy statement for the prior year's annual meeting or, if the date of the annual meeting is not within 30 days of the anniversary of the prior year's annual meeting, within ten days of the transmittal of the notice of meeting to shareholders or other public announcement of the meeting. In addition, shareholders making nominations are required to furnish certain information with respect to nominees nominated by them, as well as the nominee's written consent to being named as a nominee. The Waters board of directors believes that this provision will help ensure that all relevant information regarding director nominees can be made available to shareholders well in advance of an annual meeting and that shareholders will, accordingly, be able to make informed decisions regarding elections of directors.

         Reasons and Effects; Possible Advantages and Disadvantages. The proposed amendments to Waters' bylaws are designed to ensure continuity of the Board and orderly changes in control of the Board. The classification of directors will have the effect of making it more difficult to change the composition of the board of directors. The proposed amendments may also operate to discourage or prevent takeovers, including mergers, tender offers or proxy contests, or changes in management of Waters which are proposed to be effected without approval of Waters' Board, whether or not such takeover or changes are detrimental to the Company and its shareholders. The classification of the Board pursuant to the Amended and Restated Bylaws will apply to every election of directors, whether or not a change in control of Waters has occurred or the holders of a majority of the voting power of Waters desire to change the Board. In addition, the proposed amendments would delay shareholders who are not in agreement with the policies of the board of directors from removing a majority of the Board for two years, unless they could show cause to justify such removal prior to the time of election at an annual meeting of shareholders. However, particularly in view of the current environment of increasing stock accumulations and proxy contests facing public companies, the Board believes it prudent and in the interests of the shareholders generally to provide the advantage of greater assurance of continuity of the Board composition and policies which will result from the adoption of the proposed Amended and Restated Bylaws described in this Proposal #2 and set forth in Annex C to this proxy statement/prospectus.


         Vote Required. Waters' board of directors has determined that the adoption of the Amended and Restated Bylaws described above is advisable and has voted unanimously to propose and recommend that Waters' bylaws be amended and restated as set forth in Annex C to this Proxy Statement. Under applicable Minnesota law, adoption of the Amended and Restated Bylaws requires the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, but not less than 747,140 shares.


                     APPROVAL OF INCREASE IN SHARES RESERVED
                  FOR ISSUANCE UNDER THE 1995 STOCK OPTION PLAN

                                  (Proposal #3)

         On October 29, 1999, Waters' Board adopted, subject to shareholder approval, an increase in the number of shares reserved for issuance pursuant to options granted under the 1995 Stock Option Plan from 150,000 shares to 375,000 shares of Waters common stock. Incentive Stock Options granted under the 1995 Plan are intended to qualify under Section 422 of the Internal Revenue Code (or any successor provision it relates to as "incentive" stock options which can provide favorable tax treatment to the optionees.) Under the IRC requirements, shareholder approval of the increase in the reserved shares must be obtained before options covering such additional shares may receive the favorable tax treatment. The increase in the reserved shares, therefore, is subject to shareholder approval and, accordingly, is being presented to the shareholders for their approval.
Nonqualified stock options may also be granted under the Plan.

         A general description of the basic features of the Plan is presented below, but such description is qualified in its entirety by reference to the full text of the Plan, a copy of which may be obtained without charge upon written request to Gregory J. Anshus, the Company's Chief Financial Officer.

         Purpose. The purpose of the Plan is to promote the success of Waters and its affiliates (Parent or Subsidiary of Waters) by facilitating the employment and retention of competent persons and by providing performance incentives to officers, directors, employees, and consultants upon whose efforts the success of Waters and its affiliates depends.

         Term. The term of the Plan expires on May 10, 2005, ten years from the date the Plan was approved by the board of directors; however, in the event of a sale by Waters of substantially all of its assets, or in the event of a merger, exchange, consolidation or liquidation of Waters, the board of directors is authorized to terminate the Plan.

         Administration. The Plan is administered by the board of directors, or to the extent empowered by the Board, by a Committee consisting of two or more disinterested Board members. The Plan gives broad powers to the Board to administer and interpret the Plan, including the authority to select the director, officer, employee, consultant, or advisor of Waters or of an Affiliate to be granted options and prescribe the form and conditions of the option (which may vary from optionee to optionee). If the Board so directs, a stock option committee of two or more members of Waters' board of directors or other persons who are appointed by and serve at the pleasure of the Board and who are "disinterested" persons as defined by the Plan, may administer the Plan.

         Eligibility. No person may be granted an incentive stock option under the Plan unless the Optionee is an employee of Waters or of an affiliate. No person may be granted a nonqualified stock option under the Plan unless the Optionee is a director, officer, employee, consultant, or advisor of the Company or of an affiliate. Consultants or advisors will not be eligible to receive stock options under the Plan unless such consultant or advisor renders bona-fide services to the Company or affiliate and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

         Shares Reserved. When the Plan was originally adopted in May 1995, a total of 150,000 shares of authorized but unissued shares of common stock of the Company were reserved for issuance pursuant to the exercise of options to be granted under the Plan. On October 29, 1999 the Waters Board approved an increase in the number of shares reserved from 150,000 shares to 375,000 shares. Shareholders are being asked to approve this increase in the number of shares reserved under the Plan.

         Options. When an option is granted under the Plan, the Board or Committee in its discretion specifies the number of shares of common stock which may be purchased upon exercise of the option and the option price. The option price set by the Board may not be less than 100% of the fair market value of Waters' common stock on the date of grant. For each incentive stock option granted, if an optionee owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Waters or of its parent or any subsidiary, the option price per share of an incentive stock option granted to such optionee cannot be less than one hundred ten percent (110%) of the fair market value of the option stock per share on the date of the grant. No incentive or nonqualified stock option will be transferable, in whole or in part, by an optionee other than by will or by the laws of descent and distribution and, during an optionee's lifetime, an incentive or nonqualified stock option may be exercised only by an optionee. If an optionee attempts any transfer of any option granted under the Plan during the optionee's lifetime, such transfer will be void and the nonqualified or incentive stock option, to the extent not fully exercised, will terminate. In the event of an increase or decrease in the number of shares of common stock of Waters resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by Waters, the number of shares of Option Stock reserved by the Plan and the number of shares of Option Stock covered by each outstanding incentive and nonqualified stock option and the price per share of such Option Stock will be equitably adjusted by the Board or the Committee, as the case may be, to reflect such change. Additional shares of Option Stock which may be credited by such adjustment will be subject to the same restrictions as are applicable to the shares of Option Stock with respect to which the adjustment relates.

         Amendment. The board of directors may from time to time, in so far as the law permits, suspend, or discontinue the Plan or revise it in any respect; provided, however, that no such revision or amendment, except as is specifically authorized, will impair the terms and conditions of any option which is outstanding on the date of such revision or amendment to the material detriment of an Optionee without the consent of such Optionee. Notwithstanding the foregoing, no such revision or amendment will: (i) materially increase the number of shares of common stock subject to the Plan, (ii) change the designation of the class of employees eligible to receive options, (iii) decrease the price at which options may be granted, or (iv) materially increase the benefits accruing to Optionees under the Plan, unless such revision or amendment is approved by the shareholders. Furthermore, the Plan may not, without the approval of the shareholders, be amended in any manner that will cause incentive stock options to fail to meet the requirements of "Incentive Stock Options" as defined in Section 422 of the Internal Revenue Code.

         Federal Income Tax Consequences of the Plan. Options granted pursuant to the Plan are intended to qualify for favorable tax treatment to the optionee under Section 422 of the Internal Revenue Code. Under Section 422, an employee realizes no taxable income when the option is granted. If the employee has at all times from the date of grant until three months before the date of exercise been an employee of the Company, the employee will realize no taxable income when the option is exercised. If the employee does not dispose of shares acquired upon exercise for a period of two years from the granting of the option and one year after receipt of the shares, the employee may sell the shares and report any gain as long-term capital gain. No deduction is allowable to the Company for federal income tax purposes in connection with either the grant or exercise of an incentive stock option. If the employee should dispose of the shares prior to the expiration of the above-described two and one-year periods, the employee will be deemed to have received compensation taxable as ordinary income in the year of the early sale in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the option price of the shares and (ii) the difference between the sale price of the shares and the option price of the shares. In the event of such an early sale, the Company will be entitled to a tax deduction equal to the amount recognized by the employee as ordinary income.

         Plan Benefits. Because the options will only be granted upon the approval of the Board or Stock Option Committee, in its discretion, future benefits under this Plan are not determinable. The table below shows the total number of shares underlying stock options that have been granted under the Plan as of September 30, 1999 to the named executive officer.



                                                     Shares of Common Stock
         Name and Position/Group                   Underlying Options Received
         --------------------------                ---------------------------
         Jerry W. Grabowski                                  56,500
           President and Chief Executive Officer


         Vote Required. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE INCREASE IN THE NUMBER OF SHARES RESERVED UNDER THE 1995 STOCK OPTION PLAN. Approval requires the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, but not less than 747,140 shares.


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT


         Section 16(a) of the Securities Exchange Act of 1934 requires Waters' officers and directors, and persons who own more than ten percent (10%) of the registered class of Waters' equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the SEC). Officers, directors, and greater than ten-percent shareholders are required by SEC regulation to furnish Waters with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, Waters believes that, during the period from July 1, 1998 through June 30, 1999, all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

                              ELECTION OF DIRECTORS

                                  (Proposal #4)

General Information


         The Waters board of directors has recommended that the Waters bylaws be amended and restated to provide for the election of two classes of directors with staggered terms. This proposed amendment and its effect as a protective measure against possible takeover attempts is described above at Proposal #2. The Board recommends that the number of directors be set at six and that six directors be elected, three directors for a term of two years as Class I, and three directors for a term of three year as Class II. All directors so elected will hold office until their successors have been duly elected and qualify. If Proposal #2 relating to the classification of the board of directors is not approved, six directors will be elected at the meeting to hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Under applicable Minnesota law, approval of the proposal to set the number of directors at six, as well as the election of each nominee, requires the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, but not less than 747,140 shares.


         In the absence of other instructions, each proxy will be voted for each of the nominees listed below who have been nominated by the board of directors into the classes and for the terms indicated following each nominee's name in the biographical section below. If Proposal #2 relating to the classification of the board of directors is not adopted, the proxies solicited hereby will, unless authority is withheld, be voted for the election as directors of the six individuals named below for a term of one year until the next annual meeting of shareholders and until their successors have been duly elected and qualify.

         All of the nominees are members of the present board of directors. If, prior to the meeting, it should become known that any of the nominees will be unable to serve as a director after the meeting by reason of death, incapacity or other unexpected occurrence, the proxies will be voted for such substitute nominee as is selected by the board of directors or, alternatively, not voted for any nominee. The board of directors has no reason to believe that any nominee will be unable to serve.

Nominees for Directors

         The names and ages of all of the director nominees and the positions held by each with the Company are as follows:

Name                                 Class     Age   Position with Company
----                                 -----     ---   ---------------------
William R. Franta (1) (2)           Class I     57   Director
Jerry W. Grabowski                  Class II    47   President, Chief Executive
                                                     Officer and Director
John A. Grimstad (1) (2)            Class I     49   Secretary and Director
Charles G. Schiefelbein (1) (2)     Class II    60   Director
Frank Madren                        Class II    61   Nominee
Christopher Robert                  Class I     59   Nominee

--------------------
(1)      Member of the Compensation Committee.

(2)      Member of the Audit Committee.

         William R. Franta (Class I, two year term) is Vice President of Product Strategy for REAL Solutions, Inc. and has been a business development and technology consultant since April 1996. From January 1987 to April 1996 he served as Senior Vice President of Network Systems Corporation. He is a Director of APA Optics in Blaine, Minnesota.

         Jerry W. Grabowski (Class II, three year term) has been President and Chief Executive Officer and a member of the board of directors of the Company since August 1993. He additionally served as Chief Financial Officer, Secretary, and Treasurer from December 1994 until October 1996. From 1988 until joining the Company, he was employed as General Manager of Onan Power/Electronics Division.

         Charles G. Schiefelbein, (Class II, three year term) has been since September 1996 President of Capital Growth Services, a Consulting and Investment Company based in Minneapolis, Minnesota. From 1979 until August 1996, Mr. Schiefelbein was Chairman of Computer Petroleum Corporation (CPC), a public company that provides electronic energy price and news information. From 1979, when he founded CPC, to 1991, Mr. Schiefelbein served as Chairman and Chief Executive Officer. He is also currently a director of Research, Inc.

         John A. Grimstad (Class I, two year term) has been, since 1984, a Vice President and shareholder of Fredrikson & Byron, P.A., Waters' legal counsel, and serves as a Director and Secretary or Assistant Secretary of several closely-held manufacturing companies.

         Frank Madren (Class II, three year term) has been Chief Executive Officer of Garrett since November 1992. The election of Mr. Madren to Waters' board of directors is effective upon and subject to the closing of the merger of Garrett with a subsidiary of Waters.

         Christopher Robert (Class I, two year term) has been since 1993 President and Chief Executive Officer of Keyfile Corporation, a leading provider of process automation software and services for automating and streamlining e-commerce transactions over the web. The election of Mr. Robert to Waters' board of directors is effective upon and subject to the closing of the merger of Garrett with a subsidiary of Waters.

Board and Committee Meetings

         The Waters Board held 4 meetings during fiscal year 1999. Each Director whose reelection is proposed and who served as a member of the Board during fiscal year 1999 attended at least 75% of the aggregate number of meetings of the Board and of the Committee of which he is a member.

         Waters' board of directors has formally designated two Committees: an Audit Committee and Compensation Committee. The Company does not have a nominating committee.

         The Audit Committee, consisting of Mr. Franta, Mr. Schiefelbein, and Mr. Grimstad for fiscal year 1999, generally engages in oversight of the structure of Waters' internal controls, reviews the selection of the independent auditors, reviews the annual audit plan, and oversees Waters' financial reporting. However, the responsibility to review and approval internal accounting and controls, quarterly financials, registration statements, reports to the SEC, financial press releases, cost of conduct, and any legal/ethics audit, except as these matters have a direct bearing on the duties stated above, remain the responsibility of the full board of directors. During fiscal year 1999, the Audit Committee met twice, and the full board of directors met once with the Company's independent auditors to review the Company's financial statements, accounting policies, and practices. Each Committee member was present at the meetings. Mr. Franta, Mr. Schiefelbein, and Mr. Grimstad will serve on the Audit Committee for fiscal year 2000.

         The Compensation Committee, which for fiscal year 2000 will consist of Mr. Franta, Mr. Grimstad, and Mr. Schiefelbein, generally assists the board of directors in exercising its authority and discharging its responsibilities concerning the hiring, compensation, and termination of employment of the officers and senior managers of the Company. During fiscal year 1999, the Compensation Committee met twice and each Committee member was present at both meetings.

                          WATERS EXECUTIVE COMPENSATION

         The following table sets forth all cash compensation paid or to be paid by Waters, as well as certain other compensation paid or accrued, during fiscal year 1999 to the named executive officer as of June 30, 1999:

                           Summary Compensation Table

                                                                               Long Term Compensation
                                           Annual Compensation                   Awards             Payouts
                                                                         Restricted                             All Other
    Name & Principal      Fiscal                  Bonus $                  Stock       # Options   LTIP        Compensation
       Position            Year     Salary $       (1)       Other $     Awards $      Granted     Payouts       $(2)
       --------            ----     --------   ----------    -------     --------      -------     -------     ------------
Jerry W. Grabowski          1999    161,268        33,686       -            -           3,250         -         3,320
President & CEO             1998    158,524        35,278       -            -           3,250         -         3,783
                            1997    143,780        61,000       -            -             -           -         4,632

(1)      Represents incentive compensation payment.

(2)      Represents insurance premiums and 401(k) match paid by the Company.


Option Grants During 1999 fiscal year

         There were 3,250 shares of the Company's common stock granted in options under the Company's 1995 Stock Option Plan during fiscal year 1999 to the named executive officer in the Summary Compensation Table. The Company has not granted any stock appreciation rights.

                                Number of
                                Securities       Percent of Total Options
                            Underlying Options    Granted to Employees in   Exercise or Base Price
Name                           Granted (#)              Fiscal Year                ($/Share)          Expiration Date
Jerry W. Grabowski                3,250                    13.8%                     $5.75                2/5/2008

Aggregated Option Exercises During 1999 fiscal year and fiscal year End Option Values

         No options were exercised by any officers of Waters during fiscal 1999. The following table provides information related to the number and value of options held at fiscal year end by Jerry W. Grabowski.


                             Shares
                            Acquired                     # of Unexercised Options at     Value of Unexercised Options at
                           on Exercise  Value Realized          June 30, 1999                     June 30, 1999
Name                                                      Exercisable/Unexercisable       Exercisable/Unexercisable (1)

Jerry W. Grabowski              0            $ 0              56,500 exercisable               $124,875 exercisable
                                                               0 unexercisable                   $0 unexercisable

(1) Value is calculated on the basis of the difference between the option exercise price and the closing sale price for the Company's Common Stock at June 30, 1999 of $4.675 as quoted on the NASDAQ National Market System, multiplied by the number of shares of Common Stock underlying the option.


                        PRINCIPAL SHAREHOLDERS OF WATERS

The following table sets forth the beneficial ownership of Water's common stock by (i) each Director and nominee of Waters, (ii) the named executive officer of Waters in the Summary Compensation Table, and (iii) all Directors and Executive Officers of Waters as a group, as of August 31, 1999. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them.


                                                               Number of
                                                                 Shares                       Percent
                                                              Beneficially                   of Class (1)
Name of Director or Number of Persons in Group                   Owned (1)              Pre-Merger Post-Merger
Charles G. Schiefelbein                                          204,753 (2)                13.8%      11%
Jerry W. Grabowski                                                69,750 (3)                 4.6%     3.7%
John A. Grimstad                                                  21,850 (4)                 1.5%     1.2%
William R. Franta                                                 10,150 (5)                 0.7%     0.5%
Officers and Directors as a Group  (5 persons)                   324,503 (6)                20.6%      15%
-----------------------------------------------------------

(1) Under rules of the Securities and Exchange Commission, an individual is also deemed to beneficially own shares which are not outstanding but which the individual has the right to acquire as of December 31, 1999 or within 60 days of such date. Such shares not outstanding but so deemed beneficially owned are treated as outstanding when determining the percent of the class owned by the particular individual and when determining the percent owned by the group.

(2) Includes 70,000 shares of stock held in the name of Peace Shalom Foundation, of which Mr. Schiefelbein is a Director and Vice President, as well as 10,050 shares which may be purchased pursuant to options held by Mr. Schiefelbein which are or will become exercisable within 60 days of December 31, 1999.

(3) Includes 56,500 shares which may be purchased pursuant to options held by Mr. Grabowski which are or will become exercisable within 60 days of December 31, 1999.


(4) Includes 10,050 shares which may be purchased pursuant to options held by Mr. Grimstad which are or will become exercisable within 60 days of December 31, 1999.


(5) Includes 10,050 shares which may be purchased pursuant to options held by Mr. Franta which are or will become exercisable within 60 days of December 31, 1999.


(6) Includes 104,650 shares which may be purchased pursuant to options held by Officers and Directors which are or will become exercisable within 60 days of December 31, 1999.


                             INDEPENDENT ACCOUNTANTS

         The firm of McGladrey & Pullen, LLP, Certified Public Accountants, served as Waters' independent accountants for the fiscal year ended June 30, 1999. McGladrey & Pullen, LLP is expected to be designated by the Waters board of directors to audit Waters' accounts for the new fiscal year ending June 30, 2000. Such action is customarily taken at the meeting of the Waters board of directors immediately preceding the annual meeting of shareholders.

         Representatives of McGladrey & Pullen LLP are expected to be present at the Waters annual meeting and will be afforded the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

         Representatives of Froshman, Billings, Williams, Chan & Lewandowski, Garrett's independent accountants, are expected to be present at the Garrett special meeting and will have the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

                                  LEGAL MATTERS

         The validity of the Waters common stock to be issued in connection with the merger will be passed upon for Waters by Fredrikson & Byron, P.A., Minneapolis, Minnesota. Members of such firm own, in the aggregate, approximately 21,850 shares of Waters common stock.

                                     EXPERTS

         The financial statements of Waters incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-KSB of Waters, Inc. that was filed with the SEC on September 28, 1999 have been so incorporated in reliance on the report of McGladrey & Pullen LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Garrett included in this proxy statement/prospectus have been audited by Froshman, Billings, Williams, Chan & Lewandowski, independent accountants, as stated in their report that is incorporated in this proxy statement/prospectus by reference, and has been so incorporated in reliance upon the report of such firm given on the authority of such firm as experts in auditing and accounting.


                              SHAREHOLDER PROPOSALS


         Shareholder proposals for consideration at Waters' 2000 Annual Meeting must follow the procedures set forth in Rule 149-8 under the Securities Exchange Act of 1934. To be timely under Rule 149-8, shareholder proposals must be received by Waters by February 28, 2000 in order to be considered for inclusion in the Waters Proxy Statement for the 2000 Annual Meeting.

                                  OTHER MATTERS

         As of the date of this proxy statement/prospectus, the board of directors of each of Waters and Garrett knows of no other matters that will be presented for consideration at the Waters annual meeting or the Garrett special meeting other than as described in this proxy statement/prospectus. If any other matters shall properly come before the Waters Annual Meeting or an adjournment or postponement thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of the management of Waters.

                       WHERE YOU CAN FIND MORE INFORMATION

         Waters files annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements or other information filed by Waters at the SEC's public reference rooms at 450 - 5th Street NW., Washington, D.C. 20549, or at 7 World Trade Center, Suite 1300, New York, New York 10048, or at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800 SEC 0330 for more information on the public reference rooms. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, like Waters, that file electronically with the SEC.

         Waters has filed with the SEC a registration statement on Form S-4 to register the Waters common stock to be issued in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Waters in addition to being a proxy statement of Waters for the Annual Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement and the exhibits to the registration statement.

         The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information in (or incorporated by reference in) this proxy statement/prospectus.

         This proxy statement/prospectus incorporates by reference the documents listed below that Waters has previously filed with the SEC. These documents contain important information about Waters and its finances.


            Waters SEC Filings                                   Period
------------------------------------------------------- ------------------------
Annual Report on Form 10-KSB                            Year ended June 30, 1999
Description of Waters' common stock contained in
   Waters' registration statement on Form 8-A
Description of Waters' preferred stock purchase rights attached to its common stock contained in Waters' registration statement on Form 8-A.

         Waters is also incorporating by reference all additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the Annual Meeting.

         If you are a shareholder of Waters or Garrett, Waters may have sent you some of the documents incorporated by reference, but you can obtain any of them from Waters or the SEC. Documents incorporated by reference are available from Waters without charge, except for any exhibits to those documents unless we have specifically incorporated by reference a particular exhibit in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

         Waters, Inc.
         2411 7th Street N.W.
         Rochester, MN 55801


         If you would like to request documents from Waters, please do so by February 28, 2000 to receive them before the Annual Meeting.

         We have not authorized anyone to provide you with information that is different from, or in addition to, what is contained or referred to in this proxy statement/prospectus. Waters has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Waters, and Garrett has supplied all such information relating to Garrett. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or buy, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this documents does not extend to you. The information contained in this documents speaks only as of the date of this documents unless the information specifically indicates that another date applies.

                          INDEX TO FINANCIAL STATEMENTS



Garrett Communications, Inc.

Audited Financial Statements and Related Notes
                                                                            Page

    Independent Auditors' Report.............................................F-2

    Balance Sheets...........................................................F-3

    Statements of Income and Retained Earnings...............................F-4

    Statements of Cash Flows.................................................F-5

    Notes to the Financial Statements........................................F-7

Unaudited Financial Statements and Related Notes

    Balance Sheets..........................................................F-13

    Statements of Operations................................................F-14

    Statements of Cash Flows................................................F-15

    Notes to the Financial Statements.......................................F-16

                          Independent Auditors' Report



To the Board of Directors and Stockholders
Garrett Communications, Inc.
Fremont, CA

We have audited the accompanying balance sheets of Garrett Communications, Inc. as of December 31, 1998 and 1997, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Garrett Communications, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 14 to the Financial Statements, the Company is in dispute with the Internal Revenue Service over the tax treatment of certain items. The Company has appealed against assessments for income tax and penalties totaling $198,000, and the ultimate outcome cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been made in the accompanying financial statements.


Los Gatos, California

August 19, 1999

                          Garrett Communications, Inc.
                                 Balance Sheets

ASSETS
                                                                       December 31,
                                                                  1998            1997
                                                               ----------      ----------
Current assets:
       Cash and cash equivalents                               $   10,785      $     --
       Inventories                                              1,495,228       1,311,280
       Accounts receivable, net of allowance for doubtful
           accounts of $20,000 and $155,148, respectively
                                                                1,168,528       1,030,191
       Refundable income taxes                                     39,989          27,658
       Prepaid income taxes                                        22,686          50,929
       Deferred income taxes                                       46,000          77,000
       Other current assets                                        36,536          12,427
                                                               ----------      ----------
                  Total current assets                          2,819,752       2,509,485

Property and equipment                                             66,854          93,216
Investment in affiliate                                             2,370            --
Deposits                                                             --            10,412
                                                               ----------      ----------
                                                               $2,888,976      $2,613,113
                                                               ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
       Bank overdraft                                                --             1,897
       Payable to stockholder                                        --            23,480
       Accounts payable and accrued expenses                      896,359         744,092
       Accrued payroll and related expenses                        51,812          46,733
       Warranty reserve                                            63,000          63,000
                                                               ----------      ----------
                  Total current liabilities                     1,011,171         879,202

       Debt, non-current                                             --           365,346
       Deferred income taxes                                       15,000          21,000
                                                               ----------      ----------
                  Total liabilities                             1,026,171       1,265,548
                                                               ----------      ----------

Stockholder's Equity:

       Common stock                                               852,429         514,866
       Retained earnings                                        1,010,376         832,699
                                                               ----------      ----------
                  Total stockholder's equity                    1,862,805       1,347,565
                                                               ----------      ----------
                                                               $2,888,976      $2,613,113
                                                               ==========      ==========

                  See accompanying independent auditors' report
                        and notes to financial statements

                          Garrett Communications, Inc.
                   Statements of Income and Retained Earnings

                                                                  Year Ended December 31,
                                                                    1998            1997
                                                                 ----------      ----------

Revenue                                                          $8,124,165      $8,224,481

       Cost of revenue                                            6,191,902       6,320,482
                                                                 ----------      ----------

                  Gross profit                                    1,932,263       1,903,999
                                                                 ----------      ----------

       Operating expenses:
             Research and development                               435,405         352,549
             Marketing and selling                                  807,155         749,364
             General and administrative                             443,243         533,757
                                                                 ----------      ----------

                Total operating expenses                          1,685,803       1,635,670
                                                                 ----------      ----------

       Income from operations                                       246,460         268,329

       Other expenses                                                16,783          56,405
                                                                 ----------      ----------

Income before income taxes                                          229,677         211,924

       Provision for income taxes                                    52,000          38,000
                                                                 ----------      ----------

Net income                                                          177,677         173,924

       Retained earnings, beginning of year                         832,699         658,775
                                                                 ----------      ----------

       Retained earnings, end of year                            $1,010,376      $  832,699
                                                                 ==========      ==========


                  See accompanying independent auditors' report
                        and notes to financial statements

                          Garrett Communications, Inc.
                            Statements of Cash Flows


                                                                                   Year Ended December 31,
                                                                                    1998             1997
                                                                                  ---------       ---------
Cash flows from operating activities:
       Net Income                                                                 $ 177,677       $ 173,924

       Adjustments to reconcile net income to net cash provided by operating activities:
              Depreciation expense                                                   31,382          29,223
              Loss on disposal of equipment                                            --             2,665
              Deferred income taxes                                                  25,000         (31,000)
       Decrease (increase) in operating assets:
         Inventory                                                                 (183,948)       (211,490)
         Accounts receivable                                                       (138,337)        428,523
         Refundable income taxes                                                    (12,331)        (27,658)
         Prepaid income taxes                                                        28,243         (20,917)
         Other current assets                                                       (24,109)          9,354
         Deposits                                                                    10,412          (2,758)
       Increase (decrease) in operating liabilities:
         Accounts payable and accrued expenses                                      152,267        (186,184)
         Accrued payroll and related expenses                                         5,079           8,337
         Warranty reserve                                                              --            30,000
         Income taxes payable                                                          --            (1,166)
                                                                                  ---------       ---------
Net cash provided by operating activities                                            71,335         200,853
                                                                                  ---------       ---------

Cash flows from investing activities
       Acquisition of affiliate                                                      (2,370)           --
       Purchase of property and equipment                                            (5,020)        (32,962)
                                                                                  ---------       ---------
Net cash used in investing activities                                                (7,390)        (32,962)
                                                                                  ---------       ---------

Cash flows from financing activities:
       Proceeds from issuance of common stock                                       337,563            --
       Line of credit                                                              (365,346)       (155,004)
       Repayment of stockholder                                                     (23,480)        (38,966)
                                                                                  ---------       ---------
Net cash used in financing activities                                               (51,263)       (193,970
                                                                                  ---------       ---------

Cash and cash equivalents:
       Net increase (decrease) during the year                                       12,682         (26,079)
       Beginning of year                                                             (1,897)         24,182
                                                                                  ---------       ---------
       End of year                                                                $  10,785       $  (1,897)
                                                                                  =========       =========

                  See accompanying independent auditors' report
                        and notes to financial statements

                          Garrett Communications, Inc.
                      Statements of Cash Flows (continued)


                Supplemental Disclosures of Cash Flow Information




                                                       December 31,
                                                  1998           1997
                                                --------       --------

Cash paid during the year for income taxes      $ 38,747       $118,741

 Refunds received for income taxes               (27,658)          --

Interest paid                                     20,460         50,260










                 See accompanying independent auditors' report
                        and notes to financial statements

                          Garrett Communications, Inc.
                    Notes to Financial Statements (continued)


1.       Summary of Significant Accounting Policies

         Nature of Business

         Garrett Communications, Inc. is a privately owned corporation established in 1989 and provides a range of high technology ethernet products to businesses and industry, worldwide.

         Basis of Preparation

         The financial statements are prepared in accordance with generally accepted accounting principles. Certain prior year amounts are subject to reclassification in the accompanying financial statements to conform to current year presentation.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash and Cash Equivalents

         Cash and cash equivalents include cash on hand and held in banks, highly liquid money market funds, commercial paper and other short-term investments with original maturities of three months or less.

         Inventory

         Inventories are stated at the lower of cost or market using the average cost method.

         Property and Equipment

         Property and equipment is stated at cost net of accumulated depreciation and amortization computed using the straight-line method. Provisions for depreciation and amortization are based on estimated useful lives of 5 to 7 years for furniture and fixtures, and 3 to 5 years for machinery and equipment and software.

         Stock Option Plan

         In accordance with the disclosure-only provisions of Statements of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", compensation expense would be recorded by the Company on the date of grant only if the current market price of the underlying stock exceeded the exercise price.


                 See accompanying independent auditors' report

         Income Taxes

         Deferred income taxes are determined on the asset and liability method in accordance with SFAS No. 109. Deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

2.       Inventories

         Inventories at December 31, 1998 and 1997, consisted of the following:

                                           1998            1997
                                       ----------      ----------
            Raw materials              $  687,866      $  628,160
            Work in process               355,448         328,445
            Finished goods                451,914         354,675
                                       ----------      ----------

                                       $1,495,228      $1,311,280
                                       ==========      ==========

3.       Property and Equipment

         Property and equipment consists of the following:

                                                          December 31,
                                                      1998            1997
                                                   ---------       ---------
         Furniture and fixtures                    $  31,314       $  31,075
         Machinery and equipment                     119,349         114,568
         Software                                     46,209          46,209
                                                   ---------       ---------
                                                     196,872         191,852
         Less accumulated depreciation and
         amortization                               (130,018)        (98,636)
                                                   ---------       ---------
                                                   $  66,854       $  93,216
                                                   =========       =========

4.       Investment in Affiliate

         The Company acquired a 40% stake in a new company in Britain, Garrett Communications (UK) Ltd., in January, 1998. Net income of this affiliate was not material during the year.

5.       Payable to Stockholder

         Payable to stockholder, at December 31, 1998 and 1997, comprises the following:

                                                         1998         1997
                                                -------------      -------
         Note payable - principal               $        --        $20,000
         Accrued interest at 12%                         --          3,480
                                                -------------      -------

                                                $        --        $23,480
                                                =============      =======

6.       Income Taxes

         The provision for income taxes consists of the following:

                                               Year Ended December 31,
                                               1998              1997
                                           -------------     -------------
         Current:     Federal              $    26,000       $    61,000
                      State                      1,000             8,000
                                           -------------     -------------

                                                27,000            69,000
                                           -------------     -------------

         Deferred:    Federal                   21,000          (24,000)
                      State                      4,000           (7,000)
                                           -------------     -------------
                                                25,000          (31,000)
                                           -------------     -------------

                                           $    52,000       $    38,000
                                           =============     =============

         Deferred income taxes arise from temporary differences resulting from income and expense items reported in different periods for financial statement and income tax reporting purposes. Differing methods of calculating depreciation expense and recognizing vacation expense and expense for reserves are the principal sources of temporary differences.

7.       Debt

         The Company has a revolving line of credit of $500,000, at an interest rate of 1.50% over prime rate, which is subject to review by the bank on January 10, 2000. The line is collateralized by all assets of the company.

8.       Operating Leases

         The Company leased its facilities in Fremont under two operating leases. Lease expense for the years ended December 31, 1998 and 1997, was approximately $122,000 and $88,000, respectively.

         These operating leases have since expired. Effective June 15, 1999, the Company has leased new premises in Fremont for a five year term. Total rent commitments are approximately as follows:

                                 1999       $  120,000
                                 2000          115,000
                                 2001          119,000
                                 2002          122,000
                                 2003          126,000
                           Thereafter           58,000
                                            ==============
                                            $  660,000
                                            ==============
9.       Other Expenses

         Other expenses consists of the following:

                                                Year ended December 31,
                                                 1998            1997
                                              ------------    ----------
         Interest expense                     $  16,980       $ 53,740
         Interest income                          (197)          -
         Loss on disposal of equipment                -          2,665
                                              ------------    ----------
                                              $  16,783
                                                              $ 56,405
                                              ============    ==========

10.      Stockholder's Equity

         The Company's articles of incorporation, as amended in 1993, authorize the issue of ten million shares of common stock, with no par value. During 1998, 396,250 new shares were issued for $337,563, bringing the total to 2,205,000 shares issued and fully paid at a cumulative net issue cost of $852,429 at the balance sheet date.

11.      401(k) Plan

         The Company sponsors a 401(k) Profit Sharing Plan (the Plan) in which employees age 21 and over are eligible to participate. The Company may make discretionary contributions which will be allocated to participants' accounts by the Advisory Committee. The Company did not make contributions to the Plan during the years ended December 31, 1998 and 1997. The costs of administering the Plan are not material.

12.      Stock Option Plan

         The Company has established the 1990 Incentive Stock Option Plan (the Option Plan) for its employees and consultants, as amended in 1993. The Board of Directors administers the Option Plan and has sole discretion over the granting of stock options, which may be granted to employees and consultants only, and may be exercised at any time provided for within the term of the Option. A maximum of 500,000 shares of the Company's common stock can be sold pursuant to options granted under the Option Plan.

         The Option Plan provides that the exercise price shall be determined by the Board of Directors, however, the price of each Option granted is subject to the following minimum pricing:
                                                        Percentage of  Years to
         Grantee                                        Market Value    Expiry

         Incentive Stock Options to Employees who
         own more than 10% of Company Stock                 110%          5*

         Incentive Stock Options to other employees         100%         10*

         Other Options to employees and consultants          85%         10*

         *  or 90 days from termination date if earlier

         The Company did not recognize compensation expense on the issuance of any options because the exercise price was not lower than the market price of the underlying stock on the grant date.

         The number and weighted average exercise price of options were as follows:

                                                                           Years to December 31
                                                           1998            1998            1997            1997
                                                          Number           Price          Number          Price

         Outstanding at beginning of year                 347,250        $ 0.6198         342,250       $ 0.6187

         Granted during the year                           67,500        $ 0.8148           5,000       $ 0.7000

         Exercised during the year                        (56,250)       $ 0.5611               -      $         -

         Expired during the year                          (15,000)       $ 0.6500               -      $         -
                                                        ----------       --------      ----------      -----------

         Exercisable at end of year                       343,500        $ 0.6664         347,250       $ 0.6198
                                                         ========        ========         =======       ========

         As of December 31, 1998, the outstanding options, all of which may be exercised sooner at the optionee's discretion, fall due within the following time frames:

                                             Lowest        Highest        Weighted average       Weighted average
                            Number           Price          Price          Exercise price         Life remaining
         0-1 years             25,000        $0.5500        $0.5500            $0.5500               0.04 years
         1-2 years             25,000        $0.7150        $0.7150            $0.7150               1.54 years
         4-5 years             34,000        $0.5000        $0.5000            $0.5000               4.36 years
         5-10 years           259,500        $0.5000        $0.9000            $0.6948               7.49 years
         Overall              343,500        $0.5000        $0.9000            $0.6664               6.20 years

13.      Economic Dependency and Credit Risk

         The Company's sales to one principal customer amounted to approximately $3,489,000 in 1998, representing 42% of total revenues before discounts for the year.

14.      Contingent Liabilities

         The Company is in dispute with the Internal Revenue Service (IRS) over the tax treatment of certain items relating to the purchase of the Company by the present major stockholders. At issue are the treatment of expenditures by the Company relating to the purchase of a Covenant Not to Compete, various disputes with the former stockholders and stock acquisition, and legal and professional fees pertaining to these issues.

         The sum assessed by the IRS, in excess of sums agreed, for federal income tax and penalties for the years 1991 to 1996 is approximately $198,000, which with the addition of related charges would amount to approximately $330,000 at December 31, 1998. No amounts have been accrued in respect of this sum, as it is not possible to assess with any degree of certainty how much, if any, will be determined to be payable.

         The Company is vigorously defending itself against these IRS claims, and believes that the ultimate resolution will not have a material adverse effect on the Company's financial position.

                          Garrett Communications, Inc.
                                 Balance Sheets
                                   (Unaudited)

ASSETS
                                                        September 30,
                                                  1999            1998
-------------------------------------------------------------------------
Current assets:

    Cash and cash equivalents                  $    3,907      $   33,054
    Inventories                                 1,544,062       1,476,225
    Accounts receivable, net                    1,922,759         913,479
    Prepaid income taxes                             --            43,062
    Deferred income taxes                          46,000          77,000
    Other current assets                           18,990          32,802
                                               ----------      ----------

            Total current assets                3,535,718       2,575,622

Property and equipment                            152,714          76,329
Investment in affiliate                             2,370           2,370
Deposits                                           10,584            --
                                               ----------      ----------

                                               $3,701,386      $2,654,321
                                               ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

    Accounts payable and accrued expenses       1,109,981         690,409
    Accrued payroll and related expenses           68,428          33,023
    Warranty reserve                               63,000          63,000
    Income taxes payable                          159,353
                                               ----------      ----------

            Total current liabilities           1,400,762         786,432

    Deferred income taxes                          15,000          21,000
                                               ----------      ----------

            Total liabilities                   1,415,762         807,432
                                               ----------      ----------

Stockholder's Equity:

    Common stock                                  876,898         852,429
    Retained earnings                           1,408,726         994,460
                                               ----------      ----------

            Total stockholder's equity          2,285,624       1,846,889
                                               ----------      ----------

                                               $3,701,386      $2,654,321
                                               ==========      ==========

                 See accompanying notes to financial statements.

                          Garrett Communications, Inc.
                            Statements of Operations
                                   (Unaudited)


                                                                 Nine Months Ended September 30,
                                                                        1999            1998
-------------------------------------------------------------------------------------------------

Revenue                                                             $ 8,300,725      $ 5,983,066

    Cost of revenue                                                   6,009,286        4,545,530
                                                                    -----------       -----------

            Gross profit                                              2,291,439        1,437,536
                                                                    -----------       -----------

    Operating expenses:
            Research and development                                    324,325          295,417
            Marketing and selling                                       766,954          583,530
            General and administrative                                  536,810          331,848
                                                                    -----------       -----------

                     Total operating expenses                         1,628,089        1,210,795
                                                                    -----------       -----------

    Income from operations                                              663,350          226,741

    Other expenses                                                         --            (16,980)
                                                                    -----------       -----------

Income before income taxes                                              663,350          209,761

    Provision for income taxes                                          265,000           48,000
                                                                    -----------       -----------

Net income                                                          $   398,350       $  161,761
                                                                    ===========       ===========

Earnings per share:

    Basic                                                           $      0.18       $     0.08
                                                                    ===========       ===========

    Diluted                                                         $      0.16       $     0.07
                                                                    ===========       ===========

    Weighted average shares outstanding                               2,235,270        2,015,385

    Options (equivalent)                                                323,940          345,862
                                                                    -----------       -----------

    Weighted average equivalents                                      2,559,210        2,361,247
                                                                    ===========       ===========


                 See accompanying notes to financial statements.

                          Garrett Communications, Inc.
                            Statements of Cash Flows
                                   (Unaudited)


                                                    Nine Months Ended September 30,
                                                         1999              1998
--------------------------------------------------------------------------------
Cash flows from operating activities:
    Net income                                         $ 398,350       $ 161,761

      Adjustments to reconcile net income to
       net cash provided by operating
       activities:
            Depreciation expense                          21,011          21,907
    Decrease (increase) in operating assets:
      Inventory                                          (48,834)       (164,945)
      Accounts receivable                               (754,231)        116,712
      Refundable income taxes                             39,989          27,658
      Prepaid income taxes                                22,686           7,867
      Other current assets                                17,546         (20,375)
  Deposits                                               (10,584)         10,412
    Increase (decrease) in operating liabilities:
      Accounts payable and accrued expenses              213,622         (53,683)
      Accrued payroll and related expenses                16,616         (13,710)
  Income taxes payable                                   159,353            --
                                                       ---------       ---------

Net cash provided by operating activities                 75,524          93,604
                                                       ---------       ---------

Cash flows from investing activities:
    Acquisition of affiliate                                --            (2,370)
    Purchase of property and equipment                  (106,871)         (5,020)
                                                       ---------       ---------

Net cash used in investing activities                   (106,871)         (7,390)
                                                       ---------       ---------

Cash flows from financing activities:
    Proceeds from issuance of common stock                24,469         337,563
    Line of credit                                          --          (365,346)
Repayment of stockholder                                    --           (23,480)
                                                       ---------       ---------

Net cash provided (used) in financing activities          24,469         (51,263)
                                                       ---------       ---------

Cash and cash equivalents:
    Net (decrease) increase during the period             (6,878)         34,951
    Beginning of period                                   10,785          (1,897)
                                                       ---------       ---------

     End of period                                     $   3,907       $  33,054
                                                       =========       =========


                 See accompanying notes to financial statements.

                          Garrett Communications, Inc.
                        Notes to the Financial Statements
                                   (Unaudited)


1.    Basis of Presentation

      The financial statements included in this Proxy Statement/Prospectus have been prepared by Garrett Communications, Inc. (the Company), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed, or omitted, pursuant to these rules and regulations. The year-end balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. These unaudited interim financial statements should be read in conjunction with the audited financial statements and related notes included elsewhere in this Proxy Statement/Prospectus.

      The interim financial statements presented herein as of September 30, 1999 and 1998 and for the nine month periods ended September 30, 1999 and 1998 reflect, in the opinion of management, all adjustments (which include only normal, recurring adjustments) necessary for a fair presentation of financial position and the results of operations and cash flows for the periods presented. The results of operations for an interim period are not necessarily indicative of results for the full year.

2.    Inventories

      Inventories at September 30, 1999 consisted of the following:

         Raw materials                           $       721,788
         Work in process                                 371,414
         Finished goods                                  450,860
                                                 ---------------

                                                 $     1,544,062

3.    Industry Segment Information

      The Company distributes its products through its direct sales force and independent sales representatives in the United States, Canada and overseas. The Company's sales to one United States based customer amounted to approximately $3,071,000 and $2,449,000 in the first nine months of 1999 and 1998 respectively, representing 36% and 40% of total revenues before discounts. No other customer accounted for more than 10% of sales in either period.

      Total export sales (primarily to Europe and payable in U.S. dollars) were approximately 8% and 11% of net sales for nine month periods ended September 30, 1999 and 1998, respectively.

      At September 30, 1999, accounts receivable included $261,505, before allowances, due from customers located outside of the U.S.

                          Garrett Communications, Inc.
                        Notes to the Financial Statements
                                   (Unaudited)


4.    Line of Credit

      The Company has a revolving line of credit of $500,000, at an interest rate of 1.50% over prime rate, which is subject to review by the bank on April 10, 2000. The line is collateralized by all assets of the Company.

5.    Stockholders' Equity

      The Company's articles of incorporation, as amended, authorize the issue of ten million shares of common stock, with no par value. During the first nine months of 1999, 41,250 new shares were issued for $24,469, bringing the total to 2,246,250 shares issued and fully paid at a cumulative net issue cost of $876,898 at September 30, 1999.

6.    Contingent Liabilities

      The Company is in dispute with the Internal Revenue Service (IRS) over the tax treatment of certain items relating to the purchase of the Company by the present major stockholders. At issue are the treatment of expenditures by the Company relating to the purchase of a Covenant Not to Compete, various disputes with the former stockholders and stock acquisition, and legal and professional fees pertaining to these issues.

      The sum assessed by the IRS, in excess of sums agreed, for federal income tax and penalties for the years 1991 to 1996 is approximately $194,000, which with the addition of related charges could amount to approximately $350,000 at September 30, 1999. In November, 1999, the Company paid approximately $194,000 to the IRS to enable a court adjudication, which should occur by the year 2002. No amounts have been accrued or expensed in respect of this sum, as it is not possible to assess with any degree of certainty how much, if any, will be determined to be payable or refundable.

      The Company continues to vigorously defend itself against these IRS claims, and to believe that the ultimate resolution will not have a material adverse effect on its financial position.

7.    Acquisition of the Company

      On November 3, 1999, Waters Instruments, Inc. ("Waters") and the Company entered into an agreement under which Waters will acquire the Company in a transaction valued at approximately four and a half million dollars ($4.5 million). The transaction calls for the Company's shareholders to receive $2,250,000 cash plus 375,000 shares of Waters stock in exchange for 100% of Company's stock. In addition to shareholder approval, the transaction is subject to customary conditions including Hart-Scott-Rodino clearance. The companies expect completion of the transaction in February, 2000.

PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

         Minnesota Statutes Section 302A.521, subd. 2, requires Waters to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Waters, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met. In addition, Section 302A.521, subd. 3, requires payment by Waters, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances. A decision as to required indemnification is made by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.
Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

         Waters' Amended and Restated Bylaws provide for indemnification by Waters to the full extent permitted by Minnesota Statutes Section 302A.521, as now enacted or hereafter amended, against and with respect to threatened, pending, or completed actions, suits, or proceedings arising from, or alleged to arise from, a party's actions or omissions as a director, officer, employee, or agent of Waters. Generally, under Minnesota law, indemnification will be available only where an officer or director can establish that he or she acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Waters.

         In addition to providing indemnification as outlined above, Waters also purchases individual insurance coverage for its directors and officers. Subject to the stated conditions, the policy insures the directors and officers of Waters against liability arising out of actions taken in their official capacities. To the extent that such actions cannot be indemnified by Waters, the policy provides individual liability insurance protection for the directors and officers of Waters.

Item 21. Exhibits and Financial Statement Schedules

(a)      Exhibits


         2* Amended and Restated Plan of Reorganization, dated November 3, 1999, among Waters Instruments, Inc., WG Merger Corp., Garrett Communications, Inc., Frank Madren, Christopher Robert Ross Smith, including the Exhibits thereto. (The Agreement and Plan of Merger is furnished as Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement.) Upon the request of the Commission, Waters agrees to furnish supplementally to the Commission a copy of any disclosure schedules to the Agreement and Plan of Merger.

         5* Opinion of Fredrikson & Byron, P.A. regarding validity of shares.

         23.1*    Consent of Fredrikson & Byron, P.A. (included in Exhibit 5).

         23.2* Consent of McGladrey & Pullen LLP, independent accountants for Waters Instruments, Inc.

         23.3* Consent of Froshman, Billings, Williams, Chan & Lewandowski, independent auditors for Garrett Communications, Inc.

         23.4* Consent of John G. Kinnard & Company (included in Kinnard's Opinion attached as Annex B to the Proxy Statement/Prospectus)

         24*      Power of Attorney.

         99.1*    Form of Proxy to be used by Waters Instruments, Inc.
                  shareholders.

         99.2* Form of Proxy to be used by Garrett Communications, Inc. shareholders.



* Filed with the Registration Statement to which this Pre-Effective Amendment No. 1 relates.

(b)      Financial Statement Schedules
         Not applicable.

(c) Reports, Opinions and Appraisal Materially Related to the Transaction. Opinion of John G. Kinnard & Company is furnished as Annex B to the Proxy Statement/Prospectus forming a part of this Registration Statement.

Item 22. Undertakings.

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) (i) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                  (ii) The registrant undertakes that every prospectus [a] that is filed pursuant to paragraph (b)(i) immediately preceding, or [b] that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on February 9, 2000.


                                WATERS INSTRUMENTS, INC.


                                By:     /s/ Jerry W. Grabowski
                                        Jerry W. Grabowski
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Jerry W. Grabowski and Gregory J. Anshus, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and any and all instruments or documents filed as part of or in connection with any of such amendments or registration statements, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.


  Signature                           Title                            Date

/s/ Jerry W. Grabowski          President, Chief Executive      February 9, 2000
Jerry W. Grabowski              Officer and Director
                                (principal executive officer)

    *                           Chief Financial Officer and
Gregory J. Anshus               Treasurer
                                (principal financial and accounting officer)

    *                           Director
William R. Franta

    *                           Director
Charles G. Schiefelbien

    *                           Director
John A. Grimstad


*By /s/ Jerry W. Grabowski
    Attorney in Fact

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                  EXHIBIT INDEX
                                       TO
                         FORM S-4 REGISTRATION STATEMENT

                                   -----------




                            WATERS INSTRUMENTS, INC.




         2* Amended and Restated Plan of Reorganization, dated November 3, 1999, among Waters Instruments, Inc., WG Merger Corp., Garrett Communications, Inc., Frank Madren, Christopher Robert Ross Smith, including the Exhibits thereto. (The Agreement and Plan of Merger is furnished as Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement.) Upon the request of the Commission, Waters agrees to furnish supplementally to the Commission a copy of any disclosure schedules to the Agreement and Plan of Merger.

         5* Opinion of Fredrikson & Byron, P.A. regarding validity of shares.

         23.1*    Consent of Fredrikson & Byron, P.A. (included in Exhibit 5).

         23.2* Consent of McGladrey & Pullen LLP, independent accountants for Waters Instruments, Inc.

         23.3* Consent of Froshman, Billings, Williams, Chan & Lewandowski, independent auditors for Garrett Communications, Inc.

         23.4* Consent of John G. Kinnard & Company (included in Kinnard's Opinion attached as Annex B to the Proxy Statement/Prospectus)

         24*      Power of Attorney.

         99.1*    Form of Proxy to be used by Waters Instruments, Inc.
                  shareholders.

         99.2* Form of Proxy to be used by Garrett Communications, Inc. shareholders.


* Filed with the Registration Statement to which this Pre-Effective Amendment No. 1 relates.

                            WATERS INSTRUMENTS, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This PROXY is solicited on behalf of the Board of Directors. The undersigned hereby appoints JERRY W. GRABOWSKI and GREGORY J. ANSHUS, with full power of substitution, as proxy to vote for me and in my name with like effect as if I were personally present and voting at the Annual Meeting of Shareholders of Waters Instruments, Inc. (d/b/a Waters Corporation), called to be held at 1:30 p.m., Wednesday, March 15, 2000, local time, at the offices of Fredrikson & Byron, P.A., 1100 International Centre, 900 Second Avenue South, Minneapolis, Minnesota and at all adjournments thereof, hereby revoking any proxy or proxies heretofore given:

The Board of Directors recommends that you vote "FOR" the following proposals:

(1) PROPOSAL TO APPROVE THE ISSUANCE OF 375,000 SHARES OF COMMON STOCK to shareholders of Garrett Communications, Inc., in connection with the merger of a wholly owned subsidiary of Waters in Garrett. A copy of the Merger Agreement is attached as Appendix A to the Proxy Statement/Prospectus for the Annual Meeting.

         [    ] FOR                 [    ] AGAINST            [    ] ABSTAIN

(2) PROPOSAL TO APPROVE WATERS' AMENDED AND RESTATED BYLAWS which amend Waters' existing Bylaws to divide the Waters board of directors into two classes, with each class serving a staggered three-year term (except, initially, Class I directors), to provide that directors may be removed only for cause, to specify a mechanism for nominating directors and to provide that certain provisions of Waters' amended and restated Bylaws may only be amended by the vote of two-thirds of the outstanding shares of capital stock of Waters entitled to vote.

         [    ] FOR                 [    ] AGAINST            [    ] ABSTAIN

(3) PROPOSAL TO APPROVE AN AMENDMENT TO WATERS 1995 STOCK OPTION PLAN to increase the number of shares of Waters common stock available for issuance under that plan. The amendment will be effective only upon completion of the merger.

         [    ] FOR                 [    ] AGAINST            [    ] ABSTAIN

(4)      ELECTION OF DIRECTORS.

     [    ] FOR all nominees except those written in this box.
            Nominees: William R. Franta, Jerry W. Grabowski, John A. Grimstad, Charles G. Schiefelbein, Frank Madren, Christopher Robert

                [-------------------------------------------]

     [    ] WITHHOLD AUTHORITY to
            vote for all nominees

(5) OTHER MATTERS. In their discretion, the appointed proxies are authorized to vote upon such others business as may properly come before the Meeting or any adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR SUCH PROPOSAL.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the accompanying Proxy Statement/Prospectus.


Date _____________________, 2000.   ___________________________________________


                                    ___________________________________________
                                    PLEASE DATE AND SIGN ABOVE exactly as name appears at the left, indicating, where appropriate, official position or representative capacity. If stock is held in joint tenancy, each joint owner should sign. If signing for a corporation or partnership as agent, attorney or fiduciary, indicate the capacity in which you are signing.